AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2003

REGISTRATION NO. 333-104233

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Bank of Granite Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	6022	56-1550545
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

Post Office Box 128
23 North Main Street
Granite Falls, North Carolina 28630
(828) 496-2000

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

John A. Forlines, Jr.
Chairman and Chief Executive Officer
Bank of Granite Corporation
Post Office Box 128
23 North Main Street
Granite Falls, North Carolina 28630
(828) 496-2000

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF AGENT FOR SERVICE)

_________________

WITH COPIES TO:

Henry H. Ralston Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, North Carolina 28246 (704) 377-2536	Wesley W. Sturges President and Chief Executive Officer First Commerce Corporation 301 South McDowell Street, Suite 100 Charlotte, North Carolina 28204 (704) 945-6565	Robert A. Singer Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza 230 North Elm Street Post Office Box 26000 Greensboro, North Carolina 27420 (336) 373-8850

SUMMARY
The Parties (see page 70)
The Merger (see page 27)
What First Commerce Shareholders Will Receive in the Merger (see page 27)
Share Information and Price of Common Stock (see page 69)
Dissenters’ Rights (see pages 30 and 58)
First Commerce Recommendation to Shareholders (see page 26)
Opinion of Trident Securities that the Merger is Fair, from a Financial Point of View, to the First Commerce Shareholders (see page 38)
Expected Federal Tax Consequences—You Will Be Subject to Federal Income Taxes to the Extent You Receive Cash Merger Consideration (see page 55)
Expected Bank of Granite Corporation Dividend Policy after the Merger (see page 52)
Treatment of First Commerce Options in the Merger (see page 31)
Management of Bank of Granite Corporation after the Merger (see page 51)
Ownership of First Commerce Common Stock (see pages 25 and 26)
Interests of First Commerce’s Executive Officers and Directors in the Merger (see page 52)
Regulatory Approval and Other Conditions to the Merger (see pages 47 and 48)
Termination of the Merger Agreement; Termination Fee (see page 49)
Differences in Shareholders’ Rights (see page 61)
Comparative Per Share Data – Historical and Pro Forma
Selected Financial Data
Unaudited Pro Forma Combined Consolidated Financial Data
RISK FACTORS
You may not receive the form of merger consideration you elect.
The value of your stock merger consideration will vary with changes in Bank of Granite Corporation’s stock price.
The value of Bank of Granite Corporation shares may decline after the merger is completed before you receive your stock merger consideration.
Bank of Granite Corporation does not have a history of acquisitions.
The future success of the acquired operations of First Commerce is highly dependent upon Wesley W. Sturges and other key personnel.
The combined market area to be served after the merger presents new challenges.
Bank of Granite Corporation and First Commerce face concentrated lending risks.
Bank of Granite Corporation and First Commerce compete against larger banks and other institutions.
SHAREHOLDER MEETING
Date, Place, Time and Purpose
Record Date, Voting Rights, Required Vote and Revocability of Proxies
Solicitation of Proxies
Dissenters’ Rights
Recommendation by First Commerce’s Board of Directors
DESCRIPTION OF THE MERGER
The Merger
What First Commerce Shareholders Will Receive in the Merger
Possible Adjustment of the Merger Consideration
Election of the Form of Payment of the Merger Consideration
Allocation of the Merger Consideration
What Dissenting Shareholders Will Receive in the Merger
Treatment of First Commerce Options in the Merger
Background of the Merger
Bank of Granite Corporation’s Reasons for the Merger
First Commerce’s Reasons for the Merger
Opinion of First Commerce’s Financial Advisor
Effective Time of the Merger
Exchange of First Commerce Stock Certificates for the Merger Consideration
Conditions to Consummation of the Merger
Regulatory Approvals of the Merger
Waiver, Amendment and Termination of the Merger Agreement; Termination Fee
Conduct of Business of First Commerce Pending the Merger
Management and Operations of Bank of Granite Corporation after the Merger
Expected Dividend Policy of Bank of Granite Corporation after the Merger
Interests of First Commerce’s Executive Officers and Directors in the Merger
Expected Federal Tax Consequences of the Merger
Accounting Treatment
Expenses and Fees
DISSENTERS’ RIGHTS
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS
Antitakeover Provisions Generally
Authorized Capital Stock
Amendment of Certificate or Articles of Incorporation and Bylaws
Election of Directors
Removal of Directors
Limitations on Director Liability
Indemnification
Special Meetings of Stockholders
Actions by Stockholders Without a Meeting
Stockholder Nominations
Mergers, Consolidations and Sales of Assets
Business Combinations with or Acquisitions by Interested Persons
Stockholders’ Rights to Examine Books and Records
Dividends
Dissenters’ Rights
COMPARATIVE PRICES AND DIVIDENDS OF COMMON STOCK
BUSINESS OF BANK OF GRANITE CORPORATION
BUSINESS OF FIRST COMMERCE
RESALES OF BANK OF GRANITE CORPORATION COMMON STOCK
CERTAIN REGULATORY CONSIDERATIONS
Bank Holding Company Regulation
Depository Institution Regulation
Dividends; Capital Adequacy
Financial Holding Companies
DESCRIPTION OF BANK OF GRANITE CORPORATION COMMON STOCK
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
Appendix A
Opinion of Robinson,Bradshaw & Hinson, P.A.
Opinion of Robinson,Bradshaw & Hinson, P.A.
Independent Auditor's Consent, DeLoitte & Touche
Independent Auditor's Consent, McGladrey & Pullen

________________

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC: Upon effectiveness of the merger described in this registration statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

      If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class		Proposed Maximum	Maximum
of Securities to be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered (1)	Per Unit (2)	Price (2)	Registration Fee (3)

Common Stock, $1.00 par value per share	765,000	$16.83	$12,874,950.00	$1,042.00

(1)	The amount of common stock of Bank of Granite Corporation to be registered hereby represents the estimated maximum number of shares of common stock issuable by Bank of Granite Corporation in connection with completion of the merger described herein. Pursuant to Rule 416, in connection with such shares being registered hereby, this amount also covers an indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price on the Nasdaq Stock Market on March 31, 2003.

(3)	Previously paid in connection with the filing of the initial registration statement on April 1, 2003.

_________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

First Commerce Corporation

To the Shareholders of First Commerce Corporation:

First Commerce Corporation and Bank of Granite Corporation entered into a merger agreement on December 18, 2002, which they amended on January 22, 2003. You, as shareholders of First Commerce, are being asked to vote upon and approve this merger at a shareholder meeting to be held on June 26, 2003. The approval of the holders of at least a majority of the shares of First Commerce common stock outstanding as of May 15, 2003, which is the record date for the First Commerce shareholder meeting, is required to complete the merger. We urge you to read the following proxy statement/prospectus carefully, including the risk factors beginning on page 23, before making your decision about how to vote on the merger.

Under the merger agreement and plan of merger, you will receive one of the following forms of payment of the merger consideration in exchange for each of your shares of First Commerce common stock:

•	1.0377 shares of Bank of Granite Corporation common stock – the “per share stock consideration;”

•	0.5186 shares of Bank of Granite Corporation common stock and $9.37 of cash – the “per share mixed consideration;” or

•	$18.73 of cash – the “per share cash consideration.”

If the average closing price of Bank of Granite Corporation’s common stock for the 20-trading day period ending on the third trading day prior to the closing date of the merger is more than 20% higher or lower than $18.05 per share, the per share stock consideration and per share mixed consideration forms of payment will be subject to adjustment as described in the proxy statement/prospectus. In the event this average closing price is more than 20% lower, or less than $14.44 per share, First Commerce will have the right to terminate the merger agreement and the pending merger if Bank of Granite Corporation does not increase the amount of cash being paid as merger consideration as described in the proxy statement/prospectus.

You may elect the form of payment to receive for each of your shares of First Commerce common stock, subject to a maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash to be issued and paid as merger consideration. It is unlikely that this exact mix of merger consideration will be elected by the First Commerce shareholders. As a result, the merger agreement provides rules, which are described in the proxy statement/prospectus, to allocate the stock and cash forms of merger consideration based on the elections made by the First Commerce shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect.

Because the merger will qualify as a tax-free reorganization for federal tax purposes, you will not be subject to federal income tax liability on the stock you receive in the merger. Nevertheless, you will be subject to federal income tax liability to the extent you receive cash merger consideration. These general federal income tax consequences associated with the merger are described in more detail in the proxy statement/prospectus and have been opined on by Robinson, Bradshaw & Hinson, P.A., special tax counsel in connection with the merger. You will, however, need to consult your own tax advisor to determine the specific tax consequences to you.

Bank of Granite Corporation common stock is listed for quotation on the Nasdaq Stock Market under the symbol “GRAN.” On December 18, 2002, which was the last trading day prior to the initial announcement of the merger, the price of Bank of Granite Corporation common stock closed at $18.34 per share, and on May    , 2003, the price of Bank of Granite Corporation common stock closed at $    per share. The price of Bank of Granite Corporation stock, however, may fluctuate before you receive the stock merger consideration after completion of the merger. Any fluctuation will change the value of the shares of Bank of Granite Corporation common stock that you receive in the merger.

Your vote is very important. The board of directors of First Commerce has unanimously adopted the merger agreement and strongly encourages you to vote FOR approval of the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Bank of Granite Corporation common stock to be issued under the proxy statement/prospectus or determined if the proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.

The date of the proxy statement/prospectus is May    , 2003. It is first being mailed on or about May    , 2003.

301 South McDowell Street, Suite 100
Charlotte, North Carolina 28204

Notice of Meeting of Shareholders to be held on June 26, 2003

      First Commerce Corporation will hold a meeting of its shareholders at    , Charlotte, North Carolina, at     p.m., local time, on June 26, 2003 for the following purposes:

      (1) Approval of Merger Agreement and Plan of Merger. To consider and vote on a proposal to approve the merger agreement as of dated December 18, 2002 between Bank of Granite Corporation and First Commerce, as amended by an amendment to merger agreement dated as of January 22, 2003, and the related plan of merger, pursuant to which First Commerce will merge into Bank of Granite Corporation, with Bank of Granite Corporation being the surviving corporation.

      (2) Other Business. To transact such other business as may properly come before the shareholder meeting or any adjournments of the meeting.

      The merger is described more fully in the proxy statement/prospectus attached to this notice.

      Record holders of First Commerce common stock at the close of business on May 15, 2003 will receive notice of and may vote at the shareholder meeting, including any adjournments of the meeting. Approval of the merger agreement and plan of merger at the shareholder meeting will require the affirmative vote of the holders of at least a majority of First Commerce common stock outstanding on the record date.

      Shareholders will have dissenters’ rights under Article 13 of the North Carolina Business Corporation Act with respect to the proposed merger. The procedures to exercise dissenters’ rights are summarized in, and a copy of Article 13 of the North Carolina Business Corporation Act is attached as Appendix D to, the proxy statement/prospectus. Strict compliance with Article 13 of the North Carolina Business Corporation Act is required to exercise dissenters’ rights.

      Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger agreement and plan of merger. If you do not either return your proxy card or attend and vote in favor of the merger agreement and plan of merger at the shareholder meeting, the effect will be the same as a vote against the merger.

By Order of the Board of Directors

Wesley W. Sturges
President and Chief Executive Officer

May    , 2003

Your board of directors unanimously recommends
that you vote FOR approval of the merger agreement and related plan of merger.

PLEASE NOTE

      No one has been authorized to provide you with any information other than the information included in this proxy statement/prospectus and the documents that are referred to herein, and you should not rely on other information as being authorized by Bank of Granite Corporation or First Commerce.

      This proxy statement/prospectus has been prepared as of May    , 2003. There may be changes in the affairs and business of Bank of Granite Corporation and First Commerce since that date that are not reflected in this proxy statement/prospectus.

      When used in this proxy statement/prospectus, references to:

•	Bank of Granite Corporation and First Commerce are to the bank holding companies party to the merger agreement;

•	Bank of Granite and First Commerce Bank are to the banking subsidiaries of Bank of Granite Corporation and First Commerce, respectively;

•	the merger agreement are to the merger agreement, as it was amended on January 22, 2003 to increase the amount of merger consideration being paid by Bank of Granite Corporation; and

•	the prices of the common stock of Bank of Granite Corporation and First Commerce are to the market prices of their common stock as reported on the Nasdaq Stock Market and the OTC Bulletin Board, respectively.

OTHER INFORMATION ABOUT THE PARTIES

      Important business and financial information about Bank of Granite Corporation and First Commerce is contained in documents that have been incorporated by reference into or delivered with this proxy statement/prospectus. These documents are described under the section entitled “Where You Can Find More Information” on page 75 and are incorporated by reference in this proxy statement/prospectus.

      You can obtain additional, free copies of the information described above or additional copies of this proxy statement/prospectus, or you can ask questions about the merger, by writing or calling:

Bank of Granite Corporation
Post Office Box 128
23 North Main Street
Granite Falls, North Carolina 28630
Telephone: (828) 496-2000
Attention: Kirby Tyndall

First Commerce Corporation
301 South McDowell Street, Suite 100
Charlotte, North Carolina 28204
Telephone: (704) 945-6565
Attention: Wesley W. Sturges

      To obtain timely delivery of the documents, you must request the information by June    , 2003.

SUMMARY TERM SHEET

Aggregate Merger Consideration:	529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash (1)

Form of Merger Consideration:	First Commerce shareholders will receive one of the following forms of payment of the merger consideration for each share of First Commerce common stock:

• 1.0377 shares of Bank of Granite Corporation common stock;

• 0.5186 shares of Bank of Granite Corporation common stock and $9.37 of cash; or

• $18.73 of cash.

Pro rata allocations of the aggregate merger consideration will be made if necessary.

Merger Consideration Collar:	If the average closing price of Bank of Granite Corporation’s common stock for the 20-trading day period ending on the third trading day prior to the closing date of the merger is more than 20% higher or lower than $18.05 per share, the merger consideration will be subject to adjustment as described in this proxy statement/prospectus. In the event this average closing price is more than 20% lower, or less than $14.44 per share, First Commerce will have the right to terminate the merger agreement and the pending merger if Bank of Granite Corporation does not increase the amount of cash being paid as merger consideration as described in this proxy statement/prospectus.

Break-Up Fee:	If applicable, either 5% of the value of the merger consideration offered by Bank of Granite Corporation at the time of termination, with the value of Bank of Granite Corporation common stock being paid as merger consideration to be based on its average closing price for the 20-trading day period ending the third trading day prior to the date of termination, or $925,000, as described in this proxy statement/prospectus.

Surviving Corporation:	Bank of Granite Corporation; First Commerce will merge into Bank of Granite Corporation

Headquarters after Merger:	Granite Falls, North Carolina

First Commerce Representation on Board of Directors of Bank of Granite Corporation:	One director

Pro Forma Ownership of Bank of Granite Corporation Common Stock by First Commerce Corporation Shareholders:	Approximately 3.9%, as of May 15, 2003

Expected Closing:	Second quarter of 2003

Required Approvals:	Bank of Granite Corporation – Regulatory
First Commerce – Shareholder and Regulatory

(1)	The aggregate amount of stock merger consideration may be increased and the aggregate amount of cash merger consideration decreased to the extent necessary for the merger to qualify as a tax-free reorganization. Additional aggregate merger consideration in the same proportions of stock and cash will be issued or paid to account for the exercise prior to closing of the merger of any options to purchase First Commerce common stock and for the issuance of up to 3,014 shares of First Commerce common stock pursuant to the Stock Purchase Rights provisions of First Commerce’s Omnibus Stock and Incentive Plan.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on at the meeting of First Commerce shareholders?

A:	As a First Commerce shareholder, you are being asked to:

•	approve the merger agreement and related plan of merger pursuant to which First Commerce will merge into Bank of Granite Corporation, with Bank of Granite Corporation surviving the merger; and

•	take action upon any other business as may properly come before the meeting or any adjournments of the meeting.

First Commerce’s board of directors is not aware of any other business to be considered at the meeting.

Q:	What shareholder approvals are needed?

A:	The merger cannot be completed unless the holders of at least a majority of the outstanding shares of First Commerce common stock vote in favor of the merger agreement and plan of merger. The First Commerce board of directors unanimously recommends that you vote FOR approval of the merger agreement and plan of merger. If you do not either return your proxy card or attend and vote in favor of the merger agreement and plan of merger at the shareholder meeting, the effect will be the same as a vote against the merger.

Q:	Who is eligible to vote at the shareholder meeting?

A:	Holders of First Commerce common stock are eligible to vote their shares of First Commerce common stock at the shareholder meeting if they were holders of record of those shares at the close of business on May 15, 2003.

Q:	When will the merger be completed?

A:	If the merger agreement and the plan of merger are approved by First Commerce shareholders, the merger will be completed as soon as possible after the satisfaction or waiver of the conditions to the merger, which are described in this proxy statement/prospectus. Bank of Granite Corporation and First Commerce currently anticipate that the merger will be completed during the second quarter of 2003.

Q:	What should I do now?

A:	Unless you will be attending and voting in person at the shareholder meeting, you should indicate on your proxy card how you want to vote and sign, date and mail the proxy card in the enclosed envelope as soon as possible.

If you sign, date and mail your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement and plan of merger. Failing to sign and send in your proxy card or attend and vote in person at the meeting will have the same effect as a vote against the merger.

Q:	If my shares are held by a broker, will the broker vote my shares for me?

A:	Your broker will vote your shares of stock only if you provide instructions to the broker about how to vote. You should instruct your broker how to vote your shares in accordance with the directions your broker provides. Failure to provide instructions to your broker will result in your shares not being voted, which will have the same effect as a vote against the merger.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. If you mailed your proxy card, you can change your vote in any of the following ways:

•	by sending a written notice to the corporate secretary of First Commerce that is received prior to the shareholder meeting stating that you revoke your proxy;

•	by signing, dating and mailing a new proxy card so that it is received by First Commerce prior to the shareholder meeting; or

•	by attending the shareholder meeting and voting in person.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Bank of Granite Corporation will send you written instructions and transmittal materials for exchanging your First Commerce stock certificates for the merger consideration of cash and shares of Bank of Granite Corporation common stock. You should carefully review those materials and return them as instructed, together with your stock certificates representing First Commerce common stock. You should not send your stock certificates to First Commerce, Bank of Granite Corporation or Bank of Granite Corporation’s exchange agent until you receive those written materials.

Q:	Can I exercise dissenters’ rights?

A:	Yes. If you vote against or abstain from voting on the merger and properly exercise your dissenters’ rights prior to the shareholder meeting, you will have the right to receive a cash payment equal to the fair value of your shares of First Commerce common stock. To exercise this right, you must strictly comply with Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

v

Opinion of First Commerce’s Financial Advisor	38
Effective Time of the Merger	46
Exchange of First Commerce Stock Certificates for the Merger Consideration	46
Conditions to Consummation of the Merger	47
Regulatory Approvals of the Merger	48
Waiver, Amendment and Termination of the Merger Agreement; Termination Fee	49
Conduct of Business of First Commerce Pending the Merger	50
Management and Operations of Bank of Granite Corporation after the Merger	51
Expected Dividend Policy of Bank of Granite Corporation after the Merger	52
Interests of First Commerce’s Executive Officers and Directors in the Merger	52
Expected Federal Tax Consequences of the Merger	55
Accounting Treatment	56
Expenses and Fees	57
DISSENTERS’ RIGHTS	58
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS	61
Antitakeover Provisions Generally	61
Authorized Capital Stock	61
Amendment of Certificate or Articles of Incorporation and Bylaws	62
Election of Directors	63
Removal of Directors	63
Limitations on Director Liability	64
Indemnification	64
Special Meetings of Stockholders	65
Actions by Stockholders Without a Meeting	65
Stockholder Nominations	65
Mergers, Consolidations and Sales of Assets	65
Business Combinations with or Acquisitions by Interested Persons	66
Stockholders’ Rights to Examine Books and Records	67
Dividends	67
Dissenters’ Rights	67
COMPARATIVE PRICES AND DIVIDENDS OF COMMON STOCK	69
BUSINESS OF BANK OF GRANITE CORPORATION	70
BUSINESS OF FIRST COMMERCE	70
RESALES OF BANK OF GRANITE CORPORATION COMMON STOCK	71
CERTAIN REGULATORY CONSIDERATIONS	72
Bank Holding Company Regulation	72
Depository Institution Regulation	72
Dividends; Capital Adequacy	72
Financial Holding Companies	73
DESCRIPTION OF BANK OF GRANITE CORPORATION COMMON STOCK	74
OTHER MATTERS	74
WHERE YOU CAN FIND MORE INFORMATION	75
LEGAL MATTERS	76
EXPERTS	76

Appendices

Appendix A —	Merger Agreement, dated as of December 18, 2002, between Bank of Granite Corporation and First Commerce and related Plan of Merger, as amended by Amendment to Merger Agreement dated January 22, 2003

Appendix B —	Opinion of Trident Securities, a division of McDonald Investments, Inc.

Appendix C —	Tax Opinion of Robinson, Bradshaw & Hinson, P.A.

Appendix D —	Article 13 of the North Carolina Business Corporation Act

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus contains forward-looking statements about Bank of Granite Corporation and First Commerce on a combined basis following the merger. Forward-looking statements are statements about the future and are not based on historical fact and can often be identified by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may” or “project.” These forward-looking statements reflect current views as of the date of this proxy statement/prospectus of Bank of Granite Corporation and First Commerce, but they are based on assumptions and are subject to risks, uncertainties and other factors. These risks, uncertainties and other factors could cause actual results to differ significantly from these forward-looking statements and include the following:

•	Bank of Granite Corporation may not be able to successfully integrate its acquisition of First Commerce;

•	competitive pressure in the banking industry may increase significantly;

•	changes in interest rates may reduce operating margins;

•	general economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

•	adverse changes may occur in business conditions and inflation;

•	adverse changes may occur in the regulatory environment; and

•	adverse changes may occur in the securities markets.

      Further information on specific factors relating to the merger is included in the discussion of “Risk Factors” beginning on page 23.

SUMMARY

      This summary highlights selected information from this proxy statement/prospectus relating to the merger and may not include all of the information that is important to you. To get a more complete description of the proposed merger, you should carefully read this entire document and the documents delivered with it. For more information about Bank of Granite Corporation and First Commerce, see “Where You Can Find More Information” on page 75. We have included page references in this summary to the headings later in this proxy statement/prospectus where you can find more detailed information about the topics summarized below.

The Parties (see page 70)

Bank of Granite Corporation
Post Office Box 128
23 North Main Street
Granite Falls, North Carolina 28630
Telephone: (828) 496-2000

      Bank of Granite Corporation is a Delaware corporation organized on June 1, 1987 as a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Bank of Granite Corporation currently engages in no operations other than ownership and operation of Bank of Granite, a state bank chartered under the laws of North Carolina on August 2, 1906, and GLL & Associates, Inc., a mortgage company chartered under the laws of North Carolina on June 24, 1985. GLL & Associates was acquired by Bank of Granite Corporation on November 5, 1997. Bank of Granite’s principal activities include the taking of demand and time deposits and the making of loans, secured and unsecured, to individuals, associations, partnerships and corporations. GLL & Associates’ principal activities include the origination and underwriting of mortgage loans to individuals. GLL & Associates also sells mortgage-servicing rights and appraisal services. GLL & Associates specializes in government guaranteed mortgage products. GLL & Associates conducts its mortgage business from seven offices in the Central and Southern Piedmont and Catawba Valley regions of North Carolina.

      At March 31, 2003, Bank of Granite Corporation had consolidated assets of $762.3 million, consolidated loans of $577.5 million, consolidated investment securities of $123.0 million, consolidated deposits of $566.1 million, and consolidated shareholders’ equity of $127.9 million. At September 30, 2002, Bank of Granite Corporation was the 16th largest bank holding company headquartered in North Carolina ranked by assets and the 14th largest ranked in deposits. At March 31, 2003, it had a book value per share of $9.67. At December 31, 2002, Bank of Granite Corporation had approximately 231 full-time employees.

First Commerce Corporation
301 South McDowell Street, Suite 100
Charlotte, North Carolina 28204
Telephone: (704) 945-6565

      First Commerce is a North Carolina corporation formed in 2001 to serve as the holding company for First Commerce Bank. First Commerce is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. First Commerce’s principal source of income is any dividends that are declared and paid by First Commerce Bank on its capital stock. First Commerce has no operations and conducts no business of its own other than owning First Commerce Bank. First Commerce Bank began operations as a commercial bank on July 31, 1996. It operates for the primary purpose of serving the banking needs of small to medium-sized businesses in its market area—Charlotte, North Carolina and the close-by Lake Norman area. It offers a wide range of banking services, including checking and savings accounts; commercial, installment and personal loans; safe deposit boxes; and other associated services.

      At March 31, 2003, First Commerce had consolidated assets of $178.6 million, consolidated loans of $114.4 million, consolidated investment securities of $37.1 million, consolidated deposits of $138.7 million and consolidated shareholders’ equity of $11.4 million. At March 31, 2003, it had a book value per share of common stock of $11.08. At December 31, 2002, First Commerce had approximately 31 full-time employees.

The Merger (see page 27)

      Pursuant to the merger agreement and related plan of merger, First Commerce will merge into Bank of Granite Corporation, with Bank of Granite Corporation being the surviving corporation. After the merger, the combined company will conduct its business under the name Bank of Granite Corporation. Additionally, after completion of the merger, Bank of Granite Corporation intends to merge First Commerce Bank into Bank of Granite.

What First Commerce Shareholders Will Receive in the Merger (see page 27)

      Under the merger agreement and plan of merger, you will receive one of the following forms of payment of the merger consideration in exchange for each of your shares of First Commerce common stock:

•	1.0377 shares of Bank of Granite Corporation common stock – the “per share stock consideration;”

•	0.5186 shares of Bank of Granite Corporation common stock and $9.37 of cash – the “per share mixed consideration;” or

•	$18.73 of cash – the “per share cash consideration.”

      If the average closing price of Bank of Granite Corporation’s common stock for the 20-trading day period ending on the third trading day prior to the closing date of the merger is more than 20% higher or lower than $18.05 per share, the per share stock consideration and per share mixed consideration forms of payment will be subject to adjustment. In the event this average closing price is more than 20% lower, or less than $14.44 per share, First Commerce will have the right to terminate the merger agreement and the pending merger if Bank of Granite Corporation does not increase the amount of cash being paid as merger consideration as described below in “Description of the Merger—Possible Adjustment of the Merger Consideration.”

You may elect which form of payment to receive for each of your shares of First Commerce common stock, subject to a maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash to be issued and paid as merger consideration. The aggregate amount of stock merger consideration may be increased and the aggregate amount of cash merger consideration correspondingly decreased to the extent necessary for the merger to qualify as a tax-free reorganization. It is unlikely that this exact mix of merger consideration will be elected by the First Commerce shareholders. As a result, the merger agreement provides rules, which are described below in “Description of the Merger—Allocation of the Merger Consideration,” to allocate the stock and cash forms of merger consideration based on the elections made by the First Commerce shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elect. Additional aggregate merger consideration in the same proportions of stock and cash will be issued or paid to account for the exercise prior to closing of the merger of any options to purchase First Commerce common stock and for the issuance of up to 3,014 shares of First Commerce common stock pursuant to the Stock Purchase Rights provisions of First Commerce’s Omnibus Stock and Incentive Plan.

      No fractional shares of Bank of Granite Corporation common stock will be issued in connection with the merger. Instead, cash will be paid in lieu of any fractional share of Bank of Granite Corporation common stock to which any First Commerce shareholder would be entitled upon completion of the merger. The cash paid will be an amount equal to the shareholder’s fractional interest multiplied by the closing price of Bank of Granite Corporation common stock on the Nasdaq Stock Market on the last trading day preceding the closing date of the merger.

      Bank of Granite Corporation common stock is listed for quotation on the Nasdaq Stock Market under the symbol “GRAN.” On December 18, 2002, the last trading day before the public announcement of the merger, the price of Bank of Granite Corporation stock closed at $18.34 per share, and on May ___, 2003, the price of Bank of Granite Corporation common stock closed at $_____ per share. The price of Bank of Granite Corporation stock, however, may fluctuate before you receive the stock merger consideration after completion of the merger. Any fluctuation will change the value of the shares of Bank of Granite Corporation common stock that you receive in the merger.

Share Information and Price of Common Stock (see page 69)

      Shares of Bank of Granite Corporation common stock are listed for quotation on the Nasdaq Stock Market under the symbol “GRAN.” Shares of First Commerce common stock are listed for quotation on the OTC Bulletin Board under the symbol “FCMM.OB.”

      The following table shows the reported closing prices per share of Bank of Granite Corporation common stock and First Commerce common stock on (i) December 18, 2002, the last trading day before the public announcement of the merger, (ii) January 21, 2003, the last trading day before the public announcement of the amendment to the merger agreement, pursuant to which the value of the merger consideration was increased, and (iii) May    , 2003, the latest practicable date prior to the date of this proxy statement/prospectus. This table also shows in the column entitled “Equivalent Price Per Share of First Commerce Common Stock” the reported closing price of a share of Bank of Granite Corporation common stock on that day multiplied by 1.0377, which is the exchange ratio of Bank of Granite Corporation common stock to First Commerce common stock applicable to the payment of the per share stock consideration.

      There can be no assurance as to what the price of Bank of Granite Corporation common stock and the value referenced under “Equivalent Price Share of First Commerce Common Stock” will be when the merger is completed or anytime thereafter. In evaluating the proposed merger, First Commerce shareholders should obtain current stock price quotations of Bank of Granite Corporation common stock and First Commerce common stock. Additionally, only a portion of the merger consideration will be paid in the form of per share stock consideration, and thus the “Equivalent Price Per Share of First Commerce Common Stock” will not be helpful in analyzing the financial consequences to First Commerce shareholders who receive the per share cash consideration or the per share mixed consideration.

			Equivalent Price
	Bank of Granite		Per Share of First
	Corporation Common	First Commerce	Commerce
Date	Stock	Common Stock	Common Stock

December 18, 2002	$18.34	$13.00	$19.03
January 21, 2003	17.44	15.80	18.10
May ____, 2003

Dissenters’ Rights (see pages 30 and 58)

      First Commerce shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the shareholder meeting will have the right to receive a cash payment equal to the fair value of their shares of First Commerce common stock, rather than the agreed upon merger consideration. Any payment of fair value will be in lieu of the merger consideration provided for in the merger agreement and could be more than, the same as or less valuable than the agreed upon merger consideration. To exercise these rights, you must strictly comply with Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

First Commerce Recommendation to Shareholders (see page 26)

      The First Commerce board of directors has unanimously adopted the merger agreement and the related plan of merger and believes that the proposed merger is fair to the First Commerce shareholders and is in their best interests. The First Commerce board unanimously recommends that you vote FOR approval of the merger agreement and related plan of merger.

Opinion of Trident Securities that the Merger is Fair, from a Financial Point of View, to the First Commerce Shareholders (see page 38)

      In deciding to approve the merger agreement and plan of merger, the board of directors of First Commerce considered an oral opinion from its financial advisor, Trident Securities, a division of McDonald Investments, Inc., that the merger consideration is fair, from a financial point of view, to the First Commerce shareholders. An updated opinion of Trident Securities, dated the date of this proxy statement/prospectus, is attached as Appendix B and incorporated by reference into this proxy statement/prospectus. We encourage you to read this opinion in its entirety. Trident Securities has received or will receive a total of $422,000 in fees for its services rendered in connection with the merger, of which $50,000 is compensation for rendering its opinion.

Expected Federal Tax Consequences—You Will Be Subject to Federal Income Taxes to the Extent You Receive Cash Merger Consideration (see page 55)

      Because the merger will qualify as a tax-free reorganization for federal tax purposes, you will not be subject to federal income tax liability on the stock you receive in the merger. Nevertheless, you will be subject to federal income tax liability to the extent you receive cash merger consideration. These general federal income tax consequences associated with the merger are described in more detail below and have been opined on by Robinson, Bradshaw & Hinson, P.A., special tax counsel in connection with the merger. This tax opinion has been delivered to First Commerce and Bank of Granite Corporation and is included as Appendix C to this proxy statement/prospectus. You will, however, need to consult your own tax advisor to determine the specific tax consequences to you.

Expected Bank of Granite Corporation Dividend Policy after the Merger (see page 52)

      Bank of Granite Corporation currently pays quarterly dividends at an annualized rate of $0.44 per share of Bank of Granite Corporation common stock. Bank of Granite Corporation, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. First Commerce does not currently pay any dividends.

Treatment of First Commerce Options in the Merger (see page 31)

      As of the record date for the First Commerce shareholder meeting, options to acquire 193,646 shares of First Commerce common stock were outstanding under existing First Commerce stock option plans, and First Commerce’s executive officers and directors held 135,482 of these options. Upon completion of the merger, Bank of Granite Corporation will assume each outstanding option, which will be converted into an option to purchase Bank of Granite Corporation common stock that is fully vested and exercisable. The amount of Bank of Granite Corporation common stock subject to the converted First Commerce options will be equal to the amount of First Commerce common stock subject to the options immediately before the merger became effective multiplied by 1.0377 (which is the exchange ratio for the per share stock consideration option). The options to acquire Bank of Granite Corporation common stock will be fully vested and exercisable.

Management of Bank of Granite Corporation after the Merger (see page 51)

      Upon completion of the merger, Wesley W. Sturges, who is the current President and Chief Executive Officer of First Commerce, will enter into an employment agreement with Bank of Granite Corporation and Bank of Granite. Mr. Sturges initially will serve as Executive Vice President of Bank of Granite Corporation and Bank of Granite for the first two years after the closing date of the merger and, if approved by the boards of directors of these companies, will then serve as President and Chief Operating Officer of both companies. After the merger is completed, it is expected that James Y. Preston, the current Chairman of the board of directors of First Commerce, will be elected as a director of the boards of directors of Bank of Granite Corporation and Bank of Granite and appointed as a member of the Executive Committee of each of these boards. The other directors of First Commerce will not be nominated for election as directors of either of these companies but, instead, will be eligible to serve on a Charlotte advisory board of Bank of Granite. Additionally, as soon as reasonably practicable after the second anniversary of the date of completion of the merger, Bank of Granite Corporation and Bank of Granite have agreed to give strong consideration to recommending to the nominating committees of their boards of directors that Mr. Sturges be added as a director of each of the boards.

Ownership of First Commerce Common Stock (see pages 25 and 26)

      On the record date for the First Commerce shareholder meeting, executive officers and directors of First Commerce and their immediate family members and affiliated entities had voting power over 139,647 outstanding shares of First Commerce common stock, which constitutes 13.55% of the outstanding shares of First Commerce common stock and 27.10% of the outstanding shares necessary to approve the merger. The affirmative vote of a majority of the shares of First Commerce common stock outstanding as of the record date is required to complete the merger. It is expected that the executive officers and directors of First Commerce will vote their shares in favor of the merger agreement and plan of merger, but they have not contractually agreed to do so.

      On the record date, Bank of Granite Corporation’s executive officers and directors owned 1,386 shares of First Commerce common stock.

      On the record date, neither Bank of Granite Corporation or its subsidiaries nor First Commerce or its subsidiaries owned any other shares of First Commerce common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

Interests of First Commerce’s Executive Officers and Directors in the Merger (see page 52)

      First Commerce’s executive officers and directors have certain interests in the merger that are in addition to their interests as shareholders of First Commerce generally. First Commerce’s board of directors was aware of these interests and considered them, among other matters, in approving and recommending for shareholder approval the merger agreement and plan of merger.

      At the time of completion of the merger, Wesley W. Sturges, the current President and Chief Executive Officer of First Commerce, will enter into a three-year employment agreement with Bank of Granite Corporation and Bank of Granite providing for an initial annual salary of $200,000, which will increase to $240,000 after two years, and an initial grant of options to purchase 5,000 shares of Bank of Granite Corporation common stock. Mr. Sturges initially will serve as Executive Vice President of Bank of Granite Corporation and Bank of Granite. Under this employment agreement, if Mr. Sturges is not named as President and Chief Operating Officer of Bank of Granite Corporation and Bank of Granite on or before the second anniversary of the date of completion of the merger, then Mr. Sturges may elect to terminate his employment with Bank of Granite Corporation and Bank of Granite and receive $450,000 in cash and, in some cases, reimbursement of his moving expenses if he has been relocated to Hickory, North Carolina; additionally, his options would become fully vested and exercisable. Also, upon any such termination, Bank of Granite Corporation and Bank of Granite will enter into a consulting agreement with Mr. Sturges providing for a three-year term and annual compensation of $90,000, pursuant to which Mr. Sturges will provide consulting services to, and agree not to compete with, Bank of Granite Corporation and Bank of Granite during the term of the consulting agreement. Mr. Sturges also will be entitled to these payments and rights if Bank of Granite Corporation and Bank of Granite terminate Mr. Sturges’ employment prior to the second anniversary of the date of this employment agreement for any reason other than due to his death or disability or for cause, as defined in the employment agreement.

      After the merger is completed, it is expected that James Y. Preston, the current Chairman of the board of directors of First Commerce, will be elected as a director of Bank of Granite Corporation and Bank of Granite and appointed as a member of the Executive Committee of each of these boards. Additionally, as soon as reasonably practicable after the second anniversary of the date of completion of the merger, Bank of Granite Corporation and Bank of Granite have agreed to give strong consideration to recommending to the nominating committees of their boards of directors that Mr. Sturges be added as a director of each of the boards.

      As of the record date, in addition to the shares of common stock they own, First Commerce’s executive officers and directors held options to acquire 135,482 shares of First Commerce common stock. Upon completion of the merger, these options will be converted into options to acquire Bank of Granite Corporation common stock and will be fully vested and exercisable.

      First Commerce will terminate its Deferred Compensation Plan for Directors prior to the completion of the merger, with the amounts credited to each of the directors of First Commerce under the plan to be paid to each director in cash promptly after termination of the plan. In addition, Bank of Granite Corporation will pay to each of the directors of First Commerce covered by the plan an amount equal to the difference between the amount allocated to the director under the plan and value of the shares of First Commerce common stock that could have been purchased for the account of the director under the plan. For this purpose, each share of First Commerce common stock will be assumed to have a value of $18.73.

Regulatory Approval and Other Conditions to the Merger (see pages 47 and 48)

      As a condition to completion of the merger, Bank of Granite Corporation was required to notify and obtain approval from the Federal Reserve Board. In addition, the merger of Bank of Granite and First Commerce Bank had to be approved by the North Carolina Banking Commission and the Federal Deposit Insurance Corporation. Bank of Granite Corporation has obtained all of these required regulatory approvals.

      In addition to the required regulatory approvals, the merger can be completed only if certain other conditions, including the following, are met or waived:

•	First Commerce shareholders have approved the merger agreement and related plan of merger;

•	Bank of Granite Corporation and First Commerce have received an opinion from an acceptable tax advisor that the merger qualifies as a tax-free reorganization;

•	dissenters’ rights have not been exercised with respect to more than 10% of First Commerce’s common stock;

•	Bank of Granite Corporation and First Commerce have complied with their covenants made in the merger agreement;

•	neither Bank of Granite Corporation nor First Commerce has breached any of its representations and warranties contained in the merger agreement; and

•	Bank of Granite Corporation and Mr. Sturges have executed and delivered the employment agreement of Mr. Sturges substantially in the form attached as an exhibit to the merger agreement.

      Bank of Granite Corporation and First Commerce have agreed to use their reasonable efforts to obtain the required regulatory consents and satisfy all closing conditions to the merger. Before or at the time of completion of the merger, either Bank of Granite Corporation or First Commerce may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either party may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result from the waiver. To be effective, a waiver must be in writing and signed by the waiving party. The requirement that the merger agreement and plan of merger be approved by applicable regulatory authorities and the shareholders of First Commerce may not be waived under applicable law. In addition, to the extent permitted by law, the parties to the merger agreement may amend the agreement by a writing signed by both parties.

Termination of the Merger Agreement; Termination Fee (see page 49)

      First Commerce and Bank of Granite Corporation may mutually agree to terminate the merger agreement and not proceed with the merger. In addition, either First Commerce or Bank of Granite Corporation may terminate the merger agreement, without the consent of the other, upon the occurrence of the following events:

•	if any law, regulation, judgment, order, injunction or decree makes it illegal to complete the merger or the parties fail to complete the merger by December 31, 2003 (unless the order or the failure is due to the terminating party’s failure to fulfill its obligations under the merger agreement);

•	a required regulatory approval is finally denied;

•	the First Commerce shareholders fail to approve the merger agreement and plan of merger;

•	the holders of more than 10% of the outstanding shares of First Commerce common stock exercise dissenters’ rights; and

•	the other party breaches any representations and warranties or, in any material respect, any covenants made in the merger agreement.

      Bank of Granite Corporation also may terminate the merger agreement if:

•	First Commerce’s board of directors fails to recommend or withdraws, modifies or qualifies its recommendation of the merger for approval by its shareholders;

•	First Commerce does not timely hold a shareholder meeting to vote on the merger; or

•	a third-party tender offer or exchange offer relating to securities of First Commerce or any of its subsidiaries is made by a person unaffiliated with First Commerce or its subsidiaries, and First Commerce does not send a statement to the First Commerce shareholders with 10 business days that First Commerce’s board of directors recommends rejection of such tender or exchange offer.

      First Commerce also may terminate the merger agreement if the average closing price of Bank of Granite Corporation common stock for the 20-trading day period ending on the third trading day prior to the closing date of the merger is less than $14.44 per share and Bank of Granite Corporation does not increase the amount of cash being paid as merger consideration, as described above in “— What First Commerce Shareholders Will Receive in the Merger.”

      Additionally, First Commerce may terminate the merger agreement if its board of directors determines, based upon the advice of counsel, that another acquisition proposal involving First Commerce or any of its subsidiaries constitutes a superior proposal to the merger, from a financial point of view, and First Commerce thereafter enters into a definitive agreement for the consummation of the superior acquisition proposal, provided that First Commerce may terminate the merger agreement for this reason only if it complies with certain prior notice conditions.

      First Commerce has agreed to pay a termination fee to Bank of Granite Corporation equal to 5% of the value of the merger consideration offered by Bank of Granite Corporation at the time of termination of the merger agreement. This amount will be calculated based on the average closing price of Bank of Granite Corporation’s common stock for the 20-trading day period ending on the third trading day prior to the date of termination. If the merger agreement were terminated on the date of this proxy statement/prospectus, the amount of this fee would be approximately $   . This fee is payable by First Commerce to Bank of Granite Corporation if First Commerce’s board of directors terminates the merger agreement upon the determination, with the advice of counsel, that another acquisition proposal involving First Commerce or any of its subsidiaries constitutes a superior proposal to the merger, from a financial point of view, and First Commerce then enters into a definitive agreement for the consummation of the superior acquisition proposal. Alternatively, in the event First Commerce or any of its subsidiaries receives another acquisition proposal and First Commerce’s board of directors fails to recommend or continue recommending approval of the merger to First Commerce’s shareholders, resulting in a failure to obtain the required shareholder approval, First Commerce has agreed to pay a fee of $925,000 to Bank of Granite Corporation.

      Additionally, if the merger agreement is terminated by either Bank of Granite Corporation or First Commerce due to a breach by the other party of any of its representations and warranties or, in any material respect, its covenants contained in the merger agreement, the terminating party will be entitled to reimbursement from the other party of its costs and expenses relating to the merger and entering into the merger agreement.

Differences in Shareholders’ Rights (see page 61)

      Upon completion of the merger, shareholders of First Commerce, which is incorporated under North Carolina law, will become stockholders of Bank of Granite Corporation, which is incorporated under Delaware law. Bank of Granite Corporation’s restated certificate of incorporation, as amended, and bylaws will govern their rights as Bank of Granite Corporation stockholders. Because of differences in Delaware and North Carolina corporate law and in the certificate or articles of incorporation and bylaws of Bank of Granite Corporation and First Commerce, your rights as a First Commerce shareholder prior to completion of the merger will not be the same as your rights as a Bank of Granite Corporation stockholder after completion of the merger. First Commerce offers certain anti-takeover protections to its shareholders that you will not have as a Bank of Granite Corporation stockholder. For example, First Commerce has 5,000,000 shares of preferred stock authorized, which First Commerce’s board of directors could use as a defensive measure against unwanted takeover attempts, either by issuing the preferred stock to dilute the stock ownership of a person seeking to obtain control of First Commerce or in connection with a shareholder rights plan. Bank of Granite Corporation’s certificate of incorporation does not authorize any preferred stock. Also, First Commerce currently has a staggered board of directors with three classes of directors, one-third of which are appointed each year. Under this system, two annual meetings would be required to change a majority of the members of the board, thus increasing the time in which a potential acquirer could obtain control of the board.

Bank of Granite Corporation does not currently have a staggered board, and Delaware law would permit a staggered board only if Bank of Granite Corporation increased its number of directors to at least nine. Another difference between your rights as a First Commerce shareholder and a Bank of Granite Corporation stockholder is that the shareholders of First Commerce can remove any or all directors of First Commerce at any time, with or without cause. A Bank of Granite Corporation director may be removed only for cause and only by the vote of a majority of the other directors or, after providing adequate notice of the specific charges against a directors and a full opportunity to refute the charges, by a majority stockholder vote. Additionally, First Commerce shareholders may take action by written consent, rather than at a meeting, only upon the unanimous written consent of all shareholders. Bank of Granite Corporation stockholders can take action by written consent so long as consent is obtained from the number of stockholders that would be required to approve the action at a meeting. There are also differences in the requisite shareholder vote to approve various business combinations, with Bank of Granite Corporation generally having higher voting requirements.

Comparative Per Share Data – Historical and Pro Forma

      The following tables show historical consolidated financial data about Bank of Granite Corporation’s and First Commerce’s historical net income per share (basic and diluted), dividends declared per share and book value per share, and similar pro forma combined and equivalent information regarding the merger. The historical consolidated financial data as of and for the year ended December 31, 2002 are based on the audited financial statements of (i) Bank of Granite Corporation contained in its Annual Report on Form 10-K for the year ended December 31, 2002 and (ii) First Commerce contained in its Annual Report on Form 10-KSB for the year ended December 31, 2002, which annual reports are incorporated by reference in, and copies of which are delivered with, this proxy statement/prospectus. The historical consolidated financial data as of and for the three months ended March 31, 2003 are based on the unaudited consolidated financial statements of (i) Bank of Granite Corporation contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and (ii) First Commerce contained in its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, which quarterly reports are incorporated by reference in, and copies of which are delivered with, this proxy statement/prospectus.

      The pro forma combined financial data are combined consolidated historical financial data of Bank of Granite Corporation and First Commerce as of and for the year ended December 31, 2002 and as of and for the three months ended March 31, 2003. In presenting the pro forma combined financial data, it has been assumed that Bank of Granite Corporation and First Commerce had been combined throughout the period presented and that an aggregate of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash have been paid as merger consideration. This merger consideration, however, is subject to possible adjustment as summarized above in “—What First Commerce Shareholders Will Receive in the Merger,” and the tables do not reflect any such possible adjustment. It also has been assumed that the price per share of Bank of Granite Corporation common stock is $18.05 and that all First Commerce shareholders will receive the per share mixed consideration of 0.5186 shares of Bank of Granite Corporation common stock and $9.37 of cash. The merger will be accounted for under the purchase method of accounting pursuant to which Bank of Granite Corporation will record at fair value the acquired assets and assumed liabilities of First Commerce, with any excess of the total merger consideration over the fair value of the net tangible and intangible assets acquired being recorded as goodwill. The pro forma combined financial data, although helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results and, instead, is based on historical financial data of the companies.

      The First Commerce pro forma equivalent financial data was calculated by multiplying the pro forma combined financial data by 1.0377, which is the exchange ratio of Bank of Granite Corporation common stock to First Commerce common stock with respect to payment of the per share stock consideration. This exchange ratio does not reflect any possible adjustment of the merger consideration that could occur under the merger agreement. The pro forma equivalent financial data, while helpful in illustrating the financial consequences of the merger under one set of assumptions to a holder of First Commerce common stock receiving the per share stock consideration, does not attempt to predict or suggest future results and, instead, is based on historical financial data of the companies. In particular, you should note that the pro forma equivalent financial data is not helpful in determining the financial consequences of the merger to a holder of First Commerce common stock receiving the per share cash consideration or per share mixed consideration.

	Year Ended December 31, 2002

	Bank of Granite
	Corporation	First Commerce		First Commerce
	Historical	Historical	Pro Forma Combined	Pro Forma Equivalent
	(audited)	(audited)	(unaudited)	(unaudited)

Net income per share, basic	$1.11	$0.88	$1.12	$1.16
Net income per share, diluted	1.11	0.85	1.12	1.16
Dividends declared per share	0.41	–	0.41	0.43
Book value per share (at period end)	9.56	10.69	10.03	10.41

	Three Months Ended March 31, 2003

	Bank of Granite
	Corporation	First Commerce		First Commerce
	Historical	Historical	Pro Forma Combined	Pro Forma Equivalent
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income per share, basic	$0.29	$0.22	$0.29	$0.30
Net income per share, diluted	0.29	0.21	0.29	0.30
Dividends declared per share	0.11	–	0.11	0.11
Book value per share (at period end)	9.67	11.08	10.13	10.51

Selected Financial Data

      The following tables present selected consolidated historical financial data of Bank of Granite Corporation and First Commerce as of and for each of the years in the five-year period ended December 31, 2002 and as of and for the three months ended March 31, 2003 and March 31, 2002. This selected financial data of Bank of Granite Corporation are based on its audited consolidated financial statements contained in its Annual Reports on Form 10-K for each of the years in the five-year period ended December 31, 2002 and on its unaudited consolidated financial statements contained in its Quarterly Reports on Form 10-Q for the three months ended March 31, 2003 and March 31, 2002. The selected financial data of First Commerce are based on its audited consolidated financial statements contained in its Annual Reports on Form 10-KSB, or for years prior to the formation of First Commerce similar reports filed with the Federal Deposit Insurance Corporation, for each of the years in the five-year period ended December 31, 2002 and its unaudited consolidated financial statements in its Quarterly Reports on Form 10-QSB for the three months ended March 31, 2003 and March 31, 2002. Results for the three months ended March 31, 2003 are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. You should read the following financial data in conjunction with the consolidated financial statements of Bank of Granite Corporation and First Commerce, including the notes thereto, being delivered with and incorporated by reference into this proxy statement/prospectus.

Bank of Granite Corporation Selected Historical Financial Data

	Three Months Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)
	(dollars in thousands, except per share data)
Income Statement Data
Interest income	$11,362	$11,446	$45,711	$52,284	$55,269	$48,006	$47,577
Interest expense	2,386	2,898	10,802	19,444	19,172	15,752	16,076

Net interest income	8,976	8,548	34,909	32,840	36,097	32,254	31,501
Provision for loan losses	1,136	791	3,492	4,217	3,894	1,863	4,322

Net interest income after
provision for loan losses	7,840	7,757	31,417	28,623	32,203	30,391	27,179
Other income	3,333	2,650	11,398	10,140	8,034	8,210	8,664
Other expense	5,371	4,820	20,318	18,341	16,777	16,537	15,836

Income before income taxes	5,802	5,587	22,497	20,422	23,460	22,064	20,007
Income taxes	1,965	1,805	7,395	6,613	7,885	7,327	6,559

Net income	$3,837	$3,782	$15,102	$13,809	$15,575	$14,737	$13,448

Per Share Data
Net income, basic	$0.29	$0.28	$1.11	$0.99	$1.10	$1.02	$0.94
Net income, diluted	0.29	0.28	1.11	0.99	1.10	1.02	0.93
Cash dividends	0.11	0.10	0.41	0.37	0.34	0.30	0.27
Book value (at period end)	9.67	9.18	9.56	9.09	8.56	7.93	7.36
Tangible book value (at period end) (1)	9.67	9.18	9.56	9.09	8.56	7.93	7.36
Balance Sheet Data (at period end)
Assets	$762,299	$706,673	$742,015	$715,390	$661,623	$610,727	$606,175
Investment securities	122,986	148,683	124,924	159,185	167,505	155,345	149,009
Loans (gross)	577,521	514,436	565,374	510,411	450,398	390,189	385,590
Allowance for loan losses	(9,318)	(7,144)	(8,835)	(6,426)	(6,352)	(4,747)	(4,620)
Liabilities	634,418	581,516	614,572	590,609	542,307	497,275	500,733
Deposits	566,096	519,997	547,249	522,783	517,282	471,659	458,697
Other borrowings	45,969	17,256	45,677	23,257	7,840	8,626	30,004
Shareholders’ equity	127,881	125,157	127,443	124,781	119,315	113,451	105,442
Performance Ratios
Return on average assets	2.13%	2.17%	2.13%	2.00%	2.45%	2.46%	2.39%
Return on average equity	12.19%	12.25%	11.98%	11.29%	13.41%	13.42%	13.35%
Net interest income (taxable- equivalent) to average earning assets	5.51%	5.49%	5.50%	5.29%	6.32%	6.08%	6.33%
Average shareholders’ equity to average assets	17.44%	17.69%	17.80%	17.70%	18.31%	18.35%	17.90%
Capital Ratios
Tier I risk-based capital to risk-adjusted assets	20.71%	22.20%	21.11%	22.90%	24.35%	26.47%	25.08%
Total risk-based capital to risk-adjusted assets	21.98%	23.45%	22.37%	24.09%	25.60%	27.57%	26.20%
Leverage (tier I risk-based capital to average assets)	17.89%	17.70%	17.52%	17.80%	18.25%	18.73%	17.77%
Asset Quality Ratios
Net charge-offs to average loans	0.47%	0.06%	0.21%	0.86%	0.54%	0.46%	1.31%
Non-performing assets to total assets	1.12%	0.63%	0.76%	0.70%	0.55%	0.35%	0.64%
Allowance coverage of non-performing loans	127.30%	172.44%	199.98%	136.35%	182.26%	230.38%	128.53%

(1)	Because Bank of Granite Corporation does not have any intangible assets on its books, tangible book value per share is the same as book value per share (computed by dividing shareholders’ equity by the total number of common shares outstanding).

First Commerce Selected Historical Financial Data

	Three Months Ended
	March 31,		Years Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(unaudited)
	(dollars in thousands, except per share data)
Income Statement Data
Interest income	$2,136	$1,987	$8,696	$8,279	$8,026	$6,304	$5,034
Interest expense	891	887	3,665	4,176	4,050	2,951	2,410

Net interest income	1,245	1,100	5,031	4,103	3,976	3,353	2,624
Provision for loan losses	190	111	449	211	181	187	199

Net interest income after provision for loan losses	1,055	989	4,582	3,892	3,795	3,166	2,425
Other income	201	291	970	601	262	216	114
Other expense	929	1,040	4,296	3,459	3,417	2,662	2,195

Income before income taxes	327	240	1,256	1,034	640	720	344
Income taxes	97	64	356	327	–	–	–

Net income	$230	$176	$900	$707	$640	$720	$344

Per Share Data
Net income, basic	$0.22	$0.17	$0.88	$0.70	$0.63	$0.71	$0.34
Net income, diluted	0.21	0.17	0.85	0.69	0.63	0.70	0.34
Cash dividends	–	–	–	–	–	–	–
Book value (at period end) (1)	11.08	9.32	10.69	9.42	8.59	7.53	7.37
Tangible book value (at period end) (1)	11.08	9.32	10.69	9.42	8.59	7.53	7.37
Balance Sheet Data (at period end)
Assets	$178,602	$142,270	$171,716	$136,044	$111,322	$93,894	$82,476
Investment securities	37,071	33,161	40,333	30,614	26,062	18,930	16,411
Loans (gross)	114,439	102,140	117,315	93,869	78,009	66,383	51,656
Allowance for loan losses	(1,776)	(1,374)	(1,693)	(1,263)	(1,052)	(945)	(758)
Liabilities	167,199	132,813	160,775	126,489	102,604	86,247	74,995
Deposits	138,750	115,085	132,321	110,728	100,171	85,919	74,702
Other borrowings	27,364	17,130	27,335	15,000	2,000	–	–
Shareholders’ equity	11,403	9,457	10,941	9,555	8,718	7,647	7,481
Performance Ratios
Return on average assets	0.56%	0.52%	0.58%	0.59%	0.63%	0.85%	0.52%
Return on average equity	8.35%	7.32%	8.83%	7.60%	8.07%	9.54%	4.73%
Net interest income (taxable-equivalent) to average earning assets	3.28%	3.45%	3.50%	3.64%	4.11%	4.13%	4.17%
Average shareholders’ equity to average assets	6.66%	7.05%	6.54%	7.77%	7.77%	8.86%	11.05%
Capital Ratios
Tier I risk-based capital	11.02%	11.01%	10.68%	11.91%	10.10%	11.40%	11.02%
Total risk-based capital	12.27%	12.18%	11.93%	13.10%	11.31%	12.29%	12.15%
Leverage (tier I risk-based capital to average assets)	8.68%	9.35%	8.29%	9.81%	8.62%	8.98%	9.96%
Asset Quality Ratios
Net charge-offs to average loans	0.09%	n/a	0.02%	n/a	0.09%	n/a	n/a
Non-performing assets to total assets	0.34%	n/a	0.33%	n/a	n/a	n/a	n/a
Allowance coverage of non-performing loans	288.31%	n/a	300.71%	n/a	n/a	n/a	n/a

(1)	Because First Commerce does not have any intangible assets on its books, tangible book value per share is the same as book value per share (computed by dividing shareholders’ equity by the total number of common shares outstanding).

Unaudited Pro Forma Combined Consolidated Financial Data

      The unaudited pro forma combined consolidated balance sheets as of March 31, 2003 and December 31, 2002 and the unaudited pro forma combined consolidated income statements for the three months ended March 31, 2003 and year ended December 31, 2002 combine the historical financial statements of Bank of Granite Corporation and First Commerce after adjusting for the effect of the merger using the purchase method of accounting. The pro forma acquisition adjustments appearing on the pro forma combined consolidated balance sheets are computed as if the merger occurred on December 31, 2002, and the pro forma acquisition adjustments appearing on the unaudited pro forma combined consolidated income statements are computed as if the merger occurred on January 1, 2002.

      The unaudited pro forma combined consolidated balance sheets assume that 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash have been paid as merger consideration and assume a price of $18.05 per share of Bank of Granite Corporation common stock. The unaudited pro forma combined consolidated financial data also assume that all First Commerce shareholders will receive the per share mixed consideration of 0.5186 shares of Bank of Granite Corporation common stock and $9.37 of cash.

      The unaudited pro forma combined consolidated financial data are not necessarily indicative of the operating results or financial condition of the combined companies that would have occurred had the merger occurred on the dates assumed, nor are the data necessarily indicative of the future operating results or financial position of the combined companies. You should read the following unaudited pro forma combined consolidated financial data in conjunction with the consolidated financial statements of Bank of Granite Corporation and First Commerce, including the notes thereto, being delivered with and incorporated by reference into this proxy statement/prospectus.

Bank of Granite Corporation
Unaudited Pro Forma Combined Consolidated Balance Sheet
As of March 31, 2003

	Bank of
	Granite	First	Pro Forma
	Corporation	Commerce	Acquisition		Pro Forma
	Actual	Actual	Adjustments		Combined

	(dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$30,076	$5,069	$(781	) (A)	$34,364
Interest-bearing deposits	3,349	2,469	–		5,818
Federal funds sold	9,200	12,166	–		21,366

Total cash and cash equivalents	42,625	19,704	(781)		61,548

Investment securities:
Available for sale	52,935	38,171	–		91,106
Held to maturity	70,052	–	–		70,052
Loans	577,521	114,439	(416	) (B)	691,544
Allowance for loan losses	(9,318)	(1,776)	–		(11,094)

Net loans	568,203	112,663	(416)		680,450

Premises and equipment, net	7,987	2,495	–		10,482
Accrued interest receivable	5,052	711	–		5,763
Investment in life insurance	9,211	3,706	–		12,917
Intangibles-deposits	–	–	4,163	(E)	4,163
Intangibles-goodwill	–	–	9,539	(F)	9,539
Other assets	6,234	1,152	–		7,386

Total assets	$762,299	$178,602	$12,505		$953,406

Liabilities and shareholders’ equity:
Deposits:
Demand	101,681	37,354	–		139,035
NOW accounts	89,064	5,775	–		94,839
Money market accounts	96,419	16,551	–		112,970
Savings	25,642	2,652	–		28,294
Time deposits of $100,000 or more	121,172	44,562	351	(C)	166,085
Other time deposits	132,118	31,856	224	(C)	164,198

Total deposits	566,096	138,750	575		705,421

Overnight borrowings	14,232	364	–		14,596
Other borrowings	45,969	27,000	11,055	(D),(G)	84,024
Accrued interest payable	1,115	383	–		1,498
Other liabilities	7,006	702	741	(H)	8,449

Total liabilities	$634,418	$167,199	$12,371		$813,988

Shareholders’ equity:
Common stock	14,421	9,073	(8,544	)(A)	14,950
Capital surplus	20,694	–	11,008	(A)	31,702
Retained earnings	112,353	1,702	(1,702	)(A)	112,353
Accumulated other comprehensive income (loss), net of deferred income taxes	905	628	(628	)(A)	905
Less: cost of common shares in treasury	(20,492)	–	–		(20,492)

Total shareholders’ equity	127,881	11,403	134		139,418

Total liabilities and shareholders’ equity	$762,299	$178,602	$12,505		$953,406

Bank of Granite Corporation
Unaudited Pro Forma Combined Income Statement
For the Three Months Ended March 31, 2003

	Bank of
	Granite	First	Pro Forma
	Corporation	Commerce	Acquisition		Pro Forma
	Actual	Actual	Adjustments		Combined

	(dollars in thousands, except per share data)
			(unaudited)
Interest income:
Interest and fees from loans	$9,889	$1,597	$21	(M)	$11,507
Interest from Federal funds sold	5	3	–		8
Interest from interest-bearing deposits	12	4	–		16
Interest from investments:
U.S. Treasury	–	–	–		–
U.S. Government agencies	622	156	–		778
State and political subdivisions	743	48	–		791
Other	91	328	(9	) (J)	410

Total interest income	11,362	2,136	12		13,510

Interest expense:
Time deposits of $100,000 or more	736	299	(88	) (M)	947
Other time and savings deposits	1,422	323	(56	) (M)	1,689
Overnight borrowings	58	3	–		61
Other borrowings	170	266	22	(K),(M)	458

Total interest expense	2,386	891	(122)		3,155

Net interest income	8,976	1,245	134		10,355
Provision for loan losses	1,136	190	–		1,326

Net interest income after provision for loan losses	7,840	1,055	134		9,029

Other income:
Service charges on deposit accounts	1,393	53	–		1,446
Other service charges, fees and commissions	1,696	50	–		1,746
Securities gains	(12)	53	–		41
Other income	256	45	–		301

Total other income	3,333	201	–		3,534

Other expenses:
Salaries and wages	2,873	391	–		3,264
Employee benefits	723	98	–		821
Occupancy expense, net	238	99	–		337
Equipment expense	258	58	–		316
Other expense	1,279	283	260	(I)	1,822

Total other expenses	5,371	929	260		6,560

Income before income taxes	5,802	327	(126)		6,003
Income taxes	1,965	97	(44	)(L)	2,018

Net income	$3,837	$230	$(82)		$3,985

Per share amounts:
Net income, basic	$0.29	$0.22	$–		$0.29
Net income, diluted	0.29	0.21	–		0.29
Cash dividends	0.11	–	–		0.11
Book value	9.67	11.08	–		10.13
Weighted average shares outstanding:
Basic	13,292	1,024	529		13,821
Diluted	13,294	1,107	529		13,823
End of period	13,227	1,029	529		13,756

Notes to Unaudited Pro Forma Combined Consolidated Financial Data
As of and for the Three Months Ended March 31, 2003
(dollars in thousands, except per share data)

Note 1 Basis of Presentation and Merger Assumptions

      On January 22, 2003, Bank of Granite Corporation and First Commerce entered into a merger agreement whereby each of the 1,023,649 outstanding shares of First Commerce common stock is to be exchanged, subject to a maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash, for (i) 1.0377 shares of Bank of Granite Corporation common stock, $1.00 par value, (ii) 0.5186 shares of Bank of Granite Corporation common stock and $9.37, or (iii) $18.73. The unaudited pro forma combined consolidated financial data give effect to the merger of Bank of Granite Corporation and First Commerce in a business combination accounted for under the purchase method of accounting. As a result, First Commerce will be merged into Bank of Granite Corporation, with Bank of Granite Corporation surviving the merger.

      The unaudited pro forma combined consolidated balance sheet assumes the merger occurred on March 31, 2003 and assumes a price of $18.05 per share of Bank of Granite Corporation common stock on that date. This estimate may be more or less than the value indicated in the pro forma combined consolidated financial data, depending upon operating results from March 31, 2003 to the date of completion of the merger, changes in market conditions and other factors. Described below is the pro forma estimate of the total purchase price to be paid by Bank of Granite Corporation in connection with the merger, as well as adjustments to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of First Commerce.

Estimated fair value of shares of Bank of Granite Corporation common stock to be issued to First Commerce shareholders	$9,554
Fair value of options granted to First Commerce option holders	1,983
Cash to be paid to First Commerce shareholders	9,563
Estimated transaction costs	1,218

Total purchase price	22,318

Net assets of First Commerce based on historical carrying amounts as of March 31, 2003	11,403
Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Loans receivable, net	(416)
Deposits	(575)
Borrowed funds	(1,055)

Fair value of net assets acquired	9,357

Total purchase price in excess of fair value of net assets acquired	12,961
Increase in deferred income tax liabilities	741
Identifiable intangible asset (deposit intangible) (1)	(4,163)

Goodwill	$9,539

(1)	The identifiable intangible asset (deposit intangible) is estimated, for use in the unaudited pro forma combined consolidated financial data, to be approximately 3% of deposits. The final valuation of the deposit intangible asset could differ significantly.

      Except as discussed in Note 2 below, there are no adjustments to other asset or liability groups, and the book values approximate fair market values.

      The effects of the merger, as reflected in the unaudited pro forma combined consolidated financial data, will be accounted for by Bank of Granite Corporation under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with SFAS No. 142, the deposit intangible must be amortized over its estimated useful life. Goodwill will not be amortized, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.

Note 2 Purchase Accounting and Pro Forma Acquisition Adjustments

A	Reflects the issuance of 529,301 shares, par value of $1.00 per share, of Bank of Granite Corporation common stock with an assumed fair value per share of $18.05 and fair value of options granted to First Commerce option holders, in exchange for a portion of outstanding shares of First Commerce common stock and options and the payment of cash merger consideration of $9,562,611 in exchange for the remaining portion of the First Commerce shares, plus estimated transaction costs of $1.2 million, net of $10.0 million of borrowings (see below) and elimination of existing equity accounts of First Commerce.

The estimated acquisition costs are as follows:

	Investment advisors	$590
	Legal and accounting	160
	Data contract termination and other merger costs	685
	Less estimated tax benefits	(217)

	Total	$1,218

B	Represents adjustment to record the acquired loans at fair value based on interest rates at March 31, 2003, resulting in a net discount of $416. The fair value was determined by performing a net present value analysis using current market interest rates for instruments with similar maturities and credit risks.

C	Represents the fair market value adjustment relating to time deposit liabilities resulting in a net premium of $575.

D	Represents the adjustment to record First Commerce’s borrowings at fair value based on interest rates as of March 31, 2003 resulting in a net premium of $1,055. The fair value was determined by performing a net present value analysis using current market interest rates for instruments with similar maturities and credit risks.

E	The purchase price as computed in Note 1 above is allocated to the deposit intangible asset and goodwill. The allocation (valuation) of the deposit intangible asset for use in the unaudited pro forma combined consolidated financial data was estimated to approximate 3.0% of deposits, based on the composition of the portfolio being acquired and information obtained from similar transactions. The final valuation of the deposit intangible asset could differ significantly.

F	Represents an adjustment to record the estimated goodwill related to the merger.

G	Represents adjustment to record estimated borrowings by Bank of Granite Corporation of approximately $10.0 million to fund a portion of the cash merger consideration.

H	Represents deferred tax liabilities, at a rate of 35.0%, resulting from the merger.

I	Amortization of deposit intangible. Bank of Granite Corporation estimates that a deposit intangible of $4,163,000 (assuming an acquisition date of March 31, 2003) will be amortized on a sum-of-the-years’ digits basis over seven years. The deposit intangible of $4,163,000 represents 3.0% of First Commerce’s deposits as of March 31, 2003.

J	Represents the loss of interest income at 3.0% on cash used to pay merger expenses.

K	Represents interest expense at 3.0% on $10.0 million borrowed to fund a portion of the cash merger consideration.

L	Represents estimated tax savings on merger adjustments at a rate of 35.0%

M	Amortization of the fair value adjustments to the related assets and liabilities. The amortization periods for loans, deposits and borrowed funds are the weighted average lives of the portfolios, and amortization expenses are reflected in interest income and interest expense, respectively.

Bank of Granite Corporation
Unaudited Pro Forma Combined Consolidated Balance Sheet
As of December 31, 2002

	Bank of
	Granite	First	Pro Forma
	Corporation	Commerce	Acquisition		Pro Forma
	Actual	Actual	Adjustments		Combined

		(dollars in thousands)
Assets:
Cash and cash equivalents:
Cash and due from banks	$24,830	$3,879	$(781)	(A)	$27,928
Interest-bearing deposits	2,655	1,192	–		3,847
Federal funds sold	5,900	2,161	–		8,061

Total cash and cash equivalents	33,385	7,232	(781)		39,836

Investment securities:
Available for sale	52,264	40,333	–		92,597
Held to maturity	72,660	–	–		72,660
Loans	565,374	117,315	(416	) (B)	682,273
Allowance for loan losses	(8,835)	(1,693)	–		(10,528)

Net loans	556,539	115,622	(416)		671,745

Premises and equipment, net	8,170	2,031	–		10,201
Accrued interest receivable	4,791	752	–		5,543
Investment in life insurance	9,107	3,662	–		12,769
Intangibles-deposits	–	–	3,970	(E)	3,970
Intangibles-goodwill	–	–	10,126	(F)	10,126
Other assets	5,099	2,084	–		7,183

Total assets	$742,015	$171,716	$12,899		$926,630

Liabilities and shareholders’ equity:
Deposits:
Demand	$100,282	$31,162	$–		$131,444
NOW accounts	89,142	4,744	–		93,886
Money market accounts	84,875	15,090	–		99,965
Savings	25,793	2,645	–		28,438
Time deposits of $100,000 or more	114,697	48,005	351	(C)	163,053
Other time deposits	132,460	30,675	224	(C)	163,359

Total deposits	547,249	132,321	575		680,145

Overnight borrowings	16,720	335	–		17,055
Other borrowings	45,677	27,000	11,055	(D),(G)	83,732
Accrued interest payable	1,189	311	–		1,500
Other liabilities	3,737	808	673	(H)	5,218

Total liabilities	614,572	160,775	12,303		787,650

Shareholders’ equity:
Common stock	14,421	9,025	(8,496)	(A)	14,950
Capital surplus	20,694	0	11,008	(A)	31,702
Retained earnings	109,983	1,472	(1,472)	(A)	109,983
Accumulated other comprehensive income, net of deferred income taxes	996	444	(444)	(A)	996
Less: cost of common shares in treasury	(18,651)	–	–		18,651

Total shareholders’ equity	127,443	10,941	596		138,980

Total liabilities and shareholders’ equity	$742,015	$171,716	$12,899		$926,630

Bank of Granite Corporation
Unaudited Pro Forma Combined Consolidated Income Statement
For the Year Ended December 31, 2002

	Bank of
	Granite	First	Pro Forma
	Corporation	Commerce	Acquisition		Pro Forma
	Actual	Actual	Adjustments		Combined

Interest income:
Interest and fees from loans	$38,674	$6,643	$83	(M)	$45,400
Interest from Federal funds sold	10	30	–		40
Interest from interest-bearing deposits	39	14	–		53
Interest from investments:
U.S. Treasury	78	0	–		78
U.S. Government agencies	3,167	750	–		3,917
State and political subdivisions	3,215	181	–		3,705
Other	528	1,078	(37	) (J)	1,569

Total interest income	45,711	8,696	46		54,453

Interest expense:
Time deposits of $100,000 or more	3,536	1,246	(351	) (M)	4,431
Other time and savings deposits	6,182	1,355	(224	) (M)	7,313
Overnight borrowings	638	81	–		719
Other borrowings	446	983	89	(K),(M)	1,518

Total interest expense	10,802	3,665	(486)		13,981

Net interest income	34,909	5,031	532		40,472
Provision for loan losses	3,492	449	–		3,941

Net interest income after provision for loan losses	31,417	4,582	532		36,531

Other income:
Service charges on deposit accounts	5,402	193	–		5,595
Other service charges, fees and commissions	4,969	262	–		5,231
Securities gains	3	342	–		345
Other income	1,024	173	–		1,197

Total other income	11,398	970	–		12,368

Other expenses:
Salaries and wages	10,338	1,660	–		11,998
Employee benefits	2,562	409	–		2,971
Occupancy expense, net	910	412	–		1,322
Equipment expense	1,389	257	–		1,646
Other expense	5,119	1,558	993	(I)	7,670

Total other expenses	20,318	4,296	993		25,607

Income before income taxes	22,497	1,256	(461)		23,292
Income taxes	7,395	356	(161	) (L)	7,590

Net income	$15,102	$900	$(300)		$15,702

Per share amounts:
Net income, basic	$1.11	$0.88	$–		$1.12
Net income, diluted	1.11	0.85	–		1.12
Cash dividends	0.41	0.00	–		0.41
Book value	9.56	10.69	–		10.03

Weighted average shares outstanding:
Basic	13,547	1,019	529		14,076
Diluted	13,553	1,064	529		14,082
End of Period	13,331	1,024	529		13,860

Notes to Unaudited Pro Forma Combined Consolidated Financial Data
As of and for the Year Ended December 31, 2002
(dollars in thousands, except per share data)

Note 1 Basis of Presentation and Merger Assumptions

      On January 22, 2003, Bank of Granite Corporation and First Commerce entered into a merger agreement whereby each of the 1,023,649 outstanding shares of First Commerce common stock is to be exchanged, subject to a maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash, for (i) 1.0377 shares of Bank of Granite Corporation common stock, $1.00 par value, (ii) 0.5186 shares of Bank of Granite Corporation common stock and $9.37, or (iii) $18.73. The unaudited pro forma combined consolidated financial data give effect to the merger of Bank of Granite Corporation and First Commerce in a business combination accounted for under the purchase method of accounting. As a result, First Commerce will be merged into Bank of Granite Corporation, with Bank of Granite Corporation surviving the merger.

      The unaudited pro forma combined consolidated balance sheet assumes the merger occurred on December 31, 2002 and assumes a price of $18.05 per share of Bank of Granite Corporation common stock on that date. This estimate may be more or less than the value indicated in the pro forma combined consolidated financial data, depending upon operating results from December 31, 2002 to the date of completion of the merger, changes in market conditions and other factors. Described below is the pro forma estimate of the total purchase price to be paid by Bank of Granite Corporation in connection with the merger, as well as adjustments to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of First Commerce.

Estimated fair value of shares of Bank of Granite Corporation common stock to be issued to First Commerce shareholders	$9,554
Fair value of options granted to First Commerce option holders	1,983
Cash to be paid to First Commerce shareholders	9,563
Estimated transaction costs	1,218

Total purchase price	22,318

Net assets of First Commerce based on historical carrying amounts as of December 31, 2002	10,941
Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting:
Loans receivable, net	(416)
Deposits	(575)
Borrowed funds	(1,055)

Fair value of net assets acquired	8,895

Total purchase price in excess of fair value of net assets acquired	13,423
Increase in deferred income tax liabilities	673
Identifiable intangible asset (deposit intangible) (1)	(3,970)

Goodwill	$10,126

(1)	The identifiable intangible asset (deposit intangible) is estimated, for use in the unaudited pro forma combined consolidated financial data, to be approximately 3% of deposits. The final valuation of the deposit intangible asset could differ significantly.

      Except as discussed in Note 2 below, there are no adjustments to other asset or liability groups, and the book values approximate fair market values.

      The effects of the merger, as reflected in the unaudited pro forma combined consolidated financial data, will be accounted for by Bank of Granite Corporation under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with SFAS No. 142, the deposit intangible must be amortized over its estimated useful life. Goodwill will not be amortized, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.

Note 2 Purchase Accounting and Pro Forma Acquisition Adjustments

A.	Reflects the issuance of 529,301 shares, par value of $1.00 per share, of Bank of Granite Corporation common stock with an assumed fair value per share of $18.05 and fair value of options granted to First Commerce option holders, in exchange for a portion of outstanding shares of First Commerce common stock and options and the payment of cash merger consideration of $9,562,611 for the remaining portion of the First Commerce shares, plus estimated transaction costs of $1.2 million, net of $10.0 million of borrowings (see below) and elimination of existing equity accounts of First Commerce.

The estimated acquisition costs are as follows:
	Investment advisors	$590
	Legal and accounting	160
	Data contract termination and other merger costs	685
	Less estimated tax benefits	(217)

	Total	$1,218

B.	Represents adjustment to record the acquired loans at fair value based on interest rates at December 31, 2002, resulting in a net discount of $416. The fair value was determined by performing a net present value analysis using current market interest rates for instruments with similar maturities and credit risks.

C.	Represents the fair market value adjustment relating to time deposit liabilities resulting in a net premium of $575.

D.	Represents the adjustment to record First Commerce’s borrowings at fair value based on interest rates as of December 31, 2002 resulting in a net premium of $1,055. The fair value was determined by performing a net present value analysis using current market interest rates for instruments with similar maturities and credit risks.

E.	The purchase price as computed in Note 1 above is allocated to the deposit intangible asset and goodwill. The allocation (valuation) of the deposit intangible asset for use in the unaudited pro forma combined consolidated financial data was estimated to approximate 3.0% of deposits, based on the composition of the portfolio being acquired and information obtained from similar transactions. The final valuation of the deposit intangible asset could differ significantly.

F.	Represents an adjustment to record the estimated goodwill related to the merger.

G.	Represents adjustment to record estimated borrowings by Bank of Granite Corporation of approximately $10.0 million to fund a portion of the cash merger consideration.

H.	Represents deferred tax liabilities, at a rate of 35.0%, resulting from the merger.

I.	Amortization of deposit intangible. Bank of Granite Corporation estimates that a deposit intangible of $3,970,000 (assuming an acquisition date of December 31, 2002) will be amortized on a sum-of-the-years’ digits basis over seven years. The deposit intangible of $3,970,000 represents 3.0% of First Commerce’s deposits as of December 31, 2002.

J.	Represents the loss of interest income at 3.0% on cash used to pay merger expenses.

K.	Represents interest expense at 3.0% on $10.0 million borrowed to fund a portion of the cash merger consideration.

L.	Represents estimated tax savings on merger adjustments at a rate of 35.0%

M.	Amortization of the fair value adjustments to the related assets and liabilities. The amortization periods for loans, deposits and borrowed funds are the weighted average lives of the portfolios, and amortization expenses are reflected in interest income and interest expense, respectively.

RISK FACTORS

      You should be aware of and carefully consider the following risks and uncertainties relating to the merger.

You may not receive the form of merger consideration you elect.

      You may elect the form of payment to receive for each of your shares of First Commerce common stock, subject to a maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash to be issued and paid as merger consideration. It is unlikely that the First Commerce shareholders will elect this exact mix of merger consideration. As a result, the merger agreement provides rules, which are described below in “Description of the Merger—Allocation of the Merger Consideration,” to allocate the stock and cash forms of merger consideration based on the elections made by the First Commerce shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elect.

The value of your stock merger consideration will vary with changes in Bank of Granite Corporation’s stock price.

      Each share of First Commerce common stock will be converted into the right to receive the merger consideration of cash and/or shares of Bank of Granite Corporation common stock. The price of Bank of Granite Corporation common stock when the merger takes place may vary from its price on the date of this proxy statement/prospectus and on the date of First Commerce’s shareholder meeting. Changes in the price of Bank of Granite Corporation common stock may result from changes in the business, operations or prospects of Bank of Granite Corporation or First Commerce, regulatory considerations, general market and economic conditions, and other factors. At the time of First Commerce’s shareholder meeting, you will not know the exact value of the stock merger consideration you will receive when the merger is completed.

The value of Bank of Granite Corporation shares may decline after the merger is completed before you receive your stock merger consideration.

      There will be a time period after the merger is completed before you receive certificates representing Bank of Granite Corporation common stock to be paid as merger consideration. Until you receive your certificates, you will not be able to sell your Bank of Granite Corporation shares on the open market and thus will not be able to avoid losses resulting from any decline in the price of Bank of Granite Corporation common stock during this interim period.

Bank of Granite Corporation does not have a history of acquisitions.

      The merger will be the first acquisition of another banking institution by Bank of Granite Corporation in its history. Thus, it may be more difficult to anticipate all of the challenges that will be presented by the integration of another banking institution into Bank of Granite Corporation’s operations. Although Bank of Granite Corporation did successfully acquire its mortgage lending subsidiary, GLL and Associates, Inc., in 1997, the acquisition of another bank is likely to present additional challenges. The successful integration of the management and staff, as well as the technical operations such as reporting systems and data processing, will be important to the future operations of the combined entity that will result from the merger. It is possible that substantial difficulties could be encountered, including the following:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and

•	problems with the assimilation of new operations, sites and personnel, which could divert resources from regular banking operations.

The future success of the acquired operations of First Commerce is highly dependent upon Wesley W. Sturges and other key personnel.

      The success of Bank of Granite Corporation after the merger in growing its business profitably in the Charlotte, North Carolina market, where Bank of Granite Corporation does not currently have any operations, will be highly dependent upon the business relationships established there by Mr. Sturges and other current employees of First Commerce. Although Bank of Granite Corporation will enter into an employment agreement with Mr. Sturges and will offer employment to other key employees of First Commerce, there can be no assurance that the services of these individuals will be available to Bank of Granite Corporation for any specified period. The loss of Mr. Sturges or a significant number of other First Commerce employees could materially and adversely affect Bank of Granite Corporation’s ability to operate successfully in the Charlotte market.

The combined market area to be served after the merger presents new challenges.

      Bank of Granite Corporation has operated throughout its history in the Catawba Valley area of North Carolina, which is populated by medium and small towns and rural areas. First Commerce is located in Charlotte, North Carolina, which is an urban market dominated by Charlotte, the largest city in the Carolinas. Operating in a more urban environment may present competitive and operating challenges that management of Bank of Granite Corporation has not historically faced. In particular, due to the larger number of financial institutions competing for banking business in the Charlotte region, Bank of Granite Corporation will face a significantly more competitive banking environment.

Bank of Granite Corporation and First Commerce face concentrated lending risks.

      Both Bank of Granite Corporation and First Commerce focus primarily on lending to small- and medium-sized businesses. As a result, the merging financial institutions may assume greater lending risks than other financial institutions that have a smaller concentration of those types of loans and that may tend to make loans to larger businesses. Borrower defaults or borrowers’ inabilities to make scheduled payments on loans could have a material adverse effect on the operating results and financial condition of Bank of Granite Corporation.

Bank of Granite Corporation and First Commerce compete against larger banks and other institutions.

      Bank of Granite Corporation and First Commerce compete for loans and deposits with other banks, savings and thrift associations and credit unions located in their service areas, as well as with other financial services organizations such as brokerage firms, insurance companies and money market mutual funds. These competitors aggressively solicit customers within their market area by advertising through direct mail, the electronic media and other means. Many of these competitors have been in business longer than First Commerce, and are substantially larger than either institution or the combined entity that will result from the merger. These competitors may offer services, such as international banking services, that Bank of Granite Corporation and First Commerce can offer only through correspondents, if at all. Additionally, larger competitors have greater capital resources and, consequently, higher lending limits.

SHAREHOLDER MEETING

Date, Place, Time and Purpose

      First Commerce is furnishing this proxy statement/prospectus to the holders of First Commerce common stock as of the record date described below in connection with a proxy solicitation by First Commerce, which will use the proxies at a meeting of First Commerce shareholders to be held at    , Charlotte, North Carolina, at    p.m., local time, on June 26, 2003.

      At this meeting, holders of First Commerce common stock will be asked to:

•	vote on a proposal to approve the merger agreement and related plan of merger, copies of which are attached to this proxy statement/prospectus as Appendix A; and

•	transact other business as may properly come before the shareholder meeting or any adjournments of the meeting.

      First Commerce’s board of directors is not aware of any other business to be considered at this shareholder meeting.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

      The First Commerce board of directors fixed the close of business on May 15, 2003 as the record date for determining the First Commerce shareholders entitled to notice of and to vote at the shareholder meeting of First Commerce shareholders. Only holders of First Commerce common stock of record on the books of First Commerce at the close of business on May 15, 2003 have the right to receive notice of and to vote at the shareholder meeting. On the record date, there were 1,030,635 shares of First Commerce common stock issued and outstanding held by approximately 615 holders of record. At the shareholder meeting, First Commerce shareholders will have one vote for each share of First Commerce common stock owned on the record date.

      A quorum of First Commerce shareholders is required to hold the shareholder meeting. A quorum will exist when the holders of a majority of the outstanding shares of First Commerce common stock entitled to vote on the merger are present at the meeting. To determine whether a quorum is present, First Commerce will count all shares of First Commerce common stock present at the shareholder meeting either in person or by proxy, whether or not the shares are actually voted for any matter.

      Approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of First Commerce common stock.

      Brokers who hold shares in their name for customers who are the beneficial owners of the shares may not vote those shares at the shareholder meeting or give a proxy to vote those shares at the shareholder meeting without specific instructions from their customers. Any abstention, nonvoting shares or “broker non-vote” will have the same effect as a vote against approval of the merger agreement and plan of merger.

      Properly executed proxies that First Commerce receives before the vote at the shareholder meeting that have not been revoked before the shareholder meeting will be voted in accordance with the instructions indicated on the proxies. Any proxy received with no instructions indicated will be voted FOR approval of the merger agreement and related plan of merger, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the shareholder meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the shareholder meeting to permit further solicitation of proxies, unless a proxy instructed a vote against approval of the merger agreement and plan of merger. If you do not either return your proxy card or attend and vote in favor of the merger agreement and plan of merger at the shareholder meeting, the effect will be the same as a vote against the merger.

      A shareholder of First Commerce who has given a proxy may revoke it at any time prior to the First Commerce shareholder meeting by:

•	giving written notice of revocation to the corporate secretary of First Commerce;

•	properly submitting to First Commerce a duly executed proxy bearing a later date; or

•	attending the First Commerce shareholder meeting and voting in person.

      All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

First Commerce Corporation
301 South McDowell Street, Suite 100
Charlotte, North Carolina 28204
Telephone: (704) 945-6565
Attention: Corporate Secretary

      As of the record date for the First Commerce shareholder meeting, executive officers and directors of First Commerce and their immediate family members and affiliated entities had voting power over 139,647 outstanding shares of First Commerce common stock, which constitutes 13.55% of the outstanding shares of First Commerce common stock and 27.10% of the outstanding shares necessary to approve the merger. The affirmative vote of a majority of the shares of First Commerce common stock outstanding as of the record date is required to complete the merger. It is expected that the executive officers and directors of First Commerce will vote their shares in favor of the merger agreement and plan of merger, but they have not contractually agreed to do so. On the record date, Bank of Granite Corporation’s executive officers and directors owned 1,386 shares of First Commerce common stock. On the record date, neither Bank of Granite Corporation or its subsidiaries nor First Commerce or its subsidiaries owned any other shares of First Commerce common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

Solicitation of Proxies

      Directors, officers, employees and agents of First Commerce will solicit proxies, either by mail, in person, by telephone or other means. They will receive no additional compensation for such services. Although First Commerce does not currently expect to do so, it may engage one or more proxy solicitation firms to assist it in the delivery of proxy materials and solicitation of completed proxies. First Commerce also may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of First Commerce common stock held of record by these persons.

Dissenters’ Rights

      Shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the First Commerce shareholder meeting will have the right to receive a cash payment equal to the fair value of their shares of First Commerce common stock. To exercise these rights, shareholders must strictly comply with Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

Recommendation by First Commerce’s Board of Directors

      First Commerce’s board of directors has unanimously adopted the merger agreement and related plan of merger, and it believes that completion of the merger is in the best interests of First Commerce and its shareholders. First Commerce’s board of directors unanimously recommends that you vote FOR approval of the merger agreement and the related plan of merger.

DESCRIPTION OF THE MERGER

     The following describes material aspects of the merger. This description is not a complete description of all the terms and conditions of the merger agreement. This description is qualified in its entirety by the appendices attached to this proxy statement/prospectus, including the merger agreement and related plan of merger, copies of which are attached as Appendix A and incorporated by reference into this proxy statement/prospectus. You should read the appendices in their entirety.

The Merger

     First Commerce will be acquired by and merged into Bank of Granite Corporation, with Bank of Granite Corporation being the surviving corporation. The merger will be completed pursuant to the terms of the merger agreement and related plan of merger. Subsequent to the merger, Bank of Granite Corporation intends to merge First Commerce Bank, the banking subsidiary of First Commerce, into Bank of Granite Corporation’s banking subsidiary, Bank of Granite.

What First Commerce Shareholders Will Receive in the Merger

     Under the merger agreement and plan of merger, you will receive one of the following forms of payment of the merger consideration in exchange for each of your shares of First Commerce common stock:

•	1.0377 shares of Bank of Granite Corporation common stock – the “per share stock consideration;”

•	0.5186 shares of Bank of Granite Corporation common stock and $9.37 of cash – the “per share mixed consideration;” or

•	$18.73 of cash – the “per share cash consideration.”

     If the average closing price of Bank of Granite Corporation’s common stock for the 20-trading day period ending on the third trading day prior to the closing date of the merger is more than 20% higher or lower than $18.05 per share, the per share stock consideration and per share mixed consideration forms of payment will be subject to adjustment as described below in “—Possible Adjustment of the Merger Consideration.”

     You may elect the form of payment to receive for each of your shares of First Commerce common stock, subject to a maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash to be issued and paid as merger consideration. It is unlikely that the First Commerce shareholders will elect this exact mix of merger consideration. As a result, the merger agreement provides rules, which are described below in “—Allocation of the Merger Consideration,” to allocate the stock and cash forms of merger consideration based on the elections made by the First Commerce shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elect. Additional aggregate merger consideration in the same proportions of stock and cash will be issued or paid to account for the exercise prior to closing of the merger of any options to purchase First Commerce common stock and for the issuance of up to 3,014 shares of First Commerce common stock pursuant to the Stock Purchase Rights provisions of First Commerce’s Omnibus Stock and Incentive Plan.

     No fractional shares of Bank of Granite Corporation common stock will be issued in connection with the merger. Instead, cash will be paid in lieu of any fractional share of Bank of Granite Corporation common stock to which any First Commerce shareholder would be entitled upon completion of the merger. The cash paid will be an amount equal to the shareholder’s fractional interest multiplied by the closing price of Bank of Granite Corporation common stock on the Nasdaq Stock Market on the last trading day preceding the closing date of the merger.

     Bank of Granite Corporation common stock is listed for quotation on the Nasdaq Stock Market under the symbol “GRAN.” On December 18, 2002, which was the last trading day prior to the initial announcement of the merger, the price of Bank of Granite Corporation common stock closed at $18.34 per share, and on May ___, 2003, the price of Bank of Granite Corporation common stock closed at $_____ per share. The price of Bank of Granite Corporation stock, however, may fluctuate before you receive the stock merger consideration after completion of the merger. Any fluctuation will change the value of the shares of Bank of Granite Corporation common stock that you receive in the merger.

Possible Adjustment of the Merger Consideration

     The amount of Bank of Granite Corporation common stock and cash to be paid as merger consideration is subject to adjustment based on the trading value of Bank of Granite Corporation’s common stock prior to completion of the merger.

     If the average closing price of Bank of Granite Corporation common stock is greater than $21.66 per share (which is an amount that is 20% higher than the average closing price of Bank of Granite Corporation common stock of $18.05 per share for the 20-day trading period ended on January 16, 2003, which was a date prior to the public announcement of the amended merger agreement on January 22, 2003) for the 20-day trading period ending on the third trading day prior to the closing date of the merger:

•	the amount of Bank of Granite Corporation common stock included in the per share stock consideration will be decreased so that the value of the per share stock consideration, based on the average closing price for such 20-day trading period, is as close as practical to $22.48 (which is an amount that is 20% higher than the per share cash consideration of $18.73); and

•	the amount of Bank of Granite Corporation common stock and/or the amount of cash included in the per share mixed consideration will be decreased so that the value of the per share mixed consideration, based in the case of Bank of Granite Corporation’s common stock on its average closing price for such 20-day trading period, is as close as practical to $20.60 per share (which is a value equal to the $9.37 cash portion of the per share mixed consideration plus an $11.23 value of the stock portion of the per share mixed consideration—calculated as 0.5186 times a price per share of Bank of Granite Corporation common stock of $21.66); Bank of Granite Corporation has sole discretion to determine whether to adjust the stock and/or cash portions of the per share mixed consideration.

     If the average closing price of Bank of Granite Corporation common stock is less than $14.44 per share for the 20-day trading period (which is an amount that is 20% lower than $18.05 per share) ending on the third trading day prior to the closing date of the merger, First Commerce’s board of directors may terminate the merger agreement unless Bank of Granite Corporation elects to pay as merger consideration an additional amount of cash per share of First Commerce common stock so that:

•	the value of the per share stock consideration, based on the average closing price of Bank of Granite Corporation common stock for such 20-trading day period, plus such additional amount of cash is as close as practical to $14.98 (which is an amount that is 20% less than the per share cash consideration of $18.73); and

•	the value of Bank of Granite Corporation common stock included in the per share mixed consideration, based on the average closing price of Bank of Granite Corporation common stock for such 20-trading day period, plus the amount of cash included in the per share mixed consideration, plus such additional amount of cash is as close as practical to $16.86 (which is a value equal to the $9.37 cash portion of the per share mixed consideration plus a $7.49 value of the stock portion of the per share mixed consideration—calculated as 0.5186 times a price per share of Bank of Granite Corporation common stock of $14.44).

Election of the Form of Payment of the Merger Consideration

     Bank of Granite Corporation has appointed Registrar & Transfer Company as its exchange agent in connection with the merger. At the effective time of the merger, Bank of Granite Corporation will deposit with the exchange agent, for the benefit of First Commerce shareholders, certificates representing shares of Bank of Granite Corporation common stock and cash to be issued or paid as merger consideration, subject to the allocation procedures described below in “ —Allocation of the Merger Consideration.”

     In accordance with the allocation procedures, upon completion of the merger, First Commerce shareholders will be entitled to elect to receive for each share of First Commerce common stock either the per share stock consideration, the per share mixed consideration or the per share cash consideration.

     All shareholder elections must be made on the election form to be provided by Bank of Granite Corporation. Upon completion of the merger, Bank of Granite Corporation will provide the election forms to persons who are holders of First Commerce common stock at the time the merger is completed. To be effective, an election form must be properly completed, accompanied by the stock certificate(s) in respect of which the election is being made, and received by the exchange agent no later than the election deadline specified in the election form. This election deadline will not be less than 20 business days after the form is mailed to First Commerce shareholders. In the event that any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to have been lost, stolen or destroyed and the posting of a bond in a customary amount as indemnity against any claim that may be made with respect to the certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration deliverable in respect of the First Commerce common stock represented by the certificate.

     Elections may be revoked or changed upon written notice to the exchange agent prior to the election deadline. If a shareholder revokes an election form and does not properly make a new election by the election deadline in respect of the shares of First Commerce common stock covered by the revoked election form, it will be deemed that the holder did not make any election in respect of those shares. The exchange agent may use its reasonable discretion to determine whether any election, revocation or change has been properly or timely made, and any good faith decisions of the exchange agent will be binding and conclusive. Neither Bank of Granite Corporation nor the exchange agent is under any obligation to notify any person of any defect in an election form.

     Neither First Commerce or Bank of Granite Corporation (or their respective boards of directors) nor their financial advisors make any recommendation as to whether you should choose Bank of Granite Corporation common stock or cash for your shares of First Commerce common stock. You should consult with your own financial advisor about this decision.

Allocation of the Merger Consideration

     A maximum of 529,301 shares of Bank of Granite Corporation common stock and $9,562,611 of cash will be issued and paid as merger consideration. It is unlikely that this exact mix of merger consideration will be elected by the First Commerce shareholders, in which case the exchange agent will allocate among First Commerce shareholders the stock and cash merger consideration pursuant to the following allocation procedures. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elect. The following defined terms are used to describe the allocation procedures with respect to payment of the merger consideration:

•	“Cash Election Shares” means shares of First Commerce common stock with respect to which an election for the per share cash consideration has been made.

•	“Mixed Election Shares” means shares of First Commerce common stock with respect to which an election for the per share mixed consideration has been made or for which no election has been made.

•	“Stock Election Shares” means shares of First Commerce common stock with respect to which an election for the per share stock consideration has been made.

•	“Total Cash Election Amount” means the sum of (i) the amount of cash included in the per share cash consideration multiplied by the total number of Cash Election Shares, and (ii) the Mixed Election Cash Amount (as defined below).

•	“Total Stock Election Amount” means the sum of (i) the amount of Bank of Granite Corporation common stock included in the per share stock consideration multiplied by the total number of Stock Election Shares, and (ii) the Mixed Election Stock Amount (as defined below).

•	“Mixed Election Cash Amount” means the amount of cash included in the per share mixed consideration multiplied by the total number of Mixed Election Shares.

•	“Mixed Election Stock Amount” means the amount of Bank of Granite Corporation common stock included in the per share mixed consideration multiplied by the total number of Mixed Election Shares.

     The merger consideration will be allocated, to the extent necessary, pursuant to the following allocation procedures:

•	Each Mixed Election Share will be converted into the right to receive an amount of cash and a number of shares of Bank of Granite Corporation common stock included in the per share mixed consideration.

•	If the total amount of Bank of Granite Corporation common stock payable as merger consideration is less than the Total Stock Election Amount (or if the total cash payable as merger consideration is greater than the Total Cash Election Amount), then:

•	each Cash Election Share will be converted into the right to receive an amount of cash equal to the per share cash consideration; and

•	each Stock Election Share will be converted into the right to receive (i) an amount in cash equal to the sum of the total cash payable as merger consideration less the Total Cash Election Amount, divided by the total number of Stock Election Shares, and (ii) a number of shares of Bank of Granite Corporation common stock equal to the sum of the total amount of Bank of Granite Corporation common stock payable as merger consideration less the aggregate Mixed Election Stock Amount, divided by the total number of Stock Election Shares.

•	If the total amount of Bank of Granite Corporation common stock payable as merger consideration is greater than the Total Stock Election Amount (or if the total cash payable as merger consideration is less than the Total Cash Election Amount), then:

•	each Stock Election Share will be converted into the right to receive the per share stock consideration; and

•	each Cash Election Share will be converted into the right to receive (i) a number of shares of Bank of Granite Corporation common stock equal to the sum of the total amount of Bank of Granite Corporation common stock payable as merger consideration less the Total Stock Election Amount, divided by the total number of Cash Election Shares, and (ii) an amount in cash equal to the sum of the total cash payable as merger consideration less the aggregate Mixed Election Cash Amount, divided by the total number of Cash Election Shares.

Due to these limitations on the amount of stock and cash to be paid as merger consideration, no assurance can be given that you will receive the form of merger consideration you elect.

What Dissenting Shareholders Will Receive in the Merger

     First Commerce shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the shareholder meeting will have the right to receive a cash payment equal to the fair value of their shares of First Commerce common stock. Any payment of fair value will be in lieu of the merger consideration provided for in the merger agreement and could be more than, the same as or less valuable than the agreed upon merger consideration. To exercise these rights, you must strictly comply with Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

Treatment of First Commerce Options in the Merger

     As of the record date for the First Commerce shareholder meeting, options to acquire 193,646 shares of First Commerce common stock were outstanding under existing First Commerce stock option plans, and First Commerce’s executive officers and directors held 135,482 of these options. When the merger becomes effective, each outstanding option or other right to purchase First Commerce common stock granted under First Commerce’s stock option plans will become an option to purchase Bank of Granite Corporation common stock and will be fully vested and exercisable. Bank of Granite Corporation will assume each option in accordance with the terms of First Commerce’s stock option plans and the agreements that evidence the options and will deliver Bank of Granite Corporation common stock upon the exercise of each option. After the merger becomes effective:

•	Bank of Granite Corporation and the compensation committee of its board of directors will be substituted for First Commerce and the compensation committee of First Commerce’s board of directors administering First Commerce’s stock option plans;

•	each option assumed by Bank of Granite Corporation may be exercised only for shares of Bank of Granite Corporation common stock;

•	the number of shares of Bank of Granite Corporation common stock subject to the converted First Commerce options will be equal to the number of shares of First Commerce common stock subject to the options immediately before the merger became effective multiplied by 1.0377 (which is the exchange ratio for the per share stock consideration form of payment of the merger consideration), rounded up to the next highest share; and

•	the per share exercise price under each converted First Commerce option will be adjusted by dividing the exercise price immediately before the merger by 1.0377 and rounding down to the next lowest cent.

     For information with respect to stock options held by First Commerce’s management, see “—Interests of First Commerce’s Executive Officers and Directors in the Merger—First Commerce Stock Options.”

Background of the Merger

     From time to time over the last several years, First Commerce and its board of directors have discussed various possible strategic alternatives for the future of First Commerce. Over this period First Commerce achieved profitability and growth that its board deems to be satisfactory, but the board has recognized the increasing challenge of competing as a small banking organization in the Charlotte, North Carolina market. It also has recognized and considered the continuing trend toward consolidation among financial institutions. In late 2001, as part of its continuing review of First Commerce’s strategic plan, the board determined that a combination with a larger banking institution having the resources to enable First Commerce to expand its share of the Charlotte market could be an attractive alternative. The board also determined, however, that because of First Commerce’s increasingly successful performance, it would not actively seek such a combination at that time. It was the board’s conclusion that if proposals were received from banks having characteristics (including financial strength, stock liquidity and cultural similarities) indicating that a combination with First Commerce would result in enhanced financial performance for the merged companies and increased investment value for First Commerce’s shareholders, those proposals would be evaluated and considered.

     Bank of Granite Corporation and its subsidiary bank have conducted business in the Catawba Valley area of North Carolina since 1906. Although Bank of Granite Corporation has considered acquiring other banking institutions at various times in its history and acquired GLL & Associates, Inc., a mortgage company, in 1997, the growth of its banking operations has all been internally generated. In October of 2001, Bank of Granite Corporation engaged an independent banking consultant to work with its board of directors to conduct strategic planning. In connection with those discussions, Bank of Granite Corporation determined that it would seek to make strategic acquisitions of other community banks or bank holding companies in markets that would be complimentary to its market. With the help of its consultant, Bank of Granite Corporation developed a list of other financial institutions and other banking markets that it believed would be a good strategic fit with Bank of Granite Corporation’s current business. One of the markets identified was Charlotte, North Carolina, and one of the potential acquisition candidates identified was First Commerce.

     In the early part of 2002, senior management of Bank of Granite Corporation held informal meetings with representatives of a small number of the potential acquisition targets that had been identified. On January 29, 2002, John A. Forlines, Jr., Chairman and Chief Executive Officer of Bank of Granite Corporation, met with Wesley W. Sturges, President and Chief Executive Officer of First Commerce. At this meeting, the two parties outlined ideas about the strategic directions of their respective companies and had general discussions about the possibility of a merger between the two companies. They also discussed the possibility of Mr. Sturges joining the management team of Bank of Granite Corporation in connection with this transaction.

     On February 27, 2002, Mr. Sturges met with Mr. Forlines, other executive officers and one independent director of Bank of Granite Corporation in Hickory, North Carolina. This meeting continued the preliminary discussions about the possibility of a combination of First Commerce with Bank of Granite Corporation. No specific conclusions were reached.

     Mr. Sturges and Charles M. Snipes, President of Bank of Granite Corporation, met in Washington, D.C. in March 2002 while on a trip sponsored by the North Carolina Bankers Association. The subject of a potential merger between First Commerce and Bank of Granite Corporation was again discussed in general terms. Mr. Sturges indicated that he and the First Commerce board of directors would need additional time to consider any possible transaction and that they were not prepared to discuss any specific terms at that time.

     Mr. Forlines contacted Mr. Sturges in July 2002 to ask if Mr. Sturges would be willing to meet with him again to discuss the possibility of a merger between their two companies. A meeting was arranged for July 26, 2002 in Hickory, North Carolina, and was attended by Mr. Sturges and Mr. Preston, on behalf of First Commerce, and Mr. Forlines and other executive officers, on behalf of Bank of Granite Corporation. At this meeting the discussions progressed to more specific terms, including the potential structure of the transaction, potential pricing terms, potential board representation, with Mr. Preston as a possible nominee, and further discussions regarding Mr. Sturges’ potential role in the management of the merged companies. The parties agreed to put their respective financial advisors in contact with one another in an effort to work out financial terms and other details concerning a potential combination of the companies.

     During the period from August through October of 2002, numerous discussions and negotiations took place between First Commerce and Bank of Granite Corporation and their respective financial advisors. By late October 2002, discussions between the two companies had proceeded to the point that a general outline of a transaction between the parties had emerged, and those terms were discussed with the board of directors of each corporation. Bank of Granite Corporation asked its legal advisors to prepare an initial draft of a definitive merger agreement, based upon a preliminary term sheet that had been negotiated between the parties.

     On November 26, 2002, Bank of Granite Corporation and First Commerce entered into confidentiality agreements and made arrangements to exchange detailed information and conduct due diligence reviews in connection with the proposed business combination. Extensive due diligence meetings involving executive officers, financial advisors and legal advisors of each of Bank of Granite Corporation and First Commerce were conducted during the week of November 25, 2002. In addition, an independent consulting firm hired by Bank of Granite Corporation conducted an extensive due diligence review of the loan portfolio and documentation of First Commerce during the week of December 2, 2002.

     Through further discussions and negotiations with First Commerce, Bank of Granite Corporation refined its merger proposal and presented an initial draft of a definitive merger agreement to First Commerce on December 5, 2002. The parties continued to discuss the proposed transaction and to negotiate the terms of a definitive merger agreement during the period from December 5 to December 18, 2002. During this same period, the parties also negotiated the terms of a proposed employment agreement between Mr. Sturges and Bank of Granite Corporation. The parties negotiated a merger of First Commerce into Bank of Granite Corporation, with Bank of Granite

Corporation exchanging 671,612 shares of common stock and $4,584,880 in cash for all of First Commerce’s stock. Under the terms of the proposed transaction, the First Commerce shareholders would have an option to receive .9022 shares of Bank of Granite Corporation stock or $16.60 cash (or a combination of stock and cash) for each share of First Commerce stock owned, subject to certain allocations and adjustments.

     On December 18, 2002, the First Commerce board of directors met, along with its financial advisor and legal advisors. The board received presentations from its financial advisor and legal advisors about the proposed merger with Bank of Granite Corporation and the specific terms of the proposed definitive merger agreement. It considered an oral opinion from Trident Securities, a division of McDonald Investments, Inc., its financial advisor, that the proposed transaction was fair, from a financial point of view, to the shareholders of First Commerce. The board discussed the financial terms of the transaction, the corporate cultures and growth strategies of First Commerce and Bank of Granite Corporation, financial information about the proposed merger partners and the effect of the proposed transaction upon its customers, employees and communities. The legal advisors to First Commerce also discussed the fiduciary duties of the board of directors in considering a possible business combination. After significant discussion, including consideration of the factors described below in “—First Commerce’s Reasons for the Merger,” the First Commerce board of directors voted unanimously to approve the merger agreement.

     The Bank of Granite Corporation board of directors also met on December 18, 2002 to discuss the proposed merger with First Commerce. The meeting was attended by financial advisors and legal advisors to Bank of Granite Corporation. At the meeting, The Orr Group, an investment banking firm engaged by Bank of Granite Corporation, made a detailed presentation concerning the proposed merger. The presentation included an analysis of First Commerce, an analysis of comparable transactions, the financial impact of the proposed transaction on Bank of Granite Corporation, and other matters. The Orr Group concluded with its opinion that the proposed transaction was fair, from a financial point of view, to the stockholders of Bank of Granite Corporation. The meeting also included a due diligence presentation by Triangle Capital Partners (“Triangle Capital”), a separate investment banking firm that had been engaged by Bank of Granite Corporation to advise it in connection with the proposed transaction. Extensive written materials were presented and analyzed. The Bank of Granite Corporation board, with the assistance of its legal advisors, reviewed the material terms of the proposed merger, including the provisions of the proposed definitive merger agreement. Bank of Granite Corporation’s legal advisors also discussed the fiduciary duties of the board of directors in considering a possible business combination. After significant discussion and consideration of the factors described below in “—Bank of Granite Corporation’s Reasons for the Merger,” the Bank of Granite Corporation board voted unanimously to approve the merger agreement.

     After the close of the stock markets on December 18, 2002, Bank of Granite Corporation and First Commerce issued a joint press release announcing the execution of the definitive merger agreement.

     On January 3, 2003, the financial advisor to First Commerce received a telephone call from another investment banking firm stating that it represented a third-party bank holding company that would like to discuss a possible combination with First Commerce. The financial advisor to First Commerce advised the investment banking firm of the constraints under the merger agreement upon First Commerce having discussions with any third party concerning another acquisition proposal. On January 4, 2003, First Commerce received an unsolicited letter from the third party expressing an interest in exploring its possible acquisition of First Commerce. The letter set forth various publicly available information about the third party and a preliminary indication of transaction terms, including the proposal of a purchase price that would be made up of 50% cash and 50% of the third party’s stock. The third party valued the proposed consideration to be paid for the shares of First Commerce at $18.72 per share and stated that the proposal would be subject to approval by its board of directors, a due diligence review and the negotiation of a definitive merger agreement. As required under the merger agreement, First Commerce informed Bank of Granite Corporation of these communications and that First Commerce planned to meet with the third party on January 9, 2003 solely to allow it to clarify its proposal. At the meeting on January 9th, additional details were presented, but the third party reiterated that its indication of interest was subject to a number of significant contingencies, including a due diligence review, board approval and a possible change in value depending upon the market price of the third party’s stock.

     The First Commerce board of directors met on January 14, 2003 to review the communications it had received and other information about the third party. This meeting was also attended by the financial advisor and legal advisors to First Commerce, each of whom made presentations to the board concerning publicly available information about the third party, the potential effect of the contingencies on the third party’s indication of interest evolving into a definitive acquisition agreement, the obligations of and constraints upon First Commerce under the merger agreement with Bank of Granite Corporation, and the fiduciary duty of First Commerce’s board in the current circumstances. After lengthy discussion, the First Commerce board concluded that it did not have sufficient information about the third party and its indication of interest to determine whether such interest was reasonably likely to lead to a “Superior Proposal” as defined in the merger agreement.

     At the direction of its board of directors and as required by the merger agreement, First Commerce informed Bank of Granite Corporation about the status of its deliberations and received Bank of Granite Corporation’s consent for First Commerce and its advisors to have further discussions with the third party and its advisors in an effort to obtain more detailed information about any definitive acquisition proposal the third party might make. These discussions occurred and some additional detail was obtained. The third party did not, however, indicate that any acquisition proposal it made would contain any material changes in the nature of the terms or the contingencies discussed in its written indication of interest received on January 4th. The board of First Commerce met and considered the initial indication of interest and this additional information. First Commerce continued to inform Bank of Granite Corporation of the substance of its discussions with the third party.

     During this period of communication between First Commerce and the third party, First Commerce, Bank of Granite Corporation and their respective advisors discussed the possibility of amending the merger agreement to increase the merger consideration that would be paid by Bank of Granite Corporation to First Commerce’s shareholders. After extensive discussions and analyses, terms of an amendment to the merger agreement were established that the management of both companies determined they would recommend to their respective boards of directors.

     The Bank of Granite Corporation board met on January 13, 2003. Prior to the meeting, Bank of Granite Corporation received advice from its financial advisor, Triangle Capital, and from The Orr Group, about the fairness, from a financial point of view, to the stockholders of Bank of Granite Corporation of a range of possible transaction terms and prices. The board authorized Bank of Granite Corporation’s management to propose amended merger terms to First Commerce. On January 22, 2003, Bank of Granite Corporation proposed a definitive amendment to the merger agreement, which provided that the merger consideration to be paid to the First Commerce shareholders would be changed to 529,301 shares of Bank of Granite Corporation stock and $9,562,611 cash. Under the revised transaction terms, First Commerce’s shareholders would be allowed to choose to receive 1.0377 shares of Bank of Granite Corporation stock or $18.73 cash (or a combination of stock and cash) for each share of First Commerce stock owned, subject to allocations and adjustments described above in “—Allocation of the Merger Consideration” and “—Possible Adjustment of the Merger Consideration.”

     On January 22, 2003, the First Commerce board of directors, along with its financial advisor and legal counsel, met and considered the revised transaction terms proposed by Bank of Granite Corporation, along with the information concerning the third party obtained through the discussions described above and the terms and contingencies set forth in the third party’s letter of interest received on January 4th. First Commerce’s financial advisor presented detailed information and financial analyses of the proposed amendment from Bank of Granite Corporation and its analysis of the information concerning the third party presented to the board. The board also received and considered the advice of its legal counsel concerning First Commerce’s obligations and rights under the merger agreement, appropriate procedures for satisfying and exercising those obligations and rights, and the board’s fiduciary duties in evaluating and making determinations concerning the various alternative courses of action available to it.

     After extensive discussions, the First Commerce board concluded that, after taking into account the amendment to the merger agreement proposed by Bank of Granite Corporation, the information concerning the third party available to the board, the terms and contingencies contained in the third party’s indication of interest, and the additional information provided by the third party in its discussions with First Commerce and its advisors, the expression of interest it received from third party did not constitute and was not reasonably likely to lead to a “Superior Proposal” as defined in the merger agreement. The First Commerce board further concluded that it would be in the best interests of First Commerce and its shareholders to enter into the amendment to the merger agreement proposed by Bank of Granite Corporation.

     The amendment to the merger agreement was executed by First Commerce and Bank of Granite Corporation on January 22, 2003. Immediately after the amendment was executed, First Commerce and its advisors informed the third party and its advisors of the amendment to the merger agreement. The president of the third party stated that, in light of the amended merger agreement, his company was not interested in pursuing further discussions with First Commerce.

     The execution of the amendment to the merger agreement and its material terms were announced in a joint press release issued by Bank of Granite Corporation and First Commerce before the opening of trading on the stock markets on January 23, 2003.

Bank of Granite Corporation’s Reasons for the Merger

     The Bank of Granite Corporation board believes that the merger provides an important opportunity for growth by combining with a profitable, well-managed financial institution in the Charlotte, North Carolina market and that the merger is fair, from a financial point of view, to its stockholders. In reaching its decision to approve the merger agreement, Bank of Granite Corporation’s board consulted with the management of Bank of Granite Corporation and its legal and financial advisors. The board considered many factors in reaching its decision, including the following:

•	The financial terms and financial impact of the merger. The Bank of Granite Corporation board reviewed detailed analyses of the financial terms of the merger, including analyses prepared by Triangle Capital that reviewed comparable transactions, the financial impact upon the Bank of Granite Corporation stockholders, pro forma financial statements, dilution analysis, contribution analysis, discounted cash flow analysis and other financial information. The Orr Group rendered its independent opinion that the merger is fair, from a financial point of view, to the stockholders of Bank of Granite Corporation, and presented detailed analyses of (i) First Commerce and comparable financial institutions, (ii) comparable transactions to the merger and (iii) the financial impact of the merger on Bank of Granite Corporation and its stockholders, including accretion/dilution analysis, contribution and claims analysis, and a dividend discount analysis. In connection with the amendment to the merger agreement, the Bank of Granite Corporation board received additional and updated advice from each of Triangle Capital and The Orr Group. The board considered the fact that First Commerce is a relatively new institution and does not have a long track record, and in particular the fact that First Commerce has relied on higher cost deposits to build its deposit base, concluding that a more stable base of core deposits can be acquired in the Charlotte market over time.

•	Review of First Commerce and its operations. The Bank of Granite Corporation board and its management, with the assistance of financial, accounting and legal advisors, conducted an extensive review of First Commerce and its business, operations, financial condition, earnings and prospects. In addition to the results of its due diligence review, Bank of Granite Corporation also considered its belief that the senior management of Bank of Granite Corporation and First Commerce have similar and compatible philosophies about community banking and the delivery of financial performance and shareholder value. The board also considered the skills and expertise of the employees of First Commerce, and particularly considered the opportunity to add Mr. Sturges to the senior management of Bank of Granite Corporation. The board recognized that the Charlotte market has a large number of financial institutions and is highly competitive, but the board concluded that the combined entity formed by the merger will be able to compete effectively in the market.

•	Opportunities for growth. The Bank of Granite Corporation board considered the opportunity that the merger presents for Bank of Granite Corporation to expand its banking operations into the Charlotte market, which it considers to be an attractive and complimentary market to its current market area in the Catawba Valley area. Charlotte is the closest large city to Bank of Granite Corporation’s current market, and Bank of Granite Corporation has no branches in the Charlotte market, which the board believes is a good market for growth. While Bank of Granite Corporation could enter this market through de novo branching, the merger presents the opportunity to expand into a new market without the costs associated with de novo branching, as well as the advantages of beginning business with customer relationships and management and staff that have already been established.

•	Non-financial information and terms of the merger agreement. The Bank of Granite Corporation board reviewed the structure of the merger and the terms of the merger agreement, including the provisions that cause an adjustment in the amount of shares to be issued if there is a significant change in the market price of Bank of Granite Corporation’s common stock prior to completion of the merger, along with the requirement that First Commerce pay a significant break-up fee in the event that it terminates the merger agreement because of a superior offer from another acquiror. The board also considered the social, legal and economic effects of the merger on the employees, customers and depositors of Bank of Granite Corporation and the communities it serves. The board considered the fact that the merger is expected to be tax free, for federal income tax purposes, to the shareholders of First Commerce to the extent they receive Bank of Granite Corporation stock in the transaction. The board also considered the likelihood that the merger would be approved by applicable regulatory authorities without undue conditions or delay.

     Although not exhaustive, this discussion of the information and factors considered by the Bank of Granite Corporation board of directors includes the material factors considered by the Bank of Granite Corporation board. The Bank of Granite Corporation board did not assign any relative or specific weights to the individual factors, and individual directors may have given varying weights to different factors.

First Commerce’s Reasons for the Merger

     The First Commerce board of directors believes that the merger is fair, from a financial point of view, to and in the best interests of First Commerce’s shareholders. In reaching its decision to approve the merger agreement and unanimously recommend approval of the merger by its shareholders, the board of directors of First Commerce consulted with its financial advisor and legal advisors, as well as its management, and considered many factors. These factors include:

•	The financial terms of the merger. The board considered Trident Securities’ presentation concerning the financial terms of the proposed merger at the board’s December 18, 2002 meeting. In this presentation, among other comparisons and reports of financial information, Trident Securities compared the merger consideration in the initial merger consideration, assuming per share consideration of $16.76 (which represents the sum of (i) $4.15 in cash, calculated as the per share cash consideration of $16.60 multiplied by 25%, where 25% is the percentage of the aggregate merger consideration to be paid in cash, plus (ii) $12.61 in Bank of Granite Corporation common stock, calculated as the per share stock consideration of 0.9022 shares of Bank of Granite Corporation common stock based on the closing price per share on December 16, 2002 of $18.64, multiplied by 75%, where 75% is the percentage of the aggregate merger consideration to be paid in stock) and a First Commerce stock price of $12.25, both as of December 16, 2002, with the merger consideration received by selling financial institution having similar total assets, having engaged in transactions with similar aggregate merger consideration, and having characteristics believed by Trident Securities to be comparable to those of First Commerce. Trident Securities reported that the proposed merger consideration per share was 20.3 times First Commerce’s earnings for the last 12 months (compared to multiples of 17.5 times earnings for sellers of similar asset size, 18.0 times earnings for sellers in transactions with similar aggregate merger consideration and 19.5 times earnings for the 12 sellers believed by Trident Securities to be most comparable). The proposed merger consideration equaled 159.0% of First Commerce’s tangible book value (compared to 207.8% for similar-sized sellers, 172.3% for sellers receiving similar merger consideration totals and 203.6% for the 12 most comparable sellers). The premium of the proposed merger consideration over First Commerce’s $12.25 share price on December 16, 2002 was 36.8% (compared to 53.0% for sellers having a similar asset size, 48.6% for sellers in transactions with similar aggregate merger consideration and 48.6% for the 12 most comparable sellers). The board also considered a discounted earnings analysis by Trident Securities indicating a range of present values of $13.02 to $18.60 per First Commerce share. Trident Securities also presented comparisons of aspects of First Commerce’s stock price and financial performance to a selected group of peer companies: the ratio of stock price to last 12-month earnings (First Commerce, 14.8 times earnings; peer group median, 18.0 times earnings); stock price as a percentage of book value (First Commerce, 116.2%; peer group median, 146.0%); stock price as a percentage of tangible book value (First Commerce, 116.2%; peer group median, 147.6%); dividend yield (First Commerce, 0%; peer group median, 1.2%); return on average assets (First Commerce, 0.60%; peer group median, 0.75%); return on average equity (First Commerce, 8.8%; peer group median, 8.7%); and tangible equity as a percentage of assets (First

Commerce, 6.0%; peer group median, 7.7%). The board also reviewed Trident Securities’ comparisons of the same aspects of Bank of Granite Corporation’s stock price and financial performance with a selected group of financial institutions believed to be comparable to Bank of Granite Corporation. Finally, the board considered Trident Securities’ report that the merger consideration proposed in the initial merger agreement, taking into consideration the comparative value factors reviewed and the characteristics of First Commerce and Bank of Granite Corporation, and the peer companies of each, set forth in Trident Securities’ report, compared favorably with the other transactions reviewed in the report and was within the ranges of the various multiples, percentage factors and premiums received in the transactions presented in the report. Upon Bank of Granite Corporation’s proposal to increase the merger consideration pursuant to the amendment to the merger agreement, the board further reviewed Trident Securities’ prior presentation, had additional consultations with First Commerce’s financial advisor and legal advisors, and re-affirmed its conclusion that the financial terms of the merger compared favorably with those of comparable transactions.

•	The effect of the merger on the shareholder value of First Commerce. The First Commerce board considered whether First Commerce as an independent enterprise could produce the earnings necessary to result in a value comparable to the value to be received in the merger. The board considered the constraints upon First Commerce’s growth resulting from regulatory capital requirements, the relatively illiquid nature of the market for its stock, and the challenges of achieving increased operating efficiencies for a financial institution of its size. The board also considered the value to Bank of Granite Corporation of an extension of its franchise into the Charlotte market, the strong capital position of Bank of Granite Corporation and the resulting ability of Bank of Granite Corporation to employ capital to expand its franchise in that market, and the greater liquidity of the market for Bank of Granite Corporation’s stock. First Commerce’s board also considered the expected dividend payout on the shares of Bank of Granite Corporation common stock that would be received by First Commerce’s shareholders in the merger.

•	The corporate cultures of First Commerce and Bank of Granite Corporation; Bank of Granite Corporation’s growth strategies and management succession plans. The board of First Commerce considered that the operating philosophies and corporate cultures of First Commerce and Bank of Granite Corporation are similar and complementary. It also considered the provisions of the proposed employment agreement between Bank of Granite Corporation and Mr. Sturges, under which Mr. Sturges will become a senior executive officer of Bank of Granite Corporation and is anticipated to become the President and Chief Operating Officer following the second anniversary of completion of the merger. The board considered the impact of Mr. Sturges’ participation in the management of Bank of Granite Corporation and its effect on Bank of Granite Corporation’s growth strategies, management succession plans and future operations.

•	Industry consolidation. The First Commerce board evaluated the continuing trend toward consolidation among financial institutions. It also considered the likelihood of Bank of Granite Corporation engaging in further acquisition transactions, and thereby extending its franchise and possibly enhancing its market value. The board further considered the possibility of Bank of Granite Corporation becoming a party in the future to a business combination in which a premium would be paid for the outstanding shares of Bank of Granite Corporation’s common stock.

•	Certain financial data about First Commerce and Bank of Granite Corporation. The information reviewed by the First Commerce board included, but was not limited to, financial data with regard to historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating data, an acquisition capacity analysis, and comparable acquisition transactions, as presented by Trident Securities.

•	Advice of financial advisor and fairness opinion. The First Commerce board considered the oral opinion of Trident Securities (including the assumptions and financial data and projections relied upon by Trident Securities in arriving at its opinion) that, as of December 18, 2002, the merger consideration under the initial merger agreement was fair, from a financial point of view, to the shareholders of First Commerce. Upon Bank of Granite Corporation’s proposal to increase the merger consideration pursuant to the amended merger agreement, the board had further discussions with Trident Securities and re-confirmed its conclusion that Trident Securities’ fairness opinion remained reasonable, based upon the board’s view that the value to be received by First Commerce’s shareholders under the amended merger agreement would be greater than that set forth in the merger agreement dated December 18th. See “-Opinion of First Commerce’s Financial Advisor.”

•	Certain non-financial information and terms of the merger agreement. The First Commerce board reviewed the terms of the merger agreement, including its right to terminate the merger agreement in the event of a significant decline in the market price of Bank of Granite Corporation’s stock prior to consummation of the merger unless Bank of Granite Corporation then increased the amount of the merger consideration as specified in the merger agreement. The board was advised that Bank of Granite Corporation was requiring a termination fee as a condition to the transaction, and the board considered that the existence of the termination fee might discourage third parties from seeking to acquire First Commerce. It was also taken into account that the merger will be tax-free, for federal income tax purposes, to First Commerce’s shareholders to the extent they receive shares of common stock of Bank of Granite Corporation. The board also noted that the merger would trigger change-of-control provisions in Mr. Sturges’ employment agreement with First Commerce and that Bank of Granite Corporation had offered to enter a new employment agreement with Mr. Sturges in consideration of his termination of his existing First Commerce employment agreement. The board confirmed that the amended merger agreement retained the foregoing terms with appropriate adjustments related to the increased merger consideration.

•	Regulatory approvals. The First Commerce board considered the probability of required regulatory approvals being obtained without unreasonable delay or conditions.

•	Impact on First Commerce constituencies. The general impact of the merger on the various constituencies served by First Commerce — its customers, employees, communities and others — was considered by the First Commerce board. In this regard, the board took into account information about Bank of Granite Corporation’s approach to its customers, employees and the communities in which it operates.

•	The amended merger agreement. The First Commerce board considered the financial and other terms proposed by Bank of Granite Corporation in the amended merger agreement in comparison to the indication of interest received from a third party and the information available to First Commerce concerning the third party and its indication of interest. After consulting with the financial advisor and legal advisors to First Commerce, the board concluded that the third-party indication of interest neither constituted nor was reasonably likely to result in a transaction with the third party that would be more favorable, from a financial point of view, to the shareholders of First Commerce.

     Although not exhaustive, the foregoing discussion of information and factors considered by the First Commerce board of directors includes the material factors considered by the board. The First Commerce board did not assign relative or specific weights to the individual factors, and the individual directors may have given varying weight to different factors.

Opinion of First Commerce’s Financial Advisor

     Merger — General. Pursuant to an engagement letter dated August 9, 2002 between First Commerce and Trident Securities, First Commerce retained Trident Securities to act as its sole financial advisor in connection with possible mergers and related matters. As part of its engagement, Trident Securities agreed, if requested by First Commerce, to render an opinion with respect to the fairness, from a financial point of view, to the holders of First Commerce common stock, of the consideration to be received by them should First Commerce agree to a merger transaction. Trident Securities is a nationally recognized specialist in the financial services industry, in general, and in southeastern banks in particular. It is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. First Commerce selected Trident Securities as its financial advisor based upon Trident Securities’ qualifications, expertise and reputation.

     On December 18, 2002, Trident Securities delivered its oral opinion that the consideration to be received by First Commerce’s shareholders under the merger agreement with Bank of Granite Corporation was fair to those shareholders, from a financial point of view, as of the date of the opinion. Trident Securities also delivered to the First Commerce board a written opinion dated as of the date of this proxy statement/prospectus confirming its oral opinion of December 18, 2002. Neither First Commerce nor its board imposed any limitations on Trident Securities with respect to the investigations made or the procedures followed in rendering its opinion.

     On January 22, 2003, First Commerce and Bank of Granite Corporation entered into an amendment to the merger agreement, thereby increasing the consideration to be received by First Commerce’s shareholders in the merger. This increased merger consideration structure did not change Trident Securities’ opinion of December 18, 2002.

     The full text of Trident Securities’ written opinion to First Commerce’s board of directors, dated as of the date of this proxy statement/prospectus, which sets forth the assumptions made, matters considered and extent of review by Trident Securities, is attached as Appendix B and is incorporated by reference into this proxy statement/prospectus. It should be read carefully and in its entirety in conjunction with this proxy statement/prospectus. The following summary of Trident Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Trident Securities’ opinion is addressed to the First Commerce board of directors and does not constitute a recommendation to any shareholder of First Commerce as to how you should vote at the shareholder meeting. Trident Securities has received or will receive a total of $422,000 in fees for its services rendered in connection with the merger, of which $50,000 is compensation for rendering its opinion.

     Trident Securities, in connection with rendering its opinion:

•	reviewed First Commerce’s audited financial statements for each of the years ended December 31, 2002, 2001 and 2000 and First Commerce’s Annual Reports on Form 10-KSB for the years ended December 31, 2002, 2001 and 2000;

•	reviewed Bank of Granite Corporation’s Annual Reports to Stockholders and Annual Reports on Form 10-K for each of the years ended December 31, 2002, 2001, and 2000, including the audited financial statements contained therein;

•	reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of First Commerce and Bank of Granite Corporation provided to Trident Securities or publicly available;

•	participated in meetings and telephone conferences with members of senior management of First Commerce and Bank of Granite Corporation concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident Securities believed relevant to its inquiry;

•	reviewed certain stock market information for First Commerce common stock and Bank of Granite Corporation common stock and compared that information with similar information for other publicly traded companies deemed to be relevant for purposes of its opinion;

•	compared the results of operations and financial condition of First Commerce and Bank of Granite Corporation with that of companies that Trident Securities deemed to be relevant for purposes of its opinion;

•	reviewed the financial terms, to the extent publicly available, of acquisition transactions that Trident Securities deemed to be relevant for purposes of this opinion;

•	reviewed the merger agreement; and

•	performed other reviews and analyses as Trident Securities deemed appropriate.

The oral and written opinions provided by Trident Securities to First Commerce were based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and formulation of its opinion, Trident Securities relied upon the accuracy and completeness of the financial information and other pertinent information provided by First Commerce and Bank of Granite Corporation to Trident Securities for purposes of rendering its opinion. Trident Securities did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for First Commerce and Bank of Granite Corporation with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, Trident Securities assumed that these forecasts reflected the most reasonable estimates and judgments of First Commerce and Bank of Granite Corporation as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident Securities could formulate its opinion. First Commerce does not publicly disclose internal management projections of the type utilized by Trident Securities in connection with Trident Securities’ role as financial advisor to First Commerce with respect to the review of the merger. Therefore, these projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including factors relative to the general economic and competitive conditions facing First Commerce and Bank of Granite Corporation. Actual results could vary significantly from those set forth in the projections.

     Trident Securities does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses and therefore assumes that the allowances for First Commerce and Bank of Granite Corporation are adequate to cover their losses. In addition, Trident Securities does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of First Commerce or Bank of Granite Corporation, nor was Trident Securities provided with any appraisals. Furthermore, Trident Securities assumes that the merger will be consummated in accordance with the terms of the merger agreement and the amendment to the merger agreement, without any waiver of any material terms or conditions by First Commerce, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident Securities assumes that the merger will be recorded as a “purchase” in accordance with generally accepted accounting principles.

     In connection with rendering its opinion to the First Commerce board, Trident Securities performed a variety of financial and comparative analyses, which are briefly summarized below. This summary does not purport to be a complete description of the analyses performed by Trident Securities. Moreover, Trident Securities believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of the analyses. In its full analysis, Trident Securities also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident Securities drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident Securities’ analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from the estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident Securities were assigned a greater significance by Trident Securities than any other in deriving its opinion. Additionally, each analysis undertaken by Trident Securities, when considered within the total mix of all analyses, supported its opinion.

     All of Trident Securities’ analyses summarized below were made prior to the amendment to the merger agreement and, accordingly, as indicated below, reflect the merger consideration level set forth in the merger agreement, and not the higher merger consideration level set forth in the amendment to the merger agreement approved by First Commerce and Bank of Granite Corporation on January 22, 2003. Because the merger consideration level in the amendment to the merger agreement is higher than that originally agreed on by First Commerce and Bank of Granite Corporation, Trident Securities was able to confirm its opinion on January 22, 2003 without engaging in further analytic procedures.

     Comparable Company Analysis. Trident Securities reviewed and compared actual stock market data and selected financial information for First Commerce with corresponding information for 12 publicly traded southeastern banks (located in North Carolina, Virginia and Tennessee) with assets between $150 million and $300 million, a return on average assets between 0.29% and 1.04%, and a tangible equity to assets ratio between 5.8% and 10.8% (the “First Commerce Peer Group”). This analysis was based upon a per share stock consideration of 0.9022 shares of Bank of Granite Corporation and a per share cash consideration of $16.60 for each share of First Commerce common stock set forth in the initial merger agreement, rather than the higher aggregate merger consideration consisting of a per share stock consideration of 1.0377 and a per share cash consideration of $18.73 set forth in the amendment to the merger agreement. The First Commerce Peer Group is listed below:

American Community Bancshares, Inc.	Monroe, NC
Bank of North Carolina	Thomasville, NC
Bank of the Carolinas	Mocksville, NC
Capital Bancorp, Inc.	Nashville, TN
Carolina Bank Holdings Inc.	Greensboro, NC
Commonwealth Bankshares, Incorporated	Norfolk, VA
First Trust Bank	Charlotte, NC
Guaranty Financial Corporation	Charlottesville, VA
Harbor Bank	Newport News, VA
James Monroe Bancorp, Inc.	Arlington, VA
MidCarolina Financial Corporation	Burlington, NC
Valley Financial Corporation	Roanoke, VA

     The table below represents a summary analysis of the First Commerce Peer Group based on market prices as of December 13, 2002 and the latest publicly available financial data as of or for the last 12 months ended September 30, 2002:

	Median	First Commerce

Price to last 12 months earnings (x)	18.0	14.8
Price to book value (%)	146.0	116.2
Price to tangible book value (%)	147.6	116.2
Dividend yield (%)	1.2	0.0
Return on average assets (%)	0.75	0.6
Return on average equity (%)	8.7	8.8
Tangible equity capital to assets (%)	7.7	6.0

     Trident Securities reviewed and compared actual stock market data and actual and estimated selected financial information for Bank of Granite Corporation with corresponding information for 11 publicly traded banks with assets between $512 million and $1.25 billion and returns on average assets between 0.86% and 2.26%, and tangible equity capital to assets between 6.3% and 11.3% (the “Bank of Granite Corporation Peer Group”). The Bank of Granite Corporation Peer Group is listed below:

American National Bankshares Inc.	Danville, VA
C&F Financial Corporation	West Point, VA
FNB Corp.	Asheboro, NC
FNB Corporation	Christiansburg, VA
FNB Financial Services Corporation	Reidsville, NC
First Bancorp	Troy, NC
LSB Bancshares, Inc.	Lexington, NC
Main Street Banks, Inc.	Kennesaw, GA
MountainBank Financial Corporation	Hendersonville, NC
S.Y. Bancorp, Inc.	Louisville, KY
Yadkin Valley Bank and Trust Company	Elkin, NC

     The following table below represents a summary analysis of the Bank of Granite Corporation Peer Group based on market prices as of December 13, 2002 and the latest publicly available financial data as of or for the last 12 months ended September 30, 2002:

		Bank of Granite
	Median	Corporation

Price to last 12 month earnings (x)	14.6	17.1
Price to estimated 2002 earnings (x)	15.5	17.3
Price to estimated 2003 earnings (x)	13.8	16.5
Price to book value (%)	167.6	195.4
Price to tangible book value (%)	209.7	195.4
Dividend yield (%)	2.8	2.4
Return on average assets (%)	1.36	2.11
Return on average equity (%)	13.4	11.8
Tangible equity capital to assets (%)	8.7	17.4

     Comparable Transaction Analysis. Trident Securities reviewed and compared actual information for groups of comparable pending and completed bank merger transactions through December 13, 2002 it deemed pertinent to an analysis of the merger. This analysis was based upon a per share stock consideration of 0.9022 shares of Bank of Granite Corporation and a per share cash consideration of $16.60 for each share of First Commerce common stock set forth in the initial merger agreement, rather than the higher aggregate merger consideration consisting of a per share stock consideration of 1.0377 and a per share cash consideration of $18.73 set forth in the amendment to the merger agreement. The pricing ratios for the merger were compared to the median ratios of (i) price to last 12 months earnings, (ii) price to tangible book value, (iii) tangible book value premium to core deposits, and (iv) transaction price premium to current trading price for each of the following 12 comparable transaction groups:

•	all recent bank acquisitions in the United States announced within the preceding 12 months (“All Recent Median”);

•	all bank acquisitions in the United States announced within the preceding 90 days (“Last 90 Days Median”);

•	all pending bank acquisitions in the United States that had been announced at that time but had not yet closed (“All Pending Median”);

•	all southeast bank acquisitions announced within the preceding 12 months (“Southeast Recent Median”);

•	all North Carolina bank acquisitions announced within the preceding 12 months (“North Carolina Recent Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with assets of $125-$225 million (“Assets $125 Million — $225 Million Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months with a total deal size of $10-$30 million (“Deal Size $10 Million — $30 Million Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with returns on average assets of 0.40% — 0.80% (“ROAA 0.40% — 0.80% Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with returns on average equity of 7% — 10% (“ROAE 7% — 10% Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with tangible capital of 5% — 7% (“Tang. Cap. 5% — 7% Median”); and

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with non-performing assets as a percentage of total assets of 0.00% — 0.15% (“NPAs 0.00% — 0.15% Median”).

     Trident Securities also selected 12 bank acquisitions announced since April 6, 2001 involving sellers that Trident Securities believed were most comparable to First Commerce in terms of asset size, tangible capital, profitability and market area (the “Guideline Median”).

     The following table represents a summary analysis of the comparable transactions analyzed by Trident Securities based on the announced transaction values:

					Transaction
				Tangible	Price
		Price to		Book Value	Premium
		Earnings	Price to	Premium	to Current
	Number of	for Last	Tangible	to Core	Trading
Group	Transactions	12 Months	Book Value	Deposits	Price

All Recent Median	163	18.6x	182.7%	11.4%	31.2%
Last 90 Days Median	34	21.2x	202.7%	15.4%	36.3%
All Pending Median	66	18.0x	194.9%	15.8%	31.2%
Southeast Recent Median	33	23.4x	185.6%	13.2%	48.6%
North Carolina Recent Median	5	30.4x	167.9%	7.4%	63.9%
Assets $125 Million – $225 Million Median	24	17.5x	207.8%	13.7%	53.0%
Deal Size $10 Million – $30 Million Median	47	18.0x	172.3%	9.7%	48.6%
ROAA 0.40% – 0.80% Median	28	26.8x	185.4%	11.7%	79.2%

ROAE 7% – 10% Median	28	23.3x	168.7%	9.0%	36.6%
Tang. Cap. 5.00% – 7.00% Median	18	21.5x	204.5%	12.1%	64.8%
NPAs 0.00% – 0.15% Median	50	21.2x	183.7%	12.3%	30.1%
Guideline Median	12	19.5x	203.6%	13.2%	48.6%
First Commerce (1)	n/a	20.3x	159.0%	9.1%	36.8%

(1)	First Commerce pricing data is based on an assumed per share consideration of $16.76 (which represents the sum of (i) $4.15 in cash, calculated as the per share cash consideration of $16.60 multiplied by 25%, where 25% is the percentage of the aggregate merger consideration to be paid in cash, plus (ii) $12.61 in Bank of Granite Corporation common stock, calculated as the per share stock consideration of 0.9022 shares of Bank of Granite Corporation common stock based on the closing price per share on December 16, 2002 of $18.64, multiplied by 75%, where 75% is the percentage of the aggregate merger consideration to be paid in stock) and the closing price of First Commerce common stock of $12.25 on December 16, 2002.

     Contribution Analysis. Trident Securities analyzed the contribution of First Commerce and Bank of Granite Corporation to the pro forma Bank of Granite Corporation following the merger relative to the approximate ownership of the pro forma company. This analysis was based upon a per share stock consideration of 0.9022 shares of Bank of Granite Corporation and a per share cash consideration of $16.60 for each share of First Commerce common stock set forth in the initial merger agreement, rather than the higher aggregate merger consideration consisting of a per share stock consideration of 1.0377 and a per share cash consideration of $18.73 set forth in the amendment to the merger agreement. The analysis indicated that First Commerce’s shareholders, assuming a 100% share exchange, would hold approximately 6.4% of the pro forma diluted shares. First Commerce’s approximate contributions to the pro forma Bank of Granite Corporation based on financial information of First Commerce and Bank of Granite Corporation at September 30, 2002 are listed below by category:

First Commerce

Assets	19.7%
Loans	17.5%
Deposits	20.7%
Equity	7.8%
Last 12 month earnings	5.5%
2003 estimated earnings	6.5%

     Accretion/Dilution Analysis. On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma Bank of Granite Corporation following the merger provided to Trident Securities by management, as well as estimated one-time costs related to the transaction, Trident Securities compared pro forma per share equivalent earnings and dividends to the stand-alone projections for First Commerce and Bank of Granite Corporation. This analysis was based upon a per share stock consideration of 0.9022 shares of Bank of Granite Corporation and a per share cash consideration of $16.60 for each share of First Commerce common stock set forth in the initial merger agreement, rather than the higher aggregate merger consideration consisting of a per share stock consideration of 1.0377 and a per share cash consideration of $18.73 set forth in the amendment to the merger agreement.

     The accretion/dilution analysis demonstrated, among other things, that for each share of First Commerce exchanged for a share of Bank of Granite Corporation, the merger, based on the merger consideration originally agreed upon by the parties, would result in:

•	4.6% accretion to earnings per share for First Commerce shareholders in the first full year of combined operations, and increasing over the period of the analysis;

•	3.7% accretion to earnings per share for Bank of Granite Corporation stockholders in the first full year of combined operations, and increasing over the period of the analysis;

•	$0.40 higher cash dividends for First Commerce shareholders, assuming the First Commerce board maintained its current policy of not paying dividends; and

•	no change in cash dividends for Bank of Granite Corporation stockholders.

     Discounted Earnings Analysis. Trident Securities performed a discounted earnings analysis with regard to First Commerce on a stand-alone basis. This analysis was based upon a per share stock consideration of 0.9022 shares of Bank of Granite Corporation and a per share cash consideration of $16.60 for each share of First Commerce common stock set forth in the initial merger agreement, rather than the higher aggregate merger consideration consisting of a per share stock consideration of 1.0377 and a per share cash consideration of $18.73 set forth in the amendment to the merger agreement. This analysis utilized a range of discount rates of 10.0% to 15.0% and a range of terminal earnings multiples of 11.5x to 15.5x. The analysis resulted in a range of present values of $13.02 per share to $18.60 per share for First Commerce. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident Securities noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates and terminal values.

     Other Analyses. Trident Securities also reviewed certain other information, including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

     No company used as a comparison in the above analyses is identical to First Commerce, Bank of Granite Corporation or the combined entity, and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, the analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which First Commerce, Bank of Granite Corporation and the combined entity are being compared.

     The amounts of merger consideration set forth in the initial merger agreement and in the amendment to merger agreement were determined through discussions and negotiations between Bank of Granite Corporation and First Commerce and then were considered and approved by their boards of directors. Trident Securities advised First Commerce in these discussions, negotiations and considerations, and rendered its opinion as described above.

     As noted above, Trident Securities’ oral opinion to First Commerce’s board of directors was based on the merger consideration initially agreed upon by First Commerce and Bank of Granite Corporation. Because the amendment to the merger agreement increased the merger consideration to be paid to First Commerce shareholders, Trident Securities was able to confirm its opinion of December 18, 2002 without engaging in further analytic procedures.

     In connection with delivery its opinion dated as of the date of this proxy statement/prospectus, Trident Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Trident Securities did not perform any analyses in addition to those described above in updating the opinion.

     For its financial advisory services provided to First Commerce, Trident Securities has been paid fees of $60,000 to date and will be paid an approximate fee of $362,000 at the time of closing of the merger. In addition, First Commerce has agreed to reimburse Trident Securities for all reasonable out-of-pocket expenses incurred by it on First Commerce’s behalf, as well as indemnify Trident Securities against certain liabilities, including any that may arise under the federal securities laws. Trident Securities is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, First Commerce and Bank of Granite Corporation. As a market maker, Trident Securities may also have purchased and sold the securities of First Commerce for Trident Securities’ own account and for the accounts of its customers. Except for these financial advisory services and Trident Securities’ engagement by First Commerce as its financial advisor in connection with the merger, during the last two years Trident Securities has not had any relationship with Bank of Granite Corporation or First Commerce for which it has received remuneration.

Effective Time of the Merger

     Subject to the conditions to the obligations of the parties to complete the merger, the merger will become effective on the date and at the time of the filing of the certificate of merger and articles of merger with the Secretaries of State of Delaware and North Carolina. First Commerce and Bank of Granite Corporation will use their reasonable best efforts to cause the merger to be completed within 30 days after all conditions to its completion have been satisfied. First Commerce and Bank of Granite Corporation anticipate that the merger will become effective in the second quarter of 2003. However, delays in completion of the merger could occur.

Exchange of First Commerce Stock Certificates for the Merger Consideration

     Bank of Granite Corporation has appointed Registrar & Transfer Company as its exchange agent in connection with the merger. At the effective time of the merger, Bank of Granite Corporation will deposit with its exchange agent, for the benefit of First Commerce shareholders, certificates representing shares of Bank of Granite Corporation common stock and cash to be issued or paid as the merger consideration.

     Promptly after the merger is completed, First Commerce shareholders will be mailed a transmittal letter from Bank of Granite Corporation’s exchange agent with instructions on how to surrender their First Commerce stock certificates in exchange for the merger consideration. First Commerce shareholders should carefully review these materials and deliver their stock certificates for First Commerce common stock as instructed.

     First Commerce shareholders should not deliver their stock certificates to First Commerce, Bank of Granite Corporation or Bank of Granite Corporation’s exchange agent until they receive the transmittal letter with instructions from the exchange agent.

     Bank of Granite Corporation will pay cash to First Commerce shareholders in lieu of issuing any fractional shares of Bank of Granite Corporation common stock.

     First Commerce shareholders who wish to exercise dissenters’ rights must follow the procedures required by Article 13 of the North Carolina Business Corporation Act. See “Dissenters’ Rights.”

     After First Commerce shareholders surrender to the exchange agent their duly endorsed stock certificates representing First Commerce common stock, the exchange agent will mail to those shareholders:

•	stock certificates representing the number of shares of Bank of Granite Corporation common stock to which they are entitled; and

•	one or more checks for the amount (without interest) to be paid in cash as merger consideration and in lieu of any fractional shares of Bank of Granite Corporation common stock and for the amount of all undelivered dividends or distributions (without interest) in respect of the shares of Bank of Granite Corporation common stock, if any, declared after completion of the merger.

     Bank of Granite Corporation is not obligated to deliver the stock certificates or other consideration to any former First Commerce shareholder until that shareholder has properly surrendered its First Commerce stock certificates. Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by Bank of Granite Corporation on its common stock, the declaration will include dividends or other distributions on all shares of Bank of Granite Corporation common stock that may be issued in connection with the merger. Bank of Granite Corporation, however, will not pay any dividend or other distribution that is payable to any former First Commerce shareholder until the shareholder has properly surrendered its First Commerce stock certificates.

     If any First Commerce shareholder’s stock certificate has been lost, stolen or destroyed, Bank of Granite Corporation’s exchange agent will pay the merger consideration and such dividends or distributions only upon the shareholder’s submission of an affidavit claiming the certificate to be lost, stolen or destroyed and the posting of a bond as indemnity against any claim that may be made with respect to the certificate.

     At the time the merger becomes effective, the stock transfer books of First Commerce will be closed, and no transfer of shares of First Commerce common stock by any shareholder will be made or recognized. If certificates representing shares of First Commerce common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged, as applicable, for payment of the merger consideration and any undelivered dividends or distributions on Bank of Granite Corporation common stock declared after the merger.

Conditions to Consummation of the Merger

     Bank of Granite Corporation and First Commerce are required to complete the merger only after the satisfaction of various conditions, which are set forth in Article IX of the merger agreement attached as Appendix A to this proxy statement/prospectus. These conditions include the following:

•	the shareholders of First Commerce have approved the merger agreement and plan of merger;

•	dissenters’ rights have been perfected with respect to no more than 10% of the outstanding shares of First Commerce common stock;

•	Bank of Granite Corporation and First Commerce have received the required regulatory approvals for the merger and the merger of their banking subsidiaries, and these approvals are not conditioned or restricted in a manner (i) not reasonably anticipated as of the date the merger agreement was signed, and (ii) which, in the reasonable judgment of the board of directors of either of the parties, would so materially adversely impact the economic or business assumptions of the mergers that had the condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement;

•	Bank of Granite Corporation and First Commerce have received all other consents required to complete the merger or prevent any default under any contract or permit;

•	there has not been an order or any action taken by any court or governmental or regulatory authority of competent jurisdiction prohibiting or restricting the merger;

•	Bank of Granite Corporation and First Commerce have received a written opinion of an acceptable tax advisor that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

•	the shares of Bank of Granite Corporation common stock to be issued in the merger are listed for quotation on the Nasdaq Stock Market, subject to official notice of issuance;

•	the representations and warranties of First Commerce and Bank of Granite Corporation as set forth in the merger agreement are accurate as of the date of completion of the merger;

•	First Commerce and Bank of Granite Corporation have performed and complied with all covenants and agreements made by them in the merger agreement; and

•	Bank of Granite Corporation and Wesley W. Sturges, the current President and Chief Executive Officer of First Commerce, have executed and delivered the employment agreement of Mr. Sturges substantially in the form attached as an exhibit to the merger agreement; the terms of this employment agreement are summarized below in “—Interests of First Commerce’s Executive Officers and Directors in the Merger—Employment Agreement of Wesley W. Sturges.”

     The foregoing is a summary of the applicable closing conditions; you should refer to the merger agreement for a complete listing of the conditions to completion of the merger.

     First Commerce and Bank of Granite Corporation have agreed in the merger agreement to use their reasonable efforts to perform or fulfill all conditions and obligations required to be performed or fulfilled by them under the merger agreement so that the merger will be completed.

     There are no assurances as to whether or when all of the conditions to the merger can or will be satisfied or waived. Except in limited circumstances, if all conditions for the merger have not been satisfied or waived on or before December 31, 2003, the board of directors of either First Commerce or Bank of Granite Corporation may terminate the merger agreement and abandon the merger. See “— Waiver, Amendment and Termination of the Merger Agreement; Termination Fee.”

Regulatory Approvals of the Merger

     Bank of Granite Corporation and First Commerce are aware of the following required regulatory approvals to complete the merger, all of which have been received.

     The merger is subject to approval by the Federal Reserve Board pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended. Bank of Granite Corporation and First Commerce received this approval on March 6, 2003. For 30 days after Federal Reserve Board approval of the merger, the U.S. Department of Justice may challenge the merger on antitrust grounds.

     The Federal Reserve Board could not have approved any transaction that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect of substantially lessening competition in any part of the United States, tending to create a monopoly, or otherwise resulting in a restraint of trade, unless the Federal Reserve Board finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

     In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board also considers the financial condition, managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial condition generally focuses on capital adequacy and debt levels and consideration of managerial resources includes a review of the competency, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks.

     The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the Federal Reserve Board must take into account the record of performance of each of the parties to a merger and their subsidiaries in meeting the needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Each of Bank of Granite Corporation’s and First Commerce’s subsidiary banks has a “satisfactory” rating under the Community Reinvestment Act.

     As noted above, the merger may not be consummated until at least 30 days after Federal Reserve Board approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently from the Federal Reserve Board, and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger’s competitive effects. Additionally, it is possible that private persons or state attorneys general may file antitrust actions, irrespective of the approvals of the Federal Reserve Board or the Department of Justice.

     In addition to approvals required for the merger, it is a condition to completion of the merger that all approvals necessary for the merger of Bank of Granite and First Commerce Bank are obtained. Specifically, the approvals of the North Carolina Banking Commission and the Federal Deposit Insurance Corporation are required for the merger of the two banks. These approvals have been obtained.

Waiver, Amendment and Termination of the Merger Agreement; Termination Fee

     Before or at the time of completion of the merger, First Commerce or Bank of Granite Corporation may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of that party’s obligations under the merger agreement. In addition, either party may waive any of the conditions precedent to its obligations under the merger agreement. No waiver or extension will be valid or permitted, however, if it would result in a violation of any law or governmental regulation. To be effective, a waiver must be in writing and signed by the waiving party. In addition, to the extent permitted by law, the parties to the merger agreement may amend the agreement by a writing signed by both parties.

     At any time before completion of the merger, the boards of directors of Bank of Granite Corporation and First Commerce may agree in writing to terminate the merger agreement. In addition, either First Commerce’s board of directors or Bank of Granite Corporation’s board of directors may terminate the merger agreement in any of the following circumstances:

•	if any law, regulation, judgment, order, injunction or decree makes it illegal for First Commerce or Bank of Granite Corporation to complete the merger (unless the terminating party’s failure to fulfill its obligations under the merger agreement caused or resulted in a final order prohibiting completion of the merger), and any such judgment, order, injunction or decree has become final and non-appealable;

•	if the merger has not been completed by December 31, 2003, unless the terminating party’s failure to fulfill its obligations under the merger agreement caused or resulted in the failure of the merger to be completed by December 31, 2003;

•	if any representation or warranty of the other party contained in the merger agreement was untrue at the time of signing of the merger agreement or becomes untrue prior to completion of the merger or any covenant or agreement required to be performed by the other party prior to closing of the merger is breached in any material respect, in each case if the breach has not been cured by the earlier of 10 business days after notice of the breach is given to the other party or the closing date of the merger;

•	if the First Commerce shareholders fail to approve the merger agreement and related plan of merger; or

•	if dissenters’ rights are perfected with respect to more than 10% of the outstanding shares of First Commerce common stock.

     Bank of Granite Corporation also may terminate the merger agreement if:

•	First Commerce’s board of directors fails to recommend, or withdraws, modifies or qualifies, or fails to confirm within five business days of Bank of Granite Corporation’s request, its recommendation of the merger for approval by its shareholders;

•	First Commerce does not timely hold a shareholder meeting to vote on the merger; or

•	a tender offer or exchange offer relating to securities of First Commerce or any of its subsidiaries is made by a person unaffiliated with First Commerce or its subsidiaries, and First Commerce does not send a statement to the First Commerce shareholders with 10 business days that First Commerce’s board of directors recommends rejection of the tender or exchange offer.

     First Commerce also may terminate the merger agreement if the average closing price of Bank of Granite Corporation common stock for the 20-day trading period ending on the third trading day prior to the closing date of the merger is less than $14.44 per share and Bank of Granite Corporation does not increase the aggregate amount of cash being paid as merger consideration. See “ —Possible Adjustment of the Merger Consideration.”

     Additionally, First Commerce may terminate the merger agreement if its board of directors determines, based upon the advice of counsel, that another acquisition proposal constitutes a superior proposal to the merger, from a financial point of view, provided that First Commerce may not terminate the merger agreement for this reason unless,

•	after giving Bank of Granite Corporation at least five business days notice to respond to the other acquisition proposal and taking into account any additional merger consideration or modification of the merger agreement proposed by Bank of Granite Corporation, the board of directors of First Commerce believes, based upon the written advice of outside counsel, that the other acquisition proposal continues to constitute a superior proposal to the merger, from a financial point of view, and

•	First Commerce thereafter executes a definitive, binding transaction agreement to consummate an acquisition transaction in furtherance of the other acquisition proposal.

     First Commerce has agreed to pay a termination fee to Bank of Granite Corporation of 5% of the value of the merger consideration offered by Bank of Granite Corporation at the time of termination of the merger agreement. This amount will be calculated based on the average closing price of Bank of Granite Corporation’s common stock for the 20-trading day period ending on the third trading day prior to the date of termination. If the merger agreement were terminated on the date of this proxy statement/prospectus, the amount of this fee would be approximately $_______. This fee is payable by First Commerce to Bank of Granite Corporation if First Commerce’s board of directors terminates the merger agreement upon the determination, with the advice of counsel, that another acquisition proposal involving First Commerce or any of its subsidiaries constitutes a superior proposal to the merger, from a financial point of view, and First Commerce then enters into a definitive agreement for the consummation of the superior proposal. Alternatively, in the event First Commerce or any of its subsidiaries receives another acquisition proposal and First Commerce’s board of directors fails to recommend or continue recommending approval of the merger to First Commerce’s shareholders, resulting in a failure to obtain the required shareholder approval, First Commerce has agreed to pay a fee of $925,000 to Bank of Granite Corporation.

     Additionally, if the merger agreement is terminated by either Bank of Granite Corporation or First Commerce due to a breach by the other party of any of its representations and warranties or, in any material respect, any of its covenants contained in the merger agreement, the terminating party will be entitled to reimbursement from the other party of its costs and expenses relating to the merger and entering into the merger agreement.

Conduct of Business of First Commerce Pending the Merger

     Before the merger becomes effective, the merger agreement requires First Commerce and its subsidiaries to conduct their business only in the ordinary course substantially in the same manner as conducted at the time of signing of the merger agreement and imposes certain specific limitations on the operations of First Commerce during this period. The specific restrictions are listed in Article VII of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

     First Commerce also has agreed that, except with respect to the merger agreement and the transactions contemplated in the merger agreement, neither it nor any of its affiliates or representatives will directly or indirectly solicit, initiate or encourage any other proposal for the acquisition of First Commerce or its subsidiaries or participate in any discussion or negotiations to facilitate such an acquisition proposal. Nevertheless, in the event that First Commerce or any of its subsidiaries receives another acquisition proposal from an unaffiliated party and the board of directors of First Commerce concludes that there is a reasonable likelihood that it constitutes a superior proposal to the merger, from a financial point of view, First Commerce may, subject to a confidentiality agreement and provided that neither First Commerce nor any of its representatives solicited, initiated or encouraged the other proposal, furnish information in response to a request for information made in connection with the other proposal. It also may enter into negotiations in furtherance of the other proposal. However, First Commerce can take these actions only if its board of directors has determined, based on the written advice of outside counsel, that failing to take the action would violate the board’s fiduciary duties. Unless the merger agreement has been terminated, the board of directors of First Commerce must notify Bank of Granite Corporation immediately of any and all communications regarding or in anticipation of an acquisition proposal and of any acquisition proposal that is made. Additionally, unless the merger agreement has been terminated, First Commerce will keep Bank of Granite Corporation promptly advised of all developments relating to any acquisition proposal or anticipated acquisition proposal.

Management and Operations of Bank of Granite Corporation after the Merger

     It is not expected that the merger will change the present management team or board of directors of Bank of Granite Corporation or Bank of Granite except as follows. Bank of Granite Corporation and Bank of Granite have agreed to enter into an employment agreement with Wesley W. Sturges at the time the merger is completed. Under this employment agreement, Mr. Sturges initially will serve as Executive Vice President of both Bank of Granite Corporation and Bank of Granite. The terms of this employment agreement are summarized below in “—Interests of First Commerce’s Executive Officers and Directors in the Merger—Employment Agreement of Wesley W. Sturges.”

     After the merger is completed, it is expected that James Y. Preston, the current Chairman of the board of directors of First Commerce, will be elected as a director of each of Bank of Granite Corporation and Bank of Granite and appointed as a member of the Executive Committee of each of these boards. After his initial term, Mr. Preston will be subject to the same nomination and election procedures as the other directors of these boards. The other directors of First Commerce will not be nominated for election as directors of either Bank of Granite Corporation or Bank of Granite but, instead, will be eligible to serve on a Charlotte advisory board of Bank of Granite. Additionally, as soon as reasonably practicable after the second anniversary of the date of completion of the merger, Bank of Granite Corporation and Bank of Granite have agreed to give strong consideration to recommending to the nominating committees of their boards of directors that Mr. Sturges be added as a director of the boards.

     Information concerning the current management of Bank of Granite Corporation and First Commerce is included in the documents incorporated by reference into and delivered with this proxy statement/prospectus. See “Where You Can Find More Information.” For additional information regarding the interests of First Commerce’s management and directors in the merger, see “— Interests of First Commerce’s Executive Officers and Directors in the Merger.”

     Except Mr. Sturges and any other employee who is subject to a change of control agreement with First Commerce or First Commerce Bank, Bank of Granite Corporation will make severance payments to employees of First Commerce or First Commerce Bank:

•	who are employed by one of them at the time the merger is completed;

•	who become and remain employed by Bank of Granite Corporation or Bank of Granite for a period of time ending not later than the date that is 60 days after the completion of the data processing conversion in respect of the merger and the merger of Bank of Granite Corporation and First Commerce Bank, or such lesser period of time with respect to each employee as determined by Bank of Granite Corporation or Bank of Granite; and

•	whose employment with Bank of Granite Corporation or Bank of Granite has been terminated by Bank of Granite Corporation or Bank of Granite.

     For each such employee, this severance payment will equal three months of the employee’s base salary, which is expected to remain unchanged upon completion of the merger, plus an amount equal to two weeks of the employee’s base salary for each full year of employment completed with First Commerce or any of its subsidiaries, as determined at the time the merger is completed. Employees of First Commerce or its subsidiaries who continue employment with Bank of Granite Corporation or its subsidiaries will be eligible for benefits consistent with those of existing employees of these companies, generally with credit for past service with First Commerce and First Commerce Bank.

Expected Dividend Policy of Bank of Granite Corporation after the Merger

     Bank of Granite Corporation currently pays quarterly dividends at an annualized rate of $0.44 per share of Bank of Granite Corporation common stock. Bank of Granite Corporation, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. First Commerce currently does not pay any dividends.

Interests of First Commerce’s Executive Officers and Directors in the Merger

     General. First Commerce’s executive officers and directors have certain interests in the merger that are in addition to their interests as shareholders of First Commerce generally. First Commerce’s board of directors was aware of these interests and considered them, among other matters, in approving and recommending shareholder approval of the merger agreement and plan of merger.

     Employment Agreement of Wesley W. Sturges. At the time of completion of the merger, Bank of Granite Corporation will enter into an employment agreement with Wesley W. Sturges, who is the current President and Chief Executive Officer of First Commerce. Upon entering into this employment agreement with Bank of Granite Corporation, Mr. Sturges’ prior employment agreement with First Commerce will be terminated and Mr. Sturges will relinquish his rights under that prior agreement, including the right to receive a “change of control” payment relating to the merger.

     Mr. Sturges’ employment agreement will be for an initial term of three years, at an annual base salary of not less than $200,000 for the first two years and $240,000 thereafter. This initial term will be extended for additional successive terms of one year on each anniversary of the date of the employment agreement unless either party to the agreement gives the other party written notice at least 90 days prior to such anniversary that the extension will not occur.

     Under the employment agreement, Mr. Sturges will serve as Executive Vice President of Bank of Granite Corporation and Bank of Granite for the first two years after the closing date of the merger and, if approved by the boards of directors of these companies, then will serve as President and Chief Operating Officer of both companies. Additionally, as soon as reasonably practicable after the second anniversary of the date of completion of the merger, the employment agreement provides that Bank of Granite Corporation and Bank of Granite will give strong consideration to recommending to the nominating committees of their boards of directors that Mr. Sturges be added as a director of the boards.

     If Mr. Sturges is not named as President and Chief Operating Officer on or before the second anniversary of the date of completion of the merger, then he may elect to terminate his employment with Bank of Granite Corporation and Bank of Granite by giving written notice of termination within three months following the second anniversary date. Upon any such termination:

•	Mr. Sturges will be entitled to receive from Bank of Granite Corporation, in lieu of any salary or benefits otherwise payable to him under his employment agreement, $450,000 in cash within 30 days after the receipt by Bank of Granite Corporation or Bank of Granite of his termination notice;

•	Bank of Granite Corporation and Bank of Granite will enter into a consulting agreement with Mr. Sturges providing for a three-year term and annual compensation of $90,000; pursuant to this agreement, Mr. Sturges will agree to provide consulting services to, and not to compete with, Bank of Granite Corporation and Bank of Granite during its term;

•	all of Mr. Sturges’ incentive stock options to purchase Bank of Granite Corporation common stock will fully vest and become exercisable; and

•	if Mr. Sturges has relocated to Hickory, North Carolina, Mr. Sturges will be entitled to be reimbursed for his reasonable moving expenses in connection with a move outside of Hickory, not to exceed the reasonable expenses that would be required to move him to Mecklenburg County, North Carolina; provided that he completes his move no later than 12 months after the date he gave notice of termination of his employment.

     Additionally, if Bank of Granite Corporation and Bank of Granite terminate Mr. Sturges’ employment prior to the second anniversary of the date of completion of the merger for any reason other than due to his death or disability or for cause, as defined in the employment agreement, Mr. Sturges will be entitled to the payments described above. If, however, Bank of Granite Corporation and Bank of Granite fail to appoint Mr. Sturges as their President and Chief Operating Officer due to Mr. Sturges’ death or disability or if his employment has been terminated for cause, he will not be entitled to receive the payments described above.

     Mr. Sturges will be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by Bank of Granite Corporation and its subsidiaries and available to senior executive officers of Bank of Granite Corporation and Bank of Granite. In addition, Mr. Sturges will be provided a leased automobile and reimbursement of moving expenses if Bank of Granite Corporation and Bank of Granite request Mr. Sturges to move to Hickory, North Carolina. During the term of the employment agreement, Mr. Sturges will be provided with a paid disability policy providing for benefits of not less than $8,580 per month. Mr. Sturges will be entitled to paid vacation in accordance with Bank of Granite Corporation’s policy for its senior executives. Upon entering into the employment agreement, Mr. Sturges will receive an initial grant of options to acquire 5,000 shares of Bank of Granite Corporation common stock under Bank of Granite Corporation 2001 Incentive Stock Option Plan. These options will vest in equal portions over a five-year period after the date of their grant.

     If Mr. Sturges voluntarily terminates his employment with Bank of Granite Corporation and Bank of Granite or his employment is terminated for cause or due to Mr. Sturges’ death or disability, he will be entitled to his salary and benefits through the date of termination of the employment agreement. If Bank of Granite Corporation and Bank of Granite terminate Mr. Sturges’ employment without cause, he will be entitled to his salary and benefits for the remainder of the term of the employment agreement or, if prior to the second anniversary of the date of the employment agreement, to the payments described above with respect to this event. After the second anniversary of the date of Mr. Sturges’ employment agreement, if the employers terminate Mr. Sturges’ employment following the second written notice to Mr. Sturges from Bank of Granite Corporation’s board of directors of a less than satisfactory performance rating, which second notice may not be given by Bank of Granite Corporation or Bank of Granite less than 181 days after the delivery of the first notice, he will be entitled to his salary and benefits for six months after the date of termination of his employment.

     Pursuant to his employment agreement with Bank of Granite Corporation and Bank of Granite, Mr. Sturges will agree during the term of his employment agreement and for a period of 18 months after termination of his employment not to compete with Bank of Granite Corporation or its subsidiaries within a 50-mile radius of any office of Bank of Granite Corporation or its subsidiaries or in the counties of Burke, Caldwell, Catawba and Mecklenburg, North Carolina.

     First Commerce Board of Directors. After the merger is completed, it is expected that James Y. Preston, the current Chairman of the board of directors of First Commerce, will be elected as a director of Bank of Granite Corporation and Bank of Granite and appointed as a member of the Executive Committee of each of the boards. The other directors of First Commerce will not be nominated for election as directors of either Bank of Granite Corporation or Bank of Granite but, instead, will be eligible to serve on a Charlotte advisory board of Bank of Granite. In recognition of the important role that these individuals will have in making the proposed merger successful, Bank of Granite will pay these individuals $250 for their attendance at each quarterly meeting of this advisory board. Bank of Granite Corporation has agreed to hold a meeting of this advisory board at least quarterly for a period of two years following completion of the merger. The individuals who serve on this advisory board for 2003 also will be entitled to receive a single retainer payment of $2,000 relating to their service on this board for 2003, unless they have received a similar payment from First Commerce or First Commerce Bank in respect of their service on the board of directors of First Commerce or First Commerce Bank for 2003. Additionally, as soon as reasonably practicable after the second anniversary of the date of completion of the merger, Bank of Granite

Corporation and Bank of Granite have agreed to give strong consideration to recommending to the nominating committees of their boards of directors that Mr. Sturges be added as a director of each of the boards.

     First Commerce will terminate its Deferred Compensation Plan for Directors prior to the completion of the merger, with the amounts credited to each of the directors of First Commerce under the plan to be paid to each director in cash promptly after termination of the plan. In addition, Bank of Granite Corporation will pay to each of the directors of First Commerce covered by the plan an amount equal to the difference between the amount allocated to the director under the plan and value of the shares of First Commerce common stock that could have been purchased for the account of the director under the plan. For this purpose, each share of First Commerce common stock will be assumed to have a value of $18.73.

     First Commerce Stock Options. As of the record date for the First Commerce shareholder meeting, First Commerce’s executive officers and directors held 135,482 options to purchase First Commerce common stock. Upon completion of the merger, unless sooner exercised, these options will be converted into options to purchase Bank of Granite Corporation common stock that will be fully vested and exercisable. See “— Treatment of First Commerce Options.”

     The following table sets forth the number of shares of First Commerce common stock covered by outstanding First Commerce options held by each of its executive officers and directors as of December 31, 2002 and the aggregate value of each executive officer’s and director’s options based on an estimated value per share of First Commerce common stock without giving effect to the merger.

		Number of
		Shares
		Underlying	Weighted
	Number of Shares	Options	Average
	Underlying	Currently	Exercise Price	Aggregate Value
	Options Held	Exercisable (1)	Per Option	of Options (2)

Robert D. Culbertson	8,742	8,742	$9.87	$50,529
G. Dixon Handshaw	8,565	8,565	9.87	49,506
David E. Keul	5,680	616	9.25	36,352
Earl D. Leake	8,389	8,389	9.88	48,405
William G. Loeffler	8,698	8,698	9.90	50,014
Penny J. Parks	8,489	8,489	9.88	48,982
James Y. Preston	10,092	10,092	9.89	58,130
David M. Sidbury	8,608	8,608	9.88	49,668
Richard C. Siskey	8,517	8,517	9.91	48,888
James E. Smith	7,958	7,958	9.93	45,520
William G. Staton	8,451	8,451	9.88	48,762
Wesley W. Sturges	33,221	17,980	9.97	188,695
Howard E. Virkler	8,572	8,572	9.92	49,118
Betty B. Trautwein	1,500	1,500	11.38	6,405

	135,482	115,177	$9.90	$778,974

(1)	The information in this column assumes completion of the merger, which will cause all options to become fully vested and exercisable, but does not reflect the payment of the merger consideration upon completion of the merger.

(2)	Based on a estimated price of First Commerce common stock of $15.65 per share, which was the closing price on December 31, 2002.

     Indemnification; Directors and Officers Insurance. After completion of the merger, Bank of Granite Corporation has agreed to indemnify the present and former directors and officers of First Commerce and First Commerce Bank against certain liabilities arising out of actions or omissions, including in respect of the merger, occurring at or prior to the time the merger becomes effective, to the fullest extent permitted under applicable law.

Bank of Granite Corporation also has agreed to maintain, for a period of at least three years after completion of the merger, First Commerce’s existing directors’ and officers’ liability insurance policy or a comparable policy.

Expected Federal Tax Consequences of the Merger

     Completion of the merger is conditioned on receipt by Bank of Granite Corporation and First Commerce of an opinion of an acceptable tax advisor that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Robinson, Bradshaw & Hinson, P.A., special tax counsel in connection with the merger, has delivered this opinion, which is subject in all respects to the assumptions and limitations specifically set forth in their opinion, a copy of which is attached to this proxy statement/prospectus as Appendix C. This opinion does not address any aspects of state, local or foreign taxation other than under North Carolina law.

     The opinion does not cover special situations, such as First Commerce shareholders, if any:

•	who hold First Commerce common stock other than as a capital asset;

•	who received First Commerce common stock upon the exercise of employee stock options or otherwise as compensation;

•	who hold First Commerce common stock as part of a “straddle” or “conversion transaction;” or

•	who are insurance companies, securities dealers, financial institutions or foreign persons.

     The opinion is based on federal and North Carolina state tax laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision.

     No ruling has been or will be requested from the Internal Revenue Service or the State of North Carolina on any matter relating to the tax consequences of the merger, including whether the merger qualifies as a tax-free reorganization under federal or North Carolina tax law. The opinion of tax counsel summarized below is not binding on the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in this summary will not be asserted by a tax authority and ultimately sustained by a court of law.

     This opinion addresses the general tax consequences of the merger under federal and North Carolina law. However, because the tax consequences of the merger may vary depending on the particular circumstances of a given First Commerce shareholder, you will need to consult your own tax advisor to determine the specific tax consequences of the merger to you.

     Subject in all respects to the assumptions and limitations specifically set forth in the opinion, the tax opinion delivered by Robinson, Bradshaw & Hinson, P.A. is summarized as follows:

•	No gain or loss will be recognized by Bank of Granite Corporation upon the receipt of the assets of First Commerce, a party to the reorganization, subject to its liabilities, in exchange for the payment of cash and the issuance of Bank of Granite Corporation common stock.

•	No gain or loss will be recognized by shareholders of First Commerce upon the receipt of solely Bank of Granite Corporation common stock in the merger (including any fractional share interest in Bank of Granite Corporation common stock, which for tax purposes the shareholders will be deemed to have received in exchange for their shares of First Commerce common stock).

•	Gain, if any, will be recognized by First Commerce shareholders who receive both cash and Bank of Granite Corporation common stock in exchange for their First Commerce common stock pursuant to the merger. The amount of gain will be limited to the amount of cash received. If the merger has the effect of the distribution of a dividend (determined by applying Section 318(a) of the Internal Revenue

Code), the amount of gain recognized that is not in excess of the shareholder’s ratable amount of undistributed earnings and profits will be treated as a dividend, but the excess, if any, will continue to be treated as gain from the exchange of property. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). Loss, if any, will not be recognized by First Commerce shareholders who receive both cash and stock merger consideration in exchange for their First Commerce common stock in the merger.

•	The basis of shares of Bank of Granite Corporation common stock received by a shareholder of First Commerce (including any fractional share interests deemed for tax purposes to have been received) in exchange for its shares of First Commerce common stock will be the same as the basis of its shares of First Commerce common stock surrendered in the exchange, decreased by the amount of cash (other than cash received in lieu of any fractional shares of Bank of Granite Corporation common stock) received in the exchange, and increased by the amount of any gain recognized in the exchange (including any gain treated as a dividend but not gain associated with fractional shares of Bank of Granite Corporation common stock).

•	The holding period of a share of Bank of Granite Corporation common stock received by a shareholder of First Commerce (including any fractional share interests deemed for tax purposes to have been received) will include the shareholder’s holding period of the First Commerce common stock surrendered in exchange for the shares of Bank of Granite Corporation common stock; provided that the First Commerce common stock is held as a capital asset by the First Commerce shareholder on the date of the merger.

•	The payment of cash in lieu of fractional share interests of Bank of Granite Corporation common stock will be treated as if the fractional shares of Bank of Granite Corporation common stock were distributed as part of the merger to the First Commerce shareholder and then redeemed from the shareholder by Bank of Granite Corporation. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed, as provided in Section 302(a) of the Internal Revenue Code.

•	First Commerce shareholders who receive solely cash merger consideration for their First Commerce common stock, or who receive cash by exercising their dissenters’ rights, will be treated as having received the cash as a distribution in redemption of their First Commerce common stock, as provided in Section 302(a) of the Internal Revenue Code.

•	No gain or loss will be recognized by First Commerce upon the transfer of its assets, subject to its liabilities, to Bank of Granite Corporation in the merger.

     Section 1.368-3 of the Treasury Regulations requires each shareholder who receives Bank of Granite Corporation shares pursuant to the merger to attach to his or her federal income tax return for the taxable year in which the merger occurs, a complete statement of all facts pertinent to the non-recognition of gain or loss on the merger. Shareholders should consult their own tax advisors regarding this disclosure requirement.

Accounting Treatment

     The merger will be accounted for by Bank of Granite Corporation as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, Bank of Granite Corporation will record at fair value the acquired assets and assumed liabilities of First Commerce. To the extent the total purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired, Bank of Granite Corporation will record goodwill. Under current accounting standards, any goodwill will be included as an asset on Bank of Granite Corporation’s consolidated balance sheet after the merger is completed and will not be amortized against earnings. Thereafter, the goodwill will be evaluated at least annually to determine if there is any impairment in the value of the goodwill. Any impairment and resulting write-down of goodwill will be included in Bank of Granite Corporation’s consolidated results of operations for periods after the merger is completed. Financial statements of

Bank of Granite Corporation issued after completion of the merger will reflect the impact of First Commerce, but past periods shown will not be restated to reflect First Commerce’s historical financial position or results of operations.

Expenses and Fees

     The merger agreement provides that each of the parties will pay all of its own expenses in connection with the transactions contemplated by the merger agreement, except in certain situations where the merger agreement is terminated, as described above in “—Waiver, Amendment and Termination of the Merger Agreement; Termination Fee.”

DISSENTERS’ RIGHTS

     Article 13 (entitled “Dissenters’ Rights”) of the North Carolina Business Corporation Act sets forth the rights of First Commerce shareholders who dissent from the merger. The following is a summary of the material terms of the statutory procedures to be followed by holders of First Commerce common stock in order to dissent from the merger and perfect dissenters’ rights under the North Carolina Business Corporation Act. The following summary does not purport to be a complete statement of the provisions of the North Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Article 13 of the North Carolina Business Corporation Act, a copy of which is attached to this proxy statement/prospectus as Appendix D. If you intend to exercise your dissenters’ rights, you should review carefully Appendix D and consult with legal counsel so that you can be in strict compliance with Article 13 of the North Carolina Business Corporation Act.

     If you elect to exercise a right to dissent and demand appraisal under Article 13, you must satisfy each of the following conditions:

•	First Commerce must actually receive, before its shareholders’ vote on approval or disapproval of the merger agreement is taken, a written demand notice of your intent to demand payment for your shares if the merger is completed. This demand notice must be in addition to and separate from any proxy or vote against the merger. Neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a demand notice within the meaning of the North Carolina Business Corporation Act; and

•	You must not vote in favor of the merger. A failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval of the merger or direction to abstain, will constitute a waiver of your dissenters’ rights.

     If the above requirements are not satisfied and the merger is completed, you will not be entitled to payment for your First Commerce shares under the provisions of Article 13 of the North Carolina Business Corporation Act.

     Any demand notices should be addressed to:

First Commerce Corporation 301 South McDowell Street, Suite 100 Charlotte, North Carolina 28204 Attention: Corporate Secretary

     For purposes of this summary of dissenters’ rights, the term “corporation” refers to First Commerce prior to completion of the merger or Bank of Granite Corporation as the surviving corporation upon completion of the merger.

     The demand notice must be executed by the holder of record of shares of common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if it (i) submits the record holder’s consent to the dissent not later than the time the beneficial holder asserts dissenters’ rights and (ii) dissents with respect to all shares of common stock of which it is the beneficial owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which it is the record owner, provided the record owner dissents with respect to all shares of common stock beneficially owned by any one person. In this case, the demand notice submitted by the broker, as record owner, must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for its shares.

     If the merger is approved by First Commerce’s shareholders, the corporation will be required to mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who have satisfied the above requirements. The dissenters’ notice must be sent no later than 10 days after shareholder approval of the merger is obtained, and it must:

•	state where the payment demand described below must be sent and where and when certificates for shares of common stock must be deposited;

•	supply a form for demanding payment;

•	set a date by which the corporation must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); and

•	include a copy of Article 13 of the North Carolina Business Corporation Act.

     A shareholder who receives a dissenters’ notice must demand payment (a “first demand for payment”) and deposit the shareholder’s share certificates in accordance with the terms of the dissenters’ notice. A shareholder who demands payment and deposits its share certificates retains all other rights of a shareholder until those rights are canceled or modified by the merger. A shareholder who does not demand payment or deposit its share certificates where required, each by the date set forth in the dissenters’ notice, is not entitled to payment for its shares under the North Carolina Business Corporation Act. As soon as the merger is completed, or within 30 days after receipt of a demand for payment, the corporation is required to pay each dissenting shareholder who complied with the requirements of Article 13 of the North Carolina Business Corporation Act the amount it estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•	the most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any, of the corporation,

•	an explanation of how the fair value of the shares of First Commerce common stock was determined;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Article 13 of the North Carolina Business Corporation Act.

     If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, First Commerce must, pursuant to the North Carolina Business Corporation Act, return the deposited certificates. If the merger is consummated after returning the deposited certificates, First Commerce must send a new dissenters’ notice and repeat the payment demand procedure.

     A shareholder may notify the corporation in writing of the shareholder’s own estimate of the fair value of the shareholder’s shares of First Commerce common stock and amount of interest due and demand payment (a “second demand for payment”) of the excess of the shareholder’s estimate of the fair value of the shareholder’s shares over the amount previously paid by the corporation if:

•	the shareholder believes that the amount paid is less than the fair value of the shares of First Commerce common stock or that the interest was incorrectly calculated;

•	the corporation fails to make payment of its estimate of fair value to a shareholder within 30 days after its receipt of a demand for payment; or

•	the merger is not consummated and First Commerce does not return the deposited certificates within 60 days after the date set for demanding payment.

     A shareholder waives the right to make a second demand for payment unless the shareholder makes the demand in writing within 30 days of the corporation’s payment of its estimate of fair value or failure to perform. A shareholder who fails to make its second demand for payment within such 30-day period will be deemed to have withdrawn its dissent and demand for payment.

     If a second demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of the date payment is made in response to a first demand for payment or the date of the second demand for payment, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder will be deemed to have withdrawn the dissent and demand for payment. In such an appraisal proceeding, the court will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court also may assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable, as follows:

•	against the corporation if the court finds that the corporation did not substantially comply with the procedures for the exercise of dissenters’ rights prescribed by Article 13; or

•	against the corporation or the dissenting shareholder(s), if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

     If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders and that the fees for those services should not be assessed against the corporation, the court may award to the counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

     The merger agreement provides that it is a condition to Bank of Granite Corporation’s obligation to complete the merger that dissenters’ rights shall not have been exercised with respect to more than 10% of First Commerce’s common stock.

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     To the extent that First Commerce shareholders receive shares of Bank of Granite Corporation common stock in the merger, they will become subject to the certificate of incorporation and bylaws of Bank of Granite Corporation, in lieu of the articles of incorporation and bylaws of First Commerce. References in this proxy statement/prospectus to Bank of Granite Corporation’s certificate of incorporation are to its restated certificate of incorporation, as amended, and its bylaws, and references to the articles of incorporation and bylaws of First Commerce are to its articles of incorporation and its amended and restated bylaws. Additionally, Bank of Granite Corporation is a Delaware corporation subject to the Delaware General Corporation Law (the “Delaware Act”), while First Commerce is a North Carolina corporation subject to the North Carolina Business Corporation Act (the “North Carolina Act”). Accordingly, as summarized below, certain differences exist between the rights of First Commerce shareholders and those of Bank of Granite Corporation stockholders. The following summary is general, is not intended to be a complete statement of all differences, and is qualified in its entirety by reference to the North Carolina Act and the Delaware Act, as well as to Bank of Granite Corporation’s certificate of incorporation and bylaws and First Commerce’s articles of incorporation and bylaws.

Antitakeover Provisions Generally

     The provisions of Bank of Granite Corporation’s certificate of incorporation and bylaws described below under the headings, “—Authorized Capital Stock,” “—Amendment of Certificate or Articles of Incorporation and Bylaws,” “—Election of Directors,” “—Removal of Directors,” “—Limitations on Director Liability,” “—Special Meetings of Stockholders,” “—Actions by Stockholders Without a Meeting,” “—Stockholder Nominations,” and “—Mergers, Consolidations, and Sales of Assets,” and the provisions of the Delaware Act described under the headings “—Business Combinations with Interested Persons,” and “—Dissenters’ Rights,” are referred to herein as the “protective provisions.” In general, one purpose of the protective provisions is to assist Bank of Granite Corporation’s board of directors in playing a role in connection with attempts to acquire control of Bank of Granite Corporation, so that the board of directors can protect the interests of Bank of Granite Corporation and its stockholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in their best interests, by enhancing the board of directors’ ability to maximize the value to be received by the stockholders upon a sale.

     Although Bank of Granite Corporation’s management believes that the protective provisions are beneficial to Bank of Granite Corporation’s stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Bank of Granite Corporation may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. Open market purchases could temporarily increase the market price of Bank of Granite Corporation common stock, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Bank of Granite Corporation common stock by making the stock less attractive to persons who invest in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Bank of Granite Corporation by replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Bank of Granite Corporation’s stockholders to replace the board of directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Bank of Granite Corporation. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

     Bank of Granite Corporation. Bank of Granite Corporation’s certificate of incorporation authorizes the issuance of up to 25,000,000 shares of common stock, par value $1.00 per share, which is the only class of capital stock authorized. At December 31, 2002, 14,420,986 shares of Bank of Granite Corporation common stock were issued, including 1,087,312 treasury shares, 13,333,674 shares were outstanding, and 404,515 shares were reserved for issuance under Bank of Granite Corporation’s stock option plans. Bank of Granite Corporation’s board of directors may authorize the issuance of additional shares of common stock without further action by stockholders, subject to the approval requirements of the Nasdaq Stock Market. Bank of Granite Corporation’s stockholders do not have preemptive rights. Preemptive rights give stockholders the right to purchase additional shares of common stock upon subsequent issuances of common stock or rights to purchase common stock.

     The authority to issue additional shares of common stock provides Bank of Granite Corporation with the flexibility to issue common stock without the delay resulting from seeking stockholder approval for each issuance. The authorized but unissued shares of Bank of Granite Corporation common stock may be issued from time to time for any valid corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash. Shares could be used to dilute the stock ownership of persons seeking to obtain control of Bank of Granite Corporation. In addition, the sale of a substantial number of shares of common stock to persons who have an understanding with Bank of Granite Corporation about the voting of the shares, or the distribution or declaration of a dividend of shares or the right to receive shares of common stock to current stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Bank of Granite Corporation.

     First Commerce. First Commerce’s authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. At December 31, 2002, 1,023,649 shares of common stock were issued and outstanding. No shares of preferred stock have been issued.

     First Commerce’s board of directors may authorize the issuance of additional shares of First Commerce common stock without further action by First Commerce’s shareholders. In addition, First Commerce’s board may issue, without any action by First Commerce shareholders, shares of First Commerce preferred stock, in one or more classes or series, with voting and other rights as the board of directors may determine from time to time. Among other potential uses, preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of First Commerce or in connection with a shareholder rights plan, as a defensive measure against unwanted takeover attempts. Bank of Granite Corporation’s certificate of incorporation does not authorize any preferred stock and thus does not provide its stockholders with this form of protection against hostile takeovers. Like Bank of Granite Corporation’s stockholders, First Commerce’s shareholders do not have preemptive rights.

Amendment of Certificate or Articles of Incorporation and Bylaws

     Bank of Granite Corporation. The Delaware Act provides that the approval of a majority of a corporation’s board of directors and the vote of a majority of each class of voting shares is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation specifies a greater voting requirement. Bank of Granite Corporation’s certificate of incorporation states that its provisions regarding authorized capital stock, election and classification of directors, and the approval required for certain business combinations, may be amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of its common stock.

     Bank of Granite Corporation’s board of directors and stockholders each have the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to the bylaws may be taken only by the holders of at least 80% of the outstanding shares of common stock. Bank of Granite Corporation’s bylaws may be amended or repealed by its board of directors, except that any bylaws adopted, amended or repealed by its stockholders may not be readopted, amended or repealed by the board of directors unless the stockholders have specifically given the board of directors such authority.

     First Commerce. The North Carolina Act provides that a corporation’s board of directors may adopt certain minor amendments to a corporation’s articles of incorporation without a shareholder vote. Other amendments to the articles of incorporation must be submitted to the shareholders and will be approved if the number of votes in favor exceeds the number of votes against, at a meeting at which a quorum exists. If the amendment affects the shares of a certain class or series of stock in a particular way, that class or series must approve the amendment separately. Additionally, the First Commerce articles of incorporation require the affirmative vote of the holders of at least 75% of the outstanding shares of each class of voting stock of First Commerce to amend or repeal the provisions in its articles of incorporation regarding certain business combinations, except that the 75% supermajority vote will not be required for any amendment or repeal recommended to the shareholders by the affirmative vote of at least 75% of the full board of directors (assuming no vacancies) and, if a 10% or greater shareholder is involved in the proposed business combination, at least 75% of the independent members of the board of directors. First Commerce’s bylaws may be amended or repealed by its board of directors, except that any bylaws adopted, amended or repealed by its shareholders may not be readopted, amended or repealed by the board of directors (unless the shareholders have specifically given the board of directors such authority).

Election of Directors

     Bank of Granite Corporation. The size of Bank of Granite Corporation’s board is seven directors, although the members of the board may increase the number of directors to nine and fill the vacancies without stockholder approval. The affirmative vote of 67% of the outstanding voting stock of Bank of Granite Corporation is required to increase the maximum number of directors. Bank of Granite Corporation’s certificate of incorporation provides that the board of directors may divide the board into three staggered classes, with each class as nearly equal in size as possible. The Delaware Act, however, does not permit a staggered board for boards with less than nine members. If Bank of Granite Corporation’s board is enlarged to nine or more members and becomes staggered, the directors in each class initially would serve one, two and three year terms. After the staggered nature of the board is fully implemented, directors would then serve three-year terms. Because approximately one-third of the members of a classified board of directors would be elected each year, two annual meetings would be necessary to change a majority of the members of the board. By potentially delaying the time within which an acquirer could obtain control of the board, the existence of a staggered board could discourage potential mergers, tender offers or hostile takeover attempts.

     Each stockholder of Bank of Granite Corporation generally is entitled to one vote for each share of Bank of Granite Corporation stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of the holder’s shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of the holder’s votes in favor of one candidate or to distribute its votes among any of the candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it is possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of a corporation’s voting stock have the ability to elect all of its directors. As a result, the remaining stockholders may not be able to elect any of the directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of common stock of a corporation to obtain representation on its board of directors.

     First Commerce. The size of First Commerce’s board of directors is 14 directors. The First Commerce board may fix the number of directors within the minimum of 12 and maximum of 18 set forth in First Commerce’s articles of incorporation. As a result, the First Commerce board of directors may increase the number of directors and elect directors friendly to management in the event of a non-negotiated takeover attempt. First Commerce’s articles of incorporation provide for a staggered board of directors, with three classes of directors, so long as the number of directors is nine or more. First Commerce shareholders may not have this protection after the merger, unless the Bank of Granite Corporation board is enlarged to nine or more directors and it approves a classified board. Each shareholder is entitled to one vote for each share of First Commerce common stock held and is not entitled to cumulative voting rights in the election of directors.

Removal of Directors

     Bank of Granite Corporation. A Bank of Granite Corporation director may be removed only for cause by the affirmative vote of a majority of all of the other directors or, after providing the director adequate notice of the specific charges and a full opportunity to refute the charges, by a majority stockholder vote.

     First Commerce. A First Commerce director may be removed at any time by First Commerce’s shareholders with or without cause. The number of shares voted for removal must exceed the number of shares voted against removal. A First Commerce director may not be removed by vote of its shareholders at a meeting unless the notice of the meeting states that a purpose of the meeting is the removal of the director. Neither the North

Carolina Act nor First Commerce’s bylaws permit removal of a director by the other directors.

Limitations on Director Liability

     Bank of Granite Corporation. Bank of Granite Corporation’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware Act, a director will have no personal liability to Bank of Granite Corporation or its stockholders for monetary damages for the breach of the director’s fiduciary duties.

     First Commerce. First Commerce’s articles of incorporation provide that to the fullest extent permitted by the North Carolina Act, a director will not be personally liable to First Commerce or its shareholders for monetary damages for the breach of the director’s fiduciary duties.

     Although these provisions do not affect the availability of injunctive or other equitable relief as a remedy for a breach of a director’s fiduciary duties, they do limit the remedies available to an equityholder who has a claim that a director acted in violation of his or her duties. These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter equityholders or management from bringing a lawsuit against directors for breach of their duties, even though the action, if successful, might have benefited the corporation and its equityholders. The Securities and Exchange Commission has taken the position, however, that these types of provisions would not protect directors from monetary liability for violations of the federal securities laws.

Indemnification

     Bank of Granite Corporation. Bank of Granite Corporation is permitted to indemnify its officers, directors and employees for reasonable expenses actually incurred in connection with any suit or proceeding in which they were made a party due to serving as an officer, director or employee of Bank of Granite Corporation or of any other entity to the extent the service was at the request of Bank of Granite Corporation, but only if the proposed indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceeding, Bank of Granite Corporation is permitted to provide indemnity only if the proposed indemnitee had no reasonable cause to believe that his or her conduct was unlawful. No indemnification may be made with respect to any matter as to which a person is adjudged liable to Bank of Granite Corporation or is otherwise the subject of a compromise proceeding, unless and then only to the extent that the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification. To the extent that any director, officer, employee, or agent of Bank of Granite Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding, the person will be entitled to indemnification against its reasonable expenses incurred in connection with the defense.

     First Commerce. First Commerce is permitted to indemnify its officers, directors and employees made a party to a proceeding due to serving in his or her official capacity against liability incurred in the proceeding if:

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     First Commerce may not indemnify a person:

•	in connection with a proceeding by or in the right of First Commerce in which the person was held liable to First Commerce; or

•	in connection with a proceeding in which the person was held liable on the basis that personal benefit was improperly received by him or her.

     Furthermore, an officer, director, employee or agent of First Commerce will be entitled to indemnification to the extent he or she was wholly successful in the defense of any action, suit or proceeding against its reasonable expenses incurred in connection with the defense.

Special Meetings of Stockholders

     Bank of Granite Corporation. Special meetings of stockholders may be called at any time by the president, the chairman of the board of directors or a majority of the board of directors. Bank of Granite Corporation stockholders do not have the right to call a special meeting. Thus, even significant stockholders may not compel a stockholder consideration of a proposal over the opposition of Bank of Granite Corporation’s board of directors by calling a special meeting of stockholders to replace the entire board of directors with nominees who were in favor of the proposal.

     First Commerce. Special meetings of shareholders may be called at any time by the chief executive officer, the president, the chairman or vice chairman of the board of directors or the board of directors. First Commerce’s shareholders are not entitled to call a special meeting.

Actions by Stockholders Without a Meeting

     Bank of Granite Corporation. Stockholders of Bank of Granite Corporation can take action by written consent rather than at a meeting. The consent must be signed by the number of stockholders that would be required to approve the action if taken at a meeting at which all shares entitled to vote were present and voted.

     First Commerce. Shareholders of First Commerce can act without holding a meeting only by the unanimous written consent of all shareholders entitled to vote on the matter.

Stockholder Nominations

     Bank of Granite Corporation. Any nomination by stockholders of individuals for election to Bank of Granite Corporation’s board of directors must be made by delivering written notice of the nomination to the Secretary of Bank of Granite Corporation no later than 90 days prior to the date of the current year that corresponds to the mailing date of the proxy materials for the last election of directors. The nomination notice must set forth certain background information about the persons to be nominated. The notice also must include a signed representation from the nominee to timely provide all information requested by Bank of Granite Corporation as part of its disclosures with regard to the solicitation of proxies for the election of directors. The board of directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure will permit a stockholder to nominate, in person, the individual (if present) at the stockholders’ meeting, and any stockholder may vote its shares in person for any individual the holder desires.

     First Commerce. Shareholder nominations for election to First Commerce’s board of directors must be made in writing and delivered to the Secretary of First Commerce not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made. There are no specific requirements in First Commerce’s bylaws regarding the form or substance of the notice.

Mergers, Consolidations and Sales of Assets

     Bank of Granite Corporation. Unless a transaction is recommended by the board of directors, a quorum of 80% of the stockholders is required to act, and the affirmative vote of the holders of at least 80% of the outstanding voting stock of Bank of Granite Corporation is required to complete any merger or consolidation involving Bank of Granite Corporation or any sale, exchange or lease of all or substantially all of the assets of Bank of Granite Corporation.

     In addition, the affirmative vote of the holders of at least 80% of the outstanding voting stock of Bank of Granite Corporation and the affirmative vote of the holders of at least 67% of the outstanding voting stock held by stockholders other than a “controlling party,” which is defined as a stockholder owning or controlling 20% more of the voting stock at the time of the proposed transaction, will be required for business combinations involving a “controlling party,” unless:

•	the fair market value of the per share consideration to be received by Bank of Granite Corporation stockholders is not less than the highest per share price for common stock paid by the controlling party during the preceding three years; or

•	the transaction is recommended by a majority of the entire board of directors.

     First Commerce. The affirmative vote of 75% of the voting stock of First Commerce is required to approve a merger, consolidation or business combination, unless the transaction is approved by at least 75% of the entire board of directors of First Commerce, and, if the transaction is proposed by a “related person,” by at least 75% of the “continuing” directors of First Commerce’s board of directors. A “related person” is generally a person, entity or group that owns 10% or more of the outstanding voting stock. Continuing directors generally include all members of First Commerce’s board of directors who are not affiliated with any related person.

Business Combinations with or Acquisitions by Interested Persons

     Bank of Granite Corporation. Bank of Granite Corporation’s certificate of incorporation generally provides that the affirmative vote of the holders of at least 80% of its outstanding voting stock and the holders of at least 67% of its outstanding voting stock held by stockholders other than the “controlling party” will be required for the approval of any merger or other business combination if the transaction involves a “controlling party.” For purposes of this provision, a “controlling party” is any stockholder owning or controlling 20% or more of Bank of Granite Corporation’s voting stock at the time of the proposed transaction. These voting requirements will not apply to:

•	transactions in which the per share cash or fair market value of the property, securities or other consideration to be received in the transaction is not less than the highest per share price paid by the “controlling party” in the acquisition of any of its holdings of Bank of Granite Corporation’s common stock in the three years before the announcement of the proposed transaction; or

•	transactions that are recommended by a majority of Bank of Granite Corporation’s entire board of directors.

     The vote of at least 80% of Bank of Granite Corporation’s outstanding voting stock is required to amend or repeal this provision. These requirements are separate from and in addition to any voting requirements for mergers and other business combinations in general.

     In addition, unless otherwise elected by a corporation in its certificate of incorporation or bylaws, which Bank of Granite Corporation has not done, the Delaware Act places certain restrictions on “business combinations” with an “interested stockholder.” An “interested stockholder” is defined as the beneficial owner of 15% or more of a corporation’s outstanding voting stock. A “business combination” with an “interested stockholder” within three years after the person becomes an “interested stockholder” is not permitted unless:

•	prior to the time when the person or entity becomes an interested stockholder, the corporation’s board approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder;

•	upon completion of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the amount of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares held by persons who are both officers and directors and shares held by certain employee stock plans; or

•	after the person or entity becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and the holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder.

     First Commerce. Other than as described above under “Mergers, Consolidations and Sales of Assets,” there are no provisions in First Commerce’s articles of incorporation or bylaws relating to business combinations with interested shareholders. Although North Carolina has two statutes relating to business combinations with or acquisitions by interested shareholders, First Commerce has elected not to be subject to either of them.

Stockholders’ Rights to Examine Books and Records

     Bank of Granite Corporation. The Delaware Act provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, so long as the purpose is reasonably related to the person’s interest as a stockholder.

     First Commerce. The North Carolina Act provides that a shareholder who has owned shares for at least six months or who is the holder of at least 5% of the corporation’s outstanding shares may inspect and copy books and records upon written demand made in good faith and for a proper purpose, if the shareholder gives the corporation written notice of the demand at least five business days in advance. In general, a proper purpose is a purpose that relates to some individual interest of the shareholder as a shareholder or to some corporate interest.

Dividends

     Bank of Granite Corporation. The Delaware Act provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Bank of Granite Corporation are derived from its subsidiaries. There are various statutory limitations on the ability of Bank of Granite Corporation’s banking subsidiary to pay dividends to Bank of Granite Corporation. See “Certain Regulatory Considerations.”

     First Commerce. Subject to any restrictions in a North Carolina corporation’s articles of incorporation, the corporation’s board of directors may declare dividends so long as after giving effect to each dividend declaration, (i) the corporation can pay its debts as they become due, and (ii) the corporation’s total assets are greater than the sum of its liabilities plus the amount that would be needed to satisfy the liquidation preference of any shares that are superior to the shares receiving the dividend. First Commerce’s articles of incorporation place no additional restrictions on the ability of its board of directors to declare dividends. Substantially all of the funds available for payment of dividends by First Commerce are derived from funds provided by its banking subsidiary. There are various statutory limitations on the ability of First Commerce’s banking subsidiary to pay dividends to First Commerce. See “Certain Regulatory Considerations.”

Dissenters’ Rights

     Bank of Granite Corporation. Under the Delaware Act, a stockholder has the right to dissent from any merger involving the corporation, except that no dissenters’ rights are available in respect of:

•	the shares of any class or series of stock listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; or

•	the shares of stock of a corporation surviving a merger if the merger did not require the approval of the surviving corporation’s stockholders.

Dissenters’ rights will apply, however, in either of these two cases if the stockholders are required by an agreement of merger or consolidation to accept for their stock something other than:

•	shares of stock of the corporation surviving or resulting from the merger or consolidation;

•	shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•	cash instead of fractional shares of stock; or

•	any combination of the shares of stock and cash instead of fractional shares described in the bullet points above.

Holders of Bank of Granite Corporation common stock do not have dissenters’ rights in connection with the merger.

     First Commerce. A summary of dissenters’ rights under the North Carolina Act is set forth under “Dissenters’ Rights,” and these statutory provisions are attached to this proxy statement/prospectus as Appendix D.

COMPARATIVE PRICES AND DIVIDENDS OF COMMON STOCK

     Bank of Granite Corporation common stock is listed for quotation on the Nasdaq Stock Market under the symbol “GRAN.” First Commerce common stock is listed for quotation on the OTC Bulletin Board under the symbol “FCMM.OB.” The following table sets forth, for the periods indicated, the high and low prices and the cash dividends declared per share of Bank of Granite Corporation and First Commerce common stock.

	Bank of Granite Corporation			First Commerce

			Cash			Cash
	Price Range		Dividends	Price Range		Dividends
			Declared			Declared
	High	Low	Per Share	High	Low	Per Share

2000
First Quarter	$17.35	$12.90	$0.08	$9.09	$7.50	$—
Second Quarter	18.75	14.50	0.08	9.55	7.73	—
Third Quarter	19.60	15.35	0.09	8.64	6.71	—
Fourth Quarter	19.15	15.40	0.09	8.98	5.45	—

2001
First Quarter	18.45	15.30	0.09	8.41	5.46	—
Second Quarter	18.49	15.09	0.09	9.09	7.05	—
Third Quarter	19.12	15.47	0.10	8.82	7.77	—
Fourth Quarter	18.40	15.38	0.10	12.00	7.77	—

2002
First Quarter	18.88	15.56	0.10	12.00	10.15	—
Second Quarter	21.59	16.80	0.10	12.00	10.45	—
Third Quarter	20.00	17.00	0.11	13.00	11.05	—
Fourth Quarter	19.14	17.08	0.11	15.75	11.30	—

2003
First Quarter	18.45	16.52	0.11	18.20	15.65	—
Second Quarter (through May 15, 2003)	18.04	16.17	0.11	18.25	17.61	—

     On May ___, 2003 the closing price of Bank of Granite Corporation common stock was $_____ per share and the closing price of First Commerce common stock was $_____ per share. On January 21, 2003, which was the last trading day prior to the announcement of the amendment to merger agreement increasing the merger consideration, the closing price of Bank of Granite Corporation common stock was $17.44, and on January 16, 2003, the trailing 20-trading day average closing price of Bank of Granite Corporation common stock was $18.05 per share. On December 18, 2002, the trading day prior to public announcement of the merger, the closing price of First Commerce common stock was $13.00 per share. On January 16, 2003, the closing price of First Commerce common stock was $15.66 per share.

     The holders of Bank of Granite Corporation common stock are entitled to receive dividends when and if declared by Bank of Granite Corporation’s board of directors out of funds legally available for the payment of dividends. Although Bank of Granite Corporation currently intends to continue to pay quarterly cash dividends on Bank of Granite Corporation common stock, there can be no assurance that Bank of Granite Corporation’s dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend on business conditions, operating results, capital and reserve requirements and Bank of Granite Corporation board’s consideration of other relevant factors. The principal source of funds for the payment of dividends by Bank of Granite Corporation is dividends from Bank of Granite.

     Bank of Granite Corporation and First Commerce are each legal entities separate and distinct from their subsidiaries, and their revenues depend in significant part on the payment of dividends from their respective subsidiary banks. Bank of Granite Corporation’s and First Commerce’s subsidiary banks are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See “Certain Regulatory Considerations.”

BUSINESS OF BANK OF GRANITE CORPORATION

     Bank of Granite Corporation is a Delaware corporation organized on June 1, 1987 as a bank holding company. Bank of Granite Corporation currently engages in no operations other than ownership and operation of Bank of Granite, a state bank chartered under the laws of North Carolina on August 2, 1906, and GLL & Associates, Inc., a mortgage company chartered under the laws of North Carolina on June 24, 1985. GLL was acquired by Bank of Granite Corporation on November 5, 1997.

     Bank of Granite’s principal activities include the taking of demand and time deposits and the making of loans, secured and unsecured, to individuals, associations, partnerships and corporations. The majority of Bank of Granite’s customers are individuals and small businesses. No material part of its business is dependent on a single customer or a few customers whose loss would have an adverse effect on its business. No material portion of Bank of Granite’s business is seasonal. Bank of Granite conducts its banking business from 13 offices located in Burke, Caldwell and Catawba counties in North Carolina. These offices are specifically located in Granite Falls and the Baton section of Granite Falls; Lenoir and the Hibriten and Whitnel sections of Lenoir; Hudson; Newton; Morganton; and Hickory and the Springs Road, Viewmont, Long View and Mountain View sections of Hickory. Bank of Granite recently completed the sale of its branch located in Vale, North Carolina.

     GLL’s principal activities include the origination and underwriting of mortgage loans to individuals. GLL also sells mortgage-servicing rights and appraisal services. GLL specializes in government-guaranteed mortgage products. The majority of GLL’s customers are individuals. No material part of GLL’s business is dependent on a single customer or a few customers whose loss would have an adverse effect on the business of GLL. The mortgage business is sensitive to changes in interest rates in the market. When rates decline, GLL experiences an increase in its mortgage business. When rates rise, GLL’s business declines. Additionally, the mortgage business is highly competitive with both bank and non-bank mortgage originators. GLL conducts its mortgage business from seven offices in the North Carolina cities of Winston-Salem, Hickory, High Point, Lenoir, Morganton, Newton and Salisbury.

     At March 31, 2003, Bank of Granite Corporation had consolidated assets of $762.3 million, consolidated loans of $577.5 million, consolidated investment securities of $123.0 million, consolidated deposits of $566.1 million and consolidated shareholders’ equity of $127.9 million. At September 30, 2002. Bank of Granite Corporation was the 16th largest bank holding company headquartered in North Carolina ranked by assets and the 14th largest ranked in deposits. At March 31, 2003, it had a book value per share of $9.67. At December 31, 2002, Bank of Granite Corporation had approximately 231 full-time employees.

     Bank of Granite Corporation’s principal executive offices are located at Post Office Box 128, 23 North Main Street, Granite Falls, North Carolina 28630, and its telephone number is (828) 496-2000.

     Additional information with respect to Bank of Granite Corporation and its subsidiaries is included in the documents delivered with and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

BUSINESS OF FIRST COMMERCE

     First Commerce is a North Carolina corporation organized in 2001 to serve as the holding company for First Commerce Bank. First Commerce is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. First Commerce’s principal source of income is any dividends that are declared and paid to it by First Commerce Bank on its capital stock. First Commerce has no operations and conducts no business other than owning First Commerce Bank.

     First Commerce Bank began operations as a commercial bank on July 31, 1996. It operates for the primary purpose of serving the banking needs of small to medium-sized businesses in its market area. Its headquarters are located in downtown Charlotte, North Carolina, and it has branches in Charlotte and in the Lake Norman area of Mecklenburg County in Cornelius, North Carolina. It offers a wide range of banking services, including checking and savings accounts; commercial, installment and personal loans; safe deposit boxes; and other associated services. First Commerce Bank competes directly for deposits in its market area with other commercial banks, credit unions, brokerage firms and all other organizations and institutions engaged in money market transactions. In its lending activities, First Commerce Bank competes with all other financial institutions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit.

     At March 31, 2003, First Commerce had consolidated assets of $178.6 million, consolidated loans of $114.4 million, consolidated investment securities of $37.1 million, consolidated deposits of $138.7 million and consolidated shareholders’ equity of $11.4 million. At March 31, 2003, it had a book value per share of common stock of $11.08. At December 31, 2002, First Commerce had approximately 31 full-time employees.

     First Commerce’s principal executive offices are located at 301 South McDowell Street, Suite 100, Charlotte, North Carolina 28204, and its telephone number is (704) 945-6565.

     Additional information with respect to First Commerce and its subsidiaries is included in the documents delivered with and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

RESALES OF BANK OF GRANITE CORPORATION COMMON STOCK

     All shares of Bank of Granite Corporation common stock received by holders of First Commerce common stock will be freely transferable upon completion of the merger by those First Commerce shareholders not deemed to be “affiliates” of First Commerce under federal securities laws. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with First Commerce at the time of the First Commerce shareholder meeting. Generally, executive officers, directors and 10% or greater shareholders of an entity and certain of their family members and related interests are considered that entity’s affiliates.

     Rule 145 promulgated under the Securities Act of 1933, as amended, restricts the sale of Bank of Granite Corporation common stock received in the merger by affiliates of First Commerce. Under the rule, during the one-year period following the consummation of the merger, affiliates of First Commerce may resell publicly Bank of Granite Corporation common stock received by them in the merger within certain limitations as to the amount of Bank of Granite Corporation common stock sold in any three-month period and as to the manner of sale, as provided in Rule 144 promulgated under the Securities Act of 1933. After the one-year period, affiliates of First Commerce who are not affiliates of Bank of Granite Corporation (and who have not been affiliates for at least three months) may resell their shares without any restrictions on amounts sold or the manner of sale. Additionally, for a period of two years after completion of the merger, Rule 145 requires that, with respect to the resale of Bank of Granite Corporation common stock received in the merger by affiliates of First Commerce at the time the merger is completed, Bank of Granite Corporation shall have filed all the reports required to be filed by it under the Securities Exchange Act of 1934, as amended, during the 12 months preceding the sale. These affiliates also will be permitted to resell Bank of Granite Corporation common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the Securities Act registration requirements.

     First Commerce has agreed to use its reasonable best efforts to cause each person or entity that is an affiliate for purposes of complying with Rule 145 under the Securities Act of 1933 to enter into a written agreement relating to such restrictions on sale or other transfer.

     Additionally, shareholders of First Commerce who become affiliates of Bank of Granite Corporation will be subject to the above-described volume and manner of sale limitations on the resale of Bank of Granite Corporation stock, whether obtained in connection with the merger or otherwise, for as long as they remain affiliates of Bank of Granite Corporation and for an additional three months thereafter.

CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth some of the regulatory requirements applicable to bank holding companies, banks and mortgage companies and provides certain specific information related to Bank of Granite Corporation and First Commerce and their subsidiaries. These summaries are qualified in their entirety by reference to the applicable statutes and regulations. Additional information is available in the Annual Reports of Bank of Granite Corporation and First Commerce on Forms 10-K and 10-KSB, respectively, for the fiscal year ended December 31, 2002. See “Where You Can Find More Information.”

Bank Holding Company Regulation

     Bank of Granite Corporation and First Commerce are bank holding companies within the meaning of the Bank Holding Company Act of 1956, as amended. As bank holding companies, Bank of Granite Corporation and First Commerce are required to register with the Board of Governors of the Federal Reserve System and file with the Federal Reserve Board annual reports and other information regarding their respective business operations as required by the Bank Holding Company Act. Bank of Granite Corporation and First Commerce are also subject to periodic examinations by the Federal Reserve Board.

     The Bank Holding Company Act also limits the types of businesses and operations in which a bank holding company and its subsidiaries, other than banking subsidiaries, may engage. In general, permissible activities are limited to the business of banking and activities found by the Federal Reserve Board to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

Depository Institution Regulation

     Bank of Granite and First Commerce Bank are state banks organized under the laws of the State of North Carolina. They are subject to supervision and regulation, of which regular bank examinations are a part, by the Federal Deposit Insurance Corporation, or the FDIC, and the North Carolina Banking Commission. Restrictions on their activities include requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that can be charged for loans and the types of services that can be offered. Both banks are members of the FDIC, which currently insures the deposits of each member bank to a maximum of $100,000 per depositor through its Bank Insurance Fund. For this depositor protection, each bank pays a semi-annual statutory assessment and is subject to the rules and regulations of the FDIC. Because of favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund, well-capitalized and well-managed banks, which include Bank of Granite and First Commerce Bank, have in recent years paid minimal premiums for FDIC insurance. A number of factors suggest, however, that as early as the first half of 2003, even well-capitalized and well-managed banks may be required to pay larger premiums for deposit insurance. The amounts of such premiums will depend on the outcome of legislative and regulatory initiatives, as well as the growth of insured deposits, the Bank Insurance Fund loss experience and other factors, none of which can be predicted at this time. Various consumer laws and regulations also affect the operations of these subsidiary banks.

     The North Carolina Banking Commission regulates Bank of Granite Corporation’s subsidiary, GLL & Associates, Inc., as a mortgage company. Because GLL is a nonbank subsidiary of a bank holding company, it is also regulated by the Federal Reserve Board. In addition, because GLL underwrites mortgages guaranteed by the government, it is subject to other audits and examinations as required by the government agencies or the investors who purchase the mortgages.

Dividends; Capital Adequacy

     Bank of Granite Corporation and First Commerce and their banking subsidiaries are subject to regulations in the following areas as summarized below:

     Restrictions on the Payment of Dividends. Bank of Granite Corporation and First Commerce each depend primarily on dividends from their subsidiary banks for cash flow to pay dividends to their stockholders or shareholders. State and federal statutes and regulations limit the payment of dividends by these subsidiary banks, as well as the payment of dividends by Bank of Granite Corporation and First Commerce to their stockholders and shareholders. Under these dividend restrictions, at December 31, 2002, Bank of Granite could declare aggregate dividends of approximately $75.2 million and First Commerce Bank could declare aggregate dividends of approximately $2.5 million. The payment of dividends by Bank of Granite Corporation and First Commerce also may be affected or limited by other factors, such as the requirement to maintain adequate capital in accordance with other state and federal regulatory guidelines.

     Capital Adequacy. Bank of Granite Corporation and First Commerce and their banking subsidiaries are required by state and federal regulators to comply with certain capital adequacy standards related to risk exposure and the leverage position of financial institutions. Equity owners of banks, including bank holding companies that own stock in banks, may be compelled by bank regulatory authorities to invest additional capital in the event their banks experience either significant loan losses or rapid growth of loans or deposits. In addition, Bank of Granite Corporation also may be required to provide additional capital to any additional banks it acquires as a condition to obtaining the approvals and consents of regulatory authorities in connection with the acquisitions. Any failure to meet capital guidelines may subject bank holding companies and their banking subsidiaries to a variety of enforcement remedies and certain other restrictions on their business. As of December 31, 2002, Bank of Granite Corporation, First Commerce and their banking subsidiaries were in compliance with all minimum capital adequacy standards.

     In an effort to achieve a measurement of capital adequacy that is sensitive to the individual risk profiles of financial institutions, the various financial institution regulators mandate minimum capital regulations and guidelines that categorize various components of capital and types of assets and measure capital adequacy in relation to a particular institution’s relative levels of those capital components and the level of risk associated with the assets of that financial institution. The FDIC and the Federal Reserve Board statements of policy on “risk-based” or “risk-weighted” capital call for a minimum ratio total capital to “risk-adjusted” assets of 8% (at least half of which must be “tier 1” capital). A “well capitalized” bank holding company must have a ratio of total capital to “risk-adjusted” assets of 10%, and a ratio of “tier 1” capital to “risk-adjusted” assets of at least 6%. At December 31, 2002, the “tier 1” and total capital ratios to “risk-adjusted” assets for Bank of Granite Corporation were 21.11% and 22.37%, respectively. At December 31, 2002, the “tier 1” and total capital ratios to “risk-adjusted” assets for First Commerce were 10.68% and 11.93%, respectively. “Tier 1” capital consists of core capital elements such as common shareholders’ equity and retained earnings and, in the case of First Commerce, includes the trust preferred securities, which are classified as debt under generally accepted accounting principles, issued by its subsidiary, First Commerce Capital Trust I, a Delaware business trust formed for the specific purpose of issuing the trust preferred securities. The remaining capital, or “tier 2” capital, can include certain types of preferred stock; subordinated debt and loan loss reserves.

     Bank of Granite Corporation and First Commerce and their respective banking subsidiaries are each in compliance with all applicable standards for well-capitalized banking organizations.

     Support of Subsidiary Institutions. Under Federal Reserve Board policy, Bank of Granite Corporation and First Commerce are expected to act as sources of financial and managerial strength for their banking subsidiaries.

Financial Holding Companies

     On November 12, 1999, the President signed the Gramm-Leach-Bliley Act into law. This statute revised the Bank Holding Company Act framework to permit a holding company to engage in a full range of financial activities by becoming a new entity known as a “financial holding company.” A financial holding company may affiliate with banks, insurance companies, securities firms and other financial service providers. Neither Bank of Granite Corporation nor First Commerce has elected to become a financial holding company.

     Under the Gramm-Leach-Bliley Act, “financial activities” are broadly defined and include banking, insurance and securities activities, merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature or complementary thereto.

     To elect to become a financial holding company and engage in the new permissible activities, a bank holding company must meet certain tests and must file an election form with the Federal Reserve Board. To qualify, all of a bank holding company’s subsidiary banks must be well-capitalized and well-managed, as measured by regulatory guidelines. The subsidiary banks also must have received “satisfactory” or better ratings in their most recent Community Reinvestment Act evaluation. If a bank holding company elects to become a financial holding company and then fails to maintain the required capital and management ratings, it may face significant consequences. For example, it may be required to enter into an agreement with the Federal Reserve Board to limit its operations or require divestiture of certain assets.

DESCRIPTION OF BANK OF GRANITE CORPORATION COMMON STOCK

     Bank of Granite Corporation’s certificate of incorporation currently authorizes the issuance of 25,000,000 shares of Bank of Granite Corporation common stock, $1.00 par value per share. As of December 31, 2002, 14,420,986 shares of Bank of Granite Corporation common stock were issued, including 1,087,312 outstanding treasury shares, 13,333,674 shares were outstanding and 404,515 shares were reserved for issuance under Bank of Granite Corporation’s stock option plans. The capital stock of Bank of Granite Corporation does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

     Shares of Bank of Granite Corporation common stock may be issued at such time or times and for such consideration as Bank of Granite Corporation’s board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Delaware, Bank of Granite Corporation’s certificate of incorporation or bylaws, or the rules of the Nasdaq Stock Market.

     The holders of Bank of Granite Corporation common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by Bank of Granite Corporation’s board of directors out of funds legally available for the payment of dividends. The ability of Bank of Granite Corporation to pay dividends is affected by the ability of its subsidiary banks to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. On December 31, 2002, under such requirements and guidelines, Bank of Granite Corporation’s subsidiary bank had $75.2 million of funds legally available for the payment of dividends. See “Certain Regulatory Considerations.”

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Bank of Granite Corporation, the holders of Bank of Granite Corporation common stock will be entitled to receive all of the remaining assets of Bank of Granite Corporation, of whatever kind, available for distribution to stockholders ratably in proportion to the amount of Bank of Granite Corporation common stock held. Bank of Granite Corporation board may distribute in kind to the holders of Bank of Granite Corporation common stock the remaining assets of Bank of Granite Corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of another person or entity, and may sell all or any part of the consideration so received and distribute any balance in kind to holders of Bank of Granite Corporation common stock. Neither the merger or consolidation of Bank of Granite Corporation into any other corporation, nor the merger of any other corporation into Bank of Granite Corporation, nor any purchase or redemption of shares of stock of Bank of Granite Corporation of any class, will be deemed to be a dissolution, liquidation or winding-up of Bank of Granite Corporation for purposes of this paragraph.

     Because Bank of Granite Corporation is a holding company, its right and the rights of its creditors and stockholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, including, upon completion of the merger, the holders of the trust preferred securities issued by First Commerce’s subsidiary, First Commerce Capital Trust I, a Delaware business trust formed for the specific purpose of issuing the trust preferred securities.

     For a further description of Bank of Granite Corporation common stock, see “Effect of the Merger on Rights of Shareholders.”

OTHER MATTERS

     As of the date of this proxy statement/prospectus, the First Commerce board of directors knows of no matters that will be presented for consideration at the First Commerce shareholder meeting other than as described in this proxy statement/prospectus. However, if any other matters properly come before the First Commerce shareholder meeting or any adjournment of the meeting and are voted on, each proxy card received by First Commerce will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by the proxy as to any additional matters. However, no proxy holder will vote a proxy in favor of adjournment of the shareholder meeting if that proxy instructed a vote against approval of the merger agreement and plan of merger.

WHERE YOU CAN FIND MORE INFORMATION

     Each of Bank of Granite Corporation and First Commerce files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     Important business and financial information about Bank of Granite Corporation and First Commerce is included in documents that are delivered with this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus, as described below:

•	Bank of Granite Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Bank of Granite Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	Bank of Granite Corporation’s Current Reports on Form 8-K dated January 13, 2003, January 23, 2003, March 21, 2003 and April 15, 2003;

•	First Commerce’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

•	First Commerce’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003; and

•	First Commerce’s Current Reports on Form 8-K dated January 23, 2003, March 25, 2003 and March 25, 2003.

     Each of Bank of Granite Corporation and First Commerce also incorporates by reference into this proxy statement/prospectus additional documents filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after December 31, 2002 through the date of final adjournment of the First Commerce shareholder meeting.

     Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference into this proxy statement/prospectus modifies or supersedes a prior statement.

     You may obtain copies of the information incorporated by reference into this proxy statement/prospectus upon written or oral request. The section entitled “Other Information About the Parties” contains information about how requests for information should be made.

     All information contained in this proxy statement/prospectus, delivered with the proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus with respect to Bank of

Granite Corporation was supplied by Bank of Granite Corporation and with respect to First Commerce was supplied by First Commerce.

LEGAL MATTERS

     Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina will pass upon certain legal matters relating to the issuance of Bank of Granite Corporation common stock as merger consideration and certain tax matters regarding general tax consequences associated with the merger under federal and North Carolina law.

EXPERTS

     The consolidated financial statements of Bank of Granite Corporation incorporated by reference into this proxy statement/prospectus from Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte and Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of First Commerce incorporated by reference into this proxy statement/prospectus from First Commerce’s Form 10-KSB for the year ended December 31, 2002 have been audited by McGladrey & Pullen LLP, independent auditors, as stated in their report on such financial statements and are incorporated by reference in reliance upon such report upon the authority of McGladrey & Pullen LLP as experts in accounting and auditing.

Appendix A

Execution Copy

MERGER AGREEMENT

by and between

BANK OF GRANITE CORPORATION

and

FIRST COMMERCE CORPORATION

Dated as of December 18, 2002

		Page

	ARTICLE I

	DEFINED TERMS

1.1	Definitions	1

	ARTICLE II

	THE HOLDING COMPANY MERGER;
	CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1	The Holding Company Merger	9
2.2	Company Shares	10
2.3	Merger Consideration	10
2.4	Election and Pro Ration Procedures	11
2.5	Closing Payment	13
2.6	Exchange Procedures	13
2.7	Dissenting Shares	14
2.8	Company Stock Options	14

	ARTICLE III

	THE BANK MERGER;
	CONVERSION AND EXCHANGE OF COMPANY BANK SHARES

3.1	The Bank Merger	16
3.2	Company Bank Shares	16
3.3	Company Bank Offices	16

	ARTICLE IV

	THE CLOSING

4.1	Closing	16
4.2	Deliveries by the Company	16
4.3	Deliveries by the Buyer	17

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	Organization; Standing and Power	17
5.2	Authority; No Conflicts	17
5.3	Capital Stock	18
5.4	SEC Filings; Company Financial Statements	18
5.5	Absence of Undisclosed Liabilities	19
5.6	Absence of Certain Changes or Events	19
5.7	Tax Matters	19
5.8	Assets	20
5.9	Securities Portfolio and Investments	21
5.10	Environmental Matters	21
5.11	Compliance with Laws	21

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Form of Plan of Merger in respect of the Holding Company Merger
Exhibit B	Form of Plan of Merger in respect of the Bank Merger
Exhibit C	Form of Employment Agreement of Wesley W. Sturges
Exhibit D	Form of Affiliate Letter

A-iv

MERGER AGREEMENT

     THIS MERGER AGREEMENT (this “Agreement”), dated as of the 18th day of December, 2002, is by and between:

     BANK OF GRANITE CORPORATION, a Delaware corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Buyer”); and

     FIRST COMMERCE CORPORATION, a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Company”).

Background Statement

     The Buyer and the Company desire to effect a merger pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the “Holding Company Merger”). In consideration of the Holding Company Merger, the shareholders of the Company will receive shares of common stock of the Buyer and/or cash. It is intended that the Holding Company Merger qualify as a tax-free reorganization under Section 368 of the Code (as defined below). The Holding Company Merger is expected to be accounted for under the purchase method. Subsequent to the Holding Company Merger, it is expected that the Buyer Bank and the Company Bank (each, as hereinafter defined) will effect a merger pursuant to which the Company Bank will merge into the Buyer Bank, with the Buyer Bank being the surviving corporation (the “Bank Merger,” and together with the Holding Company Merger, the “Mergers”).

Statement of Agreement

     In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

     1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

     “Acquisition Proposal” means any offer or proposal by any Person concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

     “Acquisition Transaction” means the consummation of any merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of the foregoing, or the acquisition in any manner, directly or indirectly, of a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

     “Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person, and shall be deemed to include the directors and executive officers of a corporate Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term “Affiliates” includes its subsidiaries.

     “Agreement” means this Merger Agreement.

     “Assets” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, Personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

     “Average Closing Price” means with respect to the Buyer’s Stock, the average of the daily closing sales price thereof on the Nasdaq National Market System during a specified period, as reported in The Wall Street Journal (or, if not reported thereby, any other authoritative source).

     “Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

     “Bank Merger” has the meaning given to it in the Background Statement hereof.

     “Bank Merger Effective Time” has the meaning given to it in Section 3.1.

     “Benefit Plans” means all pension, retirement, profit-sharing, deferred compensation, stock option, stock purchase, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

     “BPMHL” means Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

     “Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of North Carolina.

     “Buyer” has the meaning given to it in the introductory paragraph hereof.

     “Buyer Bank” means Bank of Granite, a North Carolina bank and a wholly owned subsidiary of the Buyer.

     “Buyer Financial Statements” means, with respect to the Buyer and its subsidiaries, the consolidated audited statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2001, 2000 and 1999 and consolidated audited balance sheets as of December 31, 2001, 2000 and 1999, as well as the interim unaudited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2001 and the consolidated interim balance sheets as of each such quarter.

     “Buyer Parties” means the Buyer and the Buyer Bank.

     “Buyer SEC Reports” has the meaning given to it in Section 6.4.

     “Buyer’s Stock” means the common stock of Bank of Granite Corporation, $1.00 par value, transactions in which are quoted on the Nasdaq National Market System.

     “Cash Election Shares” has the meaning given to it in Section 2.4.

     “Closing” means the closing of the Holding Company Merger, as identified more specifically in Article IV.

     “Closing Date” has the meaning given to it in Section 4.1.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

     “Company” has the meaning given to it in the introductory paragraph hereof.

     “Company Bank” means First Commerce Bank, a North Carolina bank and a wholly owned subsidiary of the Company.

     “Company Bank Shares” has the meaning given to it in Section 3.2.

     “Company Contracts” has the meaning given to it in Section 5.14.

     “Company Financial Statements” means, with respect to the Company and its subsidiaries, the consolidated audited statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2001, 2000 and 1999 and consolidated audited balance sheets as of December 31, 2001, 2000 and 1999, as well as the interim unaudited consolidated statements of statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the completed fiscal quarters since December and the consolidated interim balance sheets as of each such quarter.

     “Company Option Plans” has the meaning given to it in Section 2.8.

     “Company Options” has the meaning given to it in Section 2.8.

     “Company Parties” means the Company and the Company Bank.

     “Company SEC Reports” has the meaning given to it in Section 5.4.

     “Company Shares” has the meaning given to it in Section 2.2.

     “Confidentiality Agreements” has the meaning given to it in Section 8.4.

     “Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

     “Contract” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

     “Costs” means the legal, accounting, investment banking, printing, mailing and other out-of-pocket fees and expenses incurred by the Company Parties or Buyer Parties, as the case may be, in connection with this Agreement and the transactions contemplated herein.

     “Default” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this Agreement or any of their subsidiaries or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     “Dissenting Shares” has the meaning given to it in Section 2.7.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     “ERISA Plan” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

     “Effective Time” has the meaning given to it in Section 2.1(f).

     “Election Deadline” has the meaning given to it in Section 2.4.

     “Election Form” has the meaning given to it in Section 2.4.

     “Environmental Assessment” means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property of the Company and its subsidiaries.

     “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

     “Environmental Survey” has the meaning given to it in Section 8.3.

     “Exchange Agent” has the meaning given to it in Section 2.5.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

     “GAAP” means generally accepted accounting principles in the United States as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

     “Governmental Authority” means any nation, province or state, or any political subdivision thereof, and any agency, department, natural Person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

     “Hazardous Material” means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

     “Holding Company Merger” has the meaning given to it in the Background Statement hereof.

     “Holding Company Plan of Merger” has the meaning given to it in Section 2.1.

     “Knowledge of the Buyer Parties” means the actual personal knowledge of any of the directors and executive officers of the Buyer and the Buyer Bank.

     “Knowledge of the Company Parties” means the actual personal knowledge of any of the directors and executive officers of the Company and the Company Bank.

     “Law” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

     “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, asserted, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

     “Lien” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

     “Litigation” means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation of which the Person being investigated has been notified, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     “Loan Collateral” means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, Personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which the Company or any of its subsidiaries has taken a security interest with respect to, on which the Company or any of it subsidiaries has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Company or any of its subsidiaries or any note, account, or other receivable payable to the Company or any of its subsidiaries.

     “Mailing Date” has the meaning given to in Section 2.4.

     “Market Value” of the Buyer’s Stock on any date shall be the closing price of such stock as quoted on the Nasdaq National Market System (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such date is not a trading day, on the last trading day preceding that date.

     “Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     “Material Adverse Effect” on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party to this Agreement (or any of its subsidiaries) taken with the prior informed consent of the other party hereto in contemplation of the transactions contemplated hereby, and (d) the Mergers (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Buyer Parties or the Company Parties.

     “Measurement Period” means the 20-trading day period ending three trading days prior to the Effective Time.

     “Merger Consideration” has the meaning given to it in Section 2.3.

     “Mergers” has the meaning given to it in the Background Statement hereof.

     “Mixed Election Cash Amount” has the meaning given to it in Section 2.4.

     “Mixed Election Stock Amount” has the meaning given to it in Section 2.4.

     “Mixed Election Shares” has the meaning given to it in Section 2.4.

     “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, or Governmental Authority.

     “Participation Facility” shall mean any facility or property in which the Person in question or any of its subsidiaries participates in the management (including but not limited to participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     “Pension Plan” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Code or Section 3(35) of ERISA).

     “Per Share Cash Consideration” has the meaning given to it in Section 2.3.

     “Per Share Mixed Consideration” has the meaning given to in Section 2.3.

     “Per Share Stock Consideration” has the meaning given to in Section 2.3.

     “Permit” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

     “Person” means a corporation, a limited liability company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity, or any group of any of the foregoing acting in concert.

     “Proxy Statement” has the meaning given to it in Section 5.17.

     “Real Property” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, “Real Property,” as used with respect to any of the Company and its subsidiaries, does not include any Loan Collateral not yet foreclosed and conveyed to the Company or one of its subsidiaries as of the date with respect to which the term “Real Property” is being used.

     “Registration Statement” has the meaning given to it in Section 5.17.

     “Regulatory Authorities” means, collectively, the Federal Trade Commission; the United States Department of Justice; the Federal Reserve Board; the North Carolina Commissioner of Banks, the North Carolina Banking Commission; the FDIC, the National Association of Securities Dealers, Inc.; the SEC; and all other regulatory agencies having jurisdiction over the parties hereto and their respective subsidiaries.

     “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     “SEC” means the Securities and Exchange Commission.

     “Securities Documents” means all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a Person or any of its subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

     “Shareholder Meeting” has the meaning given to it in Section 5.17.

     “Stock Adjustment” has the meaning given to it in Section 2.3.

     “Stock Election Shares” has the meaning given to it in Section 2.5.

     “Sturges Employment Agreement” means the Employment Agreement to be entered into at or prior to Closing between the Buyer, the Buyer Bank and Wesley W. Sturges, substantially in the form attached hereto as Exhibit C.

     “Superior Proposal” means a bona fide written unsolicited Acquisition Proposal (including a new or solicited proposal received by the Company or any of its subsidiaries after execution of this Agreement from a party whose initial contact with the Company may have been solicited prior to the execution of this Agreement) that the Company’s board of directors concludes in good faith to be more favorable from a financial point of view to the Company’s shareholders than the Holding Company Merger and the other transactions contemplated hereby, (i) based on the advice of its financial advisors (which shall be reasonably acceptable to the Buyer, but which shall include BPMHL in any event), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (with the advice of outside counsel reasonably acceptable to the Buyer, but which shall include BPMHL in any event), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

     “Surviving Bank” has the meaning given to it in Section 3.1.

     “Surviving Holding Company” has the meaning given to it in Section 2.1.

     “Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

     “Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

     “Taxable Period” shall mean any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

     “Total Cash Consideration” has the meaning given to it in Section 2.3.

     “Total Cash Election Amount” has the meaning given to it in Section 2.4.

     “Total Stock Consideration” has the meaning given to it in Section 2.3.

     “Total Stock Election Amount” has the meaning given to it in Section 2.4.

ARTICLE II

THE HOLDING COMPANY MERGER;
CONVERSION AND EXCHANGE OF COMPANY SHARES

     2.1 The Holding Company Merger.

     (a)  The Merger. On the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Holding Company Merger, which shall be substantially in the form attached hereto as Exhibit A (the “Holding Company Plan of Merger”), and applicable North Carolina and Delaware Law, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the “Surviving Holding Company”).

     (b)  Governing Documents. The certificate of incorporation of the Buyer in effect at the Effective Time shall be the certificate of incorporation of the Surviving Holding Company until further amended in accordance with applicable Law. The bylaws of the Buyer in effect at such Effective Time shall be the bylaws of the Surviving Holding Company until further amended in accordance with applicable Law.

     (c)  Directors and Officers. Subject to Section 7.2(b), from and after the Effective Time, until successors or additional directors are duly elected or appointed in accordance with applicable Law, (i) the directors of the Buyer at the Effective Time shall be the directors of the Surviving Holding Company, and (ii) the officers of the Buyer at the Effective Time shall be the officers of the Surviving Holding Company.

     (d)  Headquarters. The headquarters of the Surviving Holding Company and the Surviving Bank after the Merger, unless and until relocated by the Buyer, shall be Granite Falls, North Carolina.

     (e)  Approval. The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby (including without limitation the Holding Company Plan of Merger) and (ii) the Holding Company Merger and the other transactions contemplated hereby.

     (f)  Effective Time. The Holding Company Merger shall become effective on the date and at the time of filing of the related Certificate of Merger and Articles of Merger, each containing the Holding Company Plan of Merger, in the form required by and executed in accordance with applicable Delaware and North Carolina Law, or at such other time specified therein. The date and time when the Holding Company Merger shall become effective is herein referred to as the “Effective Time.”

     (g) Filing of Certificate of Merger and Articles of Merger. At the Closing, (i) the Buyer and the Company shall cause the Certificate of Merger and (ii) the Company shall cause the Articles of Merger in respect of the Holding Company Merger, each containing the Holding Company Plan of Merger, to be executed and filed with the Secretary of State of Delaware and the Secretary of State of North Carolina, respectively, as required by applicable Delaware and North Carolina Law, and shall take any and all other actions and do any and all other things to cause the Holding Company Merger to become effective as contemplated hereby.

     2.2 Company Shares.

     (a)  Each share of the Company’s capital stock (the “Company Shares”), no par value per share, issued and outstanding to Persons, except for the Company Shares held by the Buyer and its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or as a result of debts previously contracted), shall, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, be canceled and converted at the Effective Time into the right to receive the Merger Consideration (as defined below) in accordance with this Article II.

     (b)  Each Company Share, by virtue of the Holding Company Merger and without any action on the part of the holder thereof, shall at the Effective Time no longer be outstanding, shall be canceled and retired and shall cease to exist, and each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

     (c)  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Holding Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Holding Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

     2.3 Merger Consideration.

     (a)  Subject to Sections 2.4, 2.5 and 2.6, at the Effective Time, the holders of Company Shares outstanding at the Effective Time, other than the Buyer and its Affiliates, shall be entitled to receive, and the Buyer shall pay or issue and deliver, one of the following for each Company Share: (i) 0.658 shares of the Buyer’s Stock plus $4.49 of cash (the “Per Share Mixed Consideration”); (ii) 0.9022 shares of the Buyer’s Stock (the “Per Share Stock Consideration”); or (iii) $16.60 in cash (the “Per Share Cash Consideration”); provided, however, that such consideration to be paid by the Buyer under clauses (i) and (ii) above in connection with the Holding Company Merger shall be subject to adjustment based on the Average Closing Price of the Buyer’s Stock for the Measurement Period pursuant to Section 2.3(b) and Section 10.1(g). The foregoing consideration, collectively and in the aggregate, as adjusted in accordance with the terms hereof, is referred to here in as the “Merger Consideration.”

     (b)  In the event that the Average Closing Price of the Buyer’s Stock for the Measurement Period is more than $22.08, (i) the Per Share Stock Consideration shall be decreased so that the value of the Per Share Stock Consideration, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, is as close as practical to $19.92, and (ii) the stock and/or cash components of the Per Share Mixed Consideration shall be adjusted so that the value of the Buyer’s Stock comprising the Per Share Mixed Consideration, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, plus the amount of cash comprising the Per Share Mixed Consideration is as close as practical to $19.02. The determination of whether to adjust the stock, the cash or a combination of the stock and cash components of the Per Share Mixed Consideration pursuant to the foregoing clause (ii) shall be at the sole discretion of the Buyer.

     (c)  Subject to Section 2.3(b) and Section 2.4, each holder of a Company Share may elect to receive the Per Share Stock Consideration, the Per Share Cash Consideration or the Per Share Mixed Consideration for each such Company Share; provided, however, that if any holder (or beneficial owner) of Company Shares makes any such election or aggregate elections with respect to more Company Shares than held or owned by such Person, the excess number of Company Shares with respect to which elections were made shall be deducted from the number of Company Shares with respect to which an election for the Per Share Stock Consideration was made; provided, further, however, that (i) the aggregate number of shares of the Buyer’s Stock to be paid as Merger Consideration shall be 671,612 shares, including any fractional shares of the Buyer’s Stock that would be issued but for Section 2.3(d), and (ii) the aggregate amount of cash to be paid as Merger Consideration shall be $4,584,880, (x) subject to equitable adjustment to reflect any stock dividend, stock split or other stock payment in respect of the Buyer’s Stock, the exercise of any Company Options, and the issuance of Company Shares pursuant to Section 2.8(d) after the date hereof and prior to the Effective Time and (y) subject to the effect of any adjustment made as provided in Section 2.3(b) and Section 10.1(g). The aggregate amount of the Buyer’s Stock to be paid as Merger Consideration shall be referred to in this Agreement as the “Total Stock Consideration,” and the aggregate amount of cash to be paid by the Buyer is referred to in this Agreement as the “Total Cash Consideration.”

     (d)  No fractional shares of the Buyer’s Stock shall be issued or delivered in connection with the Holding Company Merger. In lieu of any such fractional share, subject to Section 2.5, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of the Buyer’s Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the Buyer’s stock on the trading day immediately prior to the Effective Time.

     (e)  In the event the Buyer changes the number of shares of the Buyer’s Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each a “Stock Adjustment”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the amount of the Buyer’s Stock to be exchanged for Company Shares in connection with the Holding Company Merger shall be equitably adjusted to reflect such change.

     2.4 Election and Pro Ration Procedures.

     (a)  Election.

(i) An election form (“Election Form”) together with the other transmittal materials described in Section 2.6 shall be mailed as soon as reasonably practicable after the Effective Time to each holder of Company Shares of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of Company Shares to elect to receive the Per Share Mixed Consideration, the Per Share Stock Consideration or the Per Share Cash Consideration with respect to all or any of such holder’s (or beneficial owner’s) Company Shares.

Company Shares as to which an election is properly made for the Per Share Mixed Consideration and Company Shares as to which no election for receipt of the Per Share Stock Consideration or the Per Share Cash Consideration is properly made are referred to herein as the “Mixed Election Shares;” Company Shares as to which a proper election is made for the Per Share Stock Consideration are referred to herein as the “Stock Election Shares;” and Company Shares as to which a proper election is made for the Per Share Cash Consideration are referred to herein as the “Cash Election Shares.” In addition, all Dissenting Shares shall be deemed Cash Election Shares.

The “Total Stock Election Amount” equals the sum of (i) the Per Share Stock Consideration multiplied by the total number of Stock Election Shares, plus (ii) the Mixed Election Stock Amount (as defined below). The “Total Cash Election Amount” equals the sum of (a) the Per Share Cash Consideration multiplied by the total number of Cash Election Shares, plus (b) the Mixed Election Cash Amount (as defined below). The “Mixed Election Stock Amount” equals the amount of the Buyer’s Stock comprising the Per Share Mixed Consideration multiplied by the total number of Mixed Election Shares. The “Mixed Election Cash Amount” equals the amount of the cash comprising the Per Share Mixed Consideration multiplied by the total number of Mixed Election Shares.

(ii) Any Company Share with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Effective Time to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than the 20th Business Day after the Mailing Date (such deadline, the “Election Deadline”) shall be deemed, at the discretion of the Buyer, either a Mixed Election Share, a Stock Election Share or a Cash Election Share.

(iii) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Company Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the Company Shares represented by such Election Form shall be Mixed Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

     (b)  Allocation. As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to allocate the Merger Consideration among the holders of Company Shares. The allocation shall be effected by the Exchange Agent as follows:

(i) Each Mixed Election Share shall be converted into the right to receive an amount of cash and a number of shares of the Buyer’s Stock comprising the Per Share Mixed Consideration.

(ii) If the Total Stock Consideration is less than the Total Stock Election Amount (or if the Total Cash Consideration is greater than the Total Cash Election Amount), then:

(A) each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration; and

(B) each Stock Election Share shall be converted into the right to receive (I) an amount in cash equal to the Total Cash Consideration less the Total Cash Election Amount divided by the total number of Stock Election Shares, and (II) a number of shares of the Buyer’s Stock equal to the Total Stock Consideration less the aggregate Mixed Election Stock Amount divided by the total number of Stock Election Shares.

(ii) If the Total Stock Consideration is greater than the Total Stock Election Amount (or if the Total Cash Consideration is less than the Total Cash Election Amount), then:

(A) each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration; and

(B) each Cash Election Share shall be converted into the right to receive (I) an amount in cash equal to the Total Cash Consideration less the aggregate Mixed Election Cash Amount, divided by the total number of Cash Election Shares, and (II) a number of shares of the Buyer’s Stock equal to the Total Stock Consideration less the Total Stock Election Amount divided by the total number of Cash Election Shares.

     2.5 Closing Payment. At the Effective Time, the Buyer shall deposit with an exchange and transfer agent selected by the Buyer (the “Exchange Agent”), for the benefit of the holders of Company Shares, (i) a certificate or certificates representing the aggregate number of shares of the Buyer’s Stock comprising the Merger Consideration, and (ii) an aggregate amount of cash comprising the Merger Consideration and in lieu of any fractional shares, to be issued and paid as the Merger Consideration in accordance with the provisions of this Agreement. The Exchange Agent shall deliver the Merger Consideration in accordance with the procedures set forth in Section 2.6 below. The Exchange Agent shall invest any cash so deposited as instructed by the Buyer and any interest resulting from such investment shall be paid to the Buyer. The Buyer shall not be obligated pay any of the Merger Consideration to any holder of Company Shares until such holder surrenders the certificates representing such holder’s Company Shares.

     2.6 Exchange Procedures.

     (a)  After the Effective Time, the Buyer shall cause the Exchange Agent to mail to the shareholders of the Company of record at the Effective Time, the Election Form, as required under Section 2.4 and other appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Company Shares prior to the Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of Company Shares issued and outstanding at the Effective Time (other than any of such shares held by the Buyer or any Affiliate thereof or canceled pursuant to Section 2.2(c)) shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of the Buyer’s Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares). The Exchange Agent shall not be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder’s Company Shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Buyer nor the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     (b)  To the extent permitted by applicable Law, former shareholders of record of the Company shall be entitled to vote after the Merger Consideration has been allocated pursuant to the provisions of this Article at any meeting of the Buyer’s stockholders the number of whole shares of the Buyer’s Stock into which their respective Company Shares are converted pursuant to the Holding Company Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer’s Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Buyer on the Buyer’s Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of the Buyer’s Stock issuable pursuant to this Agreement, but beginning at the Effective Time, no dividend or other distribution payable to the holders of record of the Buyer’s Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in this Section 2.6. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of the Buyer’s Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

     2.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Holding Company Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with North Carolina Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of North Carolina Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under North Carolina Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any shares of Company Shares, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to North Carolina Law and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under North Carolina Law consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with North Carolina Law.

     2.8 Company Stock Options.

     (a)  At the Effective Time, each option to acquire Company Shares granted or deemed granted pursuant to the Company’s Employee Option Plan, Director Option Plan, or Omnibus Stock and Incentive Plan (collectively, the “Company Option Plans”) that is then outstanding and unexercised (“Company Options”), whether or not vested, up to a maximum number of Company Options covering 222,579 Company Shares (less any Company Shares covered by options exercised on and after the date of this Agreement prior to the Effective Time), shall be converted into and become rights with respect to the Buyer’s Stock, and the Buyer shall assume each Company Option, in accordance with the terms of the Company Option Plans and any applicable option or incentive agreements, except that from and after the Effective Time: (i) the Buyer and the Compensation Committee of its board of directors shall be substituted for the Company and the Compensation Committee of its board of directors (including, if applicable, the entire board of directors of the Company administering the Company Option Plans); (ii) the Company Options assumed by the Buyer may be exercised solely for shares of the Buyer’s Stock; (iii) the number of shares of the Buyer’s Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to Company Options immediately prior to the Effective Time multiplied by the Per Share Stock Consideration, rounded to the next highest share; (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Effective Time by the Per Share Stock Consideration, rounded down to the nearest cent, (v) all such assumed Company Options shall become vested and exercisable upon completion of the Holding Company Merger, and (vi) all directors of the Company who do not serve or subsequently cease to serve on the board of directors of the Buyer or the Buyer Bank or the Buyer’s Mecklenburg Local Advisory Board shall have up to one year after the Effective Time or after subsequently ceasing service on any such board, as the case may be, to exercise their options before their expiration.

     (b)  In addition, each assumed Company Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code.

     (c)  As soon as reasonably practicable after the Effective Time, the Buyer shall deliver to each holder of an assumed Company Option who remains employed by the Buyer an appropriate notice setting forth such participant’s rights pursuant thereto, and the grants pursuant to such options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 2.8(a) after giving effect to the Holding Company Merger), and the Buyer shall comply with the terms of the assumed Company Options to ensure, to the extent required by, and subject to the provisions of, such options, that the Company Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, and at all times thereafter, the Buyer shall have reserved a sufficient number of shares of the Buyer’s Stock for issuance upon exercise of the Company Options assumed by it in accordance with this Section 2.8. The Buyer agrees to file within a reasonable period of time after the Effective Time a registration statement on Form S-8 covering the offering of such options and the offering and sale of the shares of the Buyer’s Stock issuable pursuant to such options.

     (d)  The Company shall issue to the Company’s employee stock purchase plan (Stock Purchase Rights under the Company’s Omnibus Stock and Incentive Plan), and shall cause such plan to complete the purchase of, no later than one Business Day prior to the Effective Time, all Company Shares required to be issued to and purchased by or under such plan between the date of this Agreement and the Effective Time, but in any event not to exceed 3,029 Company Shares. The Company shall cause such plan to be terminated no later than immediately prior to the Effective Time.

     (e) The Company shall cause its Deferred Compensation Plan for Directors to be terminated no later than immediately prior to the Effective Time, with the amounts credited to each of the Company’s directors under such plan to be paid to each such director in cash promptly after the time of termination of such plan. In addition, the Buyer shall make a cash payment promptly after the Effective Time to each of the Company’s directors under such plan in an amount equal to the difference between (i) the amount allocated to each such director under such plan and (ii) the value of the Company Shares that could have been purchased in such director’s account under such plan, assuming for such purpose that the purchase price per Company Share is $16.60.

ARTICLE III

THE BANK MERGER;
CONVERSION AND EXCHANGE OF COMPANY BANK SHARES

     3.1 The Bank Merger. After the consummation of the Holding Company Merger and pursuant to the Plan of Merger in respect of the Bank Merger, which shall be substantially in the form of Exhibit B, attached hereto, and applicable North Carolina Law, it is expected that the Company Bank shall merge and combine into the Buyer Bank, the separate existence of the Company Bank shall cease, and the Buyer Bank shall be the surviving corporation (the “Surviving Bank”). The date and time when the Bank Merger shall become effective is referred to herein as the “Bank Merger Effective Time.”

     3.2 Company Bank Shares.

     (a)  Each share of the Company Bank’s capital stock (the “Company Bank Shares”), $5.00 par value per share, issued and outstanding to Persons immediately prior to the Bank Merger Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and each holder of certificates representing any such shares shall thereafter cease to have any rights with respect to such shares.

     (b)  From and after the Bank Merger Effective Time, there shall be no transfers on the stock transfer books of the Surviving Bank of the Company Bank Shares that were outstanding immediately prior to the Bank Merger Effective Time. If, after the Bank Merger Effective Time, certificates representing the Company Bank Shares are presented to the Surviving Bank, they shall be canceled.

     3.3 Company Bank Offices. After the consummation of the Bank Merger, the offices and branches of the Surviving Bank shall become offices and branches of the Buyer Bank.

ARTICLE IV

THE CLOSING

     4.1 Closing. The Closing of the Holding Company Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto will execute, deliver and file all documents necessary to effect the transactions contemplated to occur at Closing herein, including the Certificate of Merger and Articles of Merger in respect of the Holding Company Merger.

     4.2 Deliveries by the Company. At or by the Closing, the Company shall have caused the following documents to be executed and delivered:

     (a)  the agreements, opinions, certificates, instruments and other documents contemplated in Section 9.3;

     (b)  the Sturges Employment Agreement; and

     (c)  all other documents, certificates and instruments required hereunder to be delivered to the Buyer, or as may reasonably be requested by the Buyer at or prior to the Closing.

     4.3 Deliveries by the Buyer. At or by the Closing, the Buyer shall have caused the following documents to be executed and delivered:

     (a)  the agreements, opinions, certificates, instruments and other documents contemplated in Section 9.2;

     (b)  the Sturges Employment Agreement; and

     (c)  all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Company’s Disclosure Schedule, the Company represents and warrants to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     5.1 Organization; Standing and Power.

     (a)  The Company is a North Carolina corporation and a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act, and the Company Bank is a bank chartered under North Carolina Law. The Company Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC to the extent permitted by Law.

     (c)  Each of the Company and its subsidiaries (i) is a corporation or a bank duly organized or chartered, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other applicable power and authority to carry on, its businesses as now conducted and to own, lease and operate its Assets, and (iii) is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to do so will not cause a Material Adverse Effect on the Company.

     5.2 Authority; No Conflicts.

     (a)  Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Company’s obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

     (b)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company Parties of the transactions contemplated hereby, nor compliance by the Company Parties with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of incorporation, bylaws or any other similar governing document of either Company Party, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its subsidiaries under, any Contract or Permit of the Company or any of its subsidiaries, or (iii) subject to obtaining the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to the Company or any of its subsidiaries or any of their Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company and the Company Bank of the Mergers and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

     (a)  The authorized capital stock of the Company consists of (a) 20,000,000 shares of common stock, no par value per share, of which 1,020,635 shares are issued and outstanding as of the date of this Agreement, and except for such 1,020,635 shares of common stock, there are no shares of capital stock or other equity securities of the Company outstanding. The authorized capital stock of the Company Bank consists of 20,000,000 shares of common stock, $5.00 par value per share, of which 922,689 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and except for such 922,689 shares of common stock, there are no shares of capital stock or other equity securities of the Company Bank outstanding. Section 5.3 of the Company’s Disclosure Schedule lists all of the Company’s direct and indirect subsidiaries other than the Company Bank as of the date of this Agreement. The Company or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

     (b)  All of the issued and outstanding shares of capital stock of the Company and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable except, in the case of the Company Bank, pursuant to Section 53-42 of the North Carolina General Statutes. None of the outstanding shares of capital stock of the Company or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons.

     (c)  No equity securities of the Company or any subsidiary of the Company are or may become required to be issued (other than to the Company or any of its subsidiaries) by reason of any Rights, and there are no Contracts by which the Company or any subsidiary of the Company is bound to issue (other than to the Company or subsidiary of the Company) additional shares of its capital stock or Rights or by which the Company or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of the Company or any subsidiary of the Company (other than to the Company or any of its subsidiaries). There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Company. All Company Options are issued or deemed issued under, governed by and subject to the Company Option Plans.

     5.4 SEC Filings; Company Financial Statements.

     (a)  The Company has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Company with the SEC since December 31, 1997 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b)  Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates and the related consolidated income, comprehensive income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

     5.5 Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any Liabilities that are Material, either individually or in the aggregate, except Liabilities that are accrued or reserved against in the consolidated balance sheet of the Company as of December 31, 2001, included in the Company

Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2001. Neither the Company nor any of its subsidiaries has incurred or paid any Liabilities that are Material, either individually or in the aggregate, since December 31, 2001, except for Liabilities incurred or paid in the ordinary course of business consistent with past business practice. To the Knowledge of the Company Parties, no facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its subsidiaries that are Material, either individually or in the aggregate.

     5.6 Absence of Certain Changes or Events. Since December 31, 2001, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, and (ii) each of the Company and its subsidiaries has conducted in all Material respects its respective businesses as now conducted in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.7 Tax Matters.

     (a)  All Tax Returns required to be filed by or on behalf of any of Company and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2001, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b)  None of the Company or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c)  Adequate provision for any Taxes due or to become due for any of the Company or its subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

     (d)  Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

     (e)  None of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

     (f)  There are no Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

     (g)  There has not been an ownership change, as defined in Code Section 382(g), of the Company and its subsidiaries that occurred during any Taxable Period in which any of the Company and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period.

     (h) Neither the Company nor any of its subsidiaries has filed any consent under Section 341(f) of the Code concerning collapsible corporations.

     (i)  Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.8 Assets. Each of the Company and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for Liens to secure public deposits, repurchase agreements and borrowings from the Federal Home Loan Bank in the ordinary course of business consistent with past practice. All tangible properties used in the businesses of the Company and its subsidiaries are in good condition in all Material respects, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. All Assets held under leases or subleases by any of the Company and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Company and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Company or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Company and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

     5.9 Securities Portfolio and Investments. All securities owned by the Company or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits, repurchase agreements and borrowings from the Federal Home Loan Bank, in the ordinary course of business consistent with past practice. There are no voting trusts or other agreements or undertakings to which the Company or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency, mortgage-backed or municipal securities, since December 31, 2001, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its subsidiaries, taken as a whole.

     5.10 Environmental Matters.

     (a)  Each of the Company and its subsidiaries, its Participation Facilities, and its Loan Collateral are, and have been, in compliance in all Material respects with all Environmental Laws.

     (b)  There is no Litigation pending or, to the Knowledge of the Company Parties, threatened before any court, Governmental Authority, or other forum in which any of the Company and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its subsidiaries or any of its Participation Facilities.

     (c)  There is no Litigation pending or, to the Knowledge of the Company Parties, threatened before any court, Governmental Authority, or other forum in which any Loan Collateral (or the Company or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral.

     (d) To the Knowledge of the Company Parties, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c).

     (e)  During and, to the Knowledge of the Company Parties, prior to, the period of (i) any of the Company’s or its subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Company’s or its subsidiaries’ participation in the management of any Participation Facility, or (iii) any of the Company’s or subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties.

     5.11 Compliance with Laws. Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business in all Material respects, and there has occurred no Default under any such Permit that could have a Material Adverse Effect on the Company. None of the Company or its subsidiaries: (i) is in violation, in any Material respect, of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and (ii) has received any notification or communication from any Governmental Authority or any Regulatory Authority or the staff thereof (a) asserting that any of the Company and its subsidiaries is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (b) threatening to revoke any Permits, or (iii) requiring the Company or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. Neither the Company nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining Contract, with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them pending or, to the Knowledge of the Company Parties, threatened, nor, to the Knowledge of the Company Parties, is there any activity involving any of the Company’s or its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

     (a)  The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies in each case of all Company Benefits Plans.

     (b)  All Company Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Code, and any other applicable Laws.

     (c)  Neither the Company nor any of its subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

     (d)  Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Company or its subsidiaries that was intended to qualify under Section 401(a) of the Code and with respect to which the Company or any of its subsidiaries has any Liability, is disclosed as such in Section 5.13 of the Company’s Disclosure Schedule.

     (e) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1997, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any modifications thereto.

     (f)  Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Company Benefit Plan, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There is no Litigation pending or, to the Knowledge of the Company Parties, threatened relating to any Company ERISA Plan.

     (g)  Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company or any of its subsidiaries nor, to the Knowledge of the Company Parties, any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans.

     (h)  Neither the Company nor any of its subsidiaries maintains or has ever maintained a Pension Plan.

     (i)  Neither the Company nor any of its subsidiaries has any obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (j)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it subsidiaries from the Company or any of its subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any payment or vesting of any benefit.

     5.14 Contracts. None of the Company or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its subsidiaries or the guarantee by the Company or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances to depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Company’s Form 10-KSB filed for the fiscal year ended December 31, 2001, or in another SEC Document and identified to the Buyer (together with all Contracts referred to in Sections 5.8 and 5.13(a) of this Agreement, the “Company Contracts”). With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) none of the Company or its subsidiaries is in Default in any Material respect thereunder; (iii) neither the Company nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company Parties, in Default in any respect, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of the Company and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

     5.15 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of the Company Parties, threatened against the Company or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities, or arbitrators outstanding against any the Company or its subsidiaries. There is no Litigation to which the Company or any of its subsidiaries is a party that names the Company or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

     5.16 Reports. Since December 31, 1997, or the date of organization if later, each of the Company and its subsidiaries has timely filed all Material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     5.17 Registration Statement; Proxy Statement. Subject to the accuracy of the representations contained in Section 6.13, the information supplied by the Company or its subsidiaries for inclusion in the registration statement on Form S-4 (or on such other form as may be appropriate) (the “Registration Statement”) covering the offering of shares of the Buyer’s Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of the Company and its subsidiaries for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company to consider at a special meeting (the “Shareholder Meeting”) to vote on the Holding Company Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or its subsidiaries or any of their Affiliates should be discovered by the Company or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Buyer. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries makes any representation or warranty with respect to any information supplied by the Buyer or any of its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

     5.18 Accounting, Tax, and Regulatory Matters. None of the Company or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could not reasonably be expected to (i) prevent the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

     5.19 State Takeover Laws. Each of the Company and its subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover Laws of the State of North Carolina.

     5.20 Charter Provisions. Each of the Company and the Company Bank has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, certificate of incorporation, bylaws, or other governing instruments of either of the Company Parties or restrict or impair the ability of the Buyer or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

     5.21 Records. Complete and accurate copies of the articles of incorporation, certificate of incorporation, bylaws, or other governing instruments of either of the Company Parties have been made available to the Buyer. The stock book of each such Person contains, in all Material respects, complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

     5.22 Derivatives. Neither the Company nor any of its subsidiaries has entered into or otherwise is a party to any interest rate swap, cap, floor, option agreement, future or forward contract, or other similar risk management arrangements, whether for the account of the Company or its subsidiaries or their customers.

     5.23 Certain Regulated Businesses. Neither the Company nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended, nor is it a “public utility holding company” as defined in the Public Utility Holding Company Act of 1935, as amended.

     5.24 Commissions. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees from the Company or any of its subsidiaries in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of its subsidiaries or, to the Knowledge of the Company Parties, any of the Company’s shareholders.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Except as set forth on the Buyer’s Disclosure Schedule, the Buyer represents and warrants to the Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     6.1 Organization; Standing and Power.

     (a)  The Buyer is Delaware corporation and a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act. The Buyer Bank is a bank chartered under North Carolina Law. The Buyer Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC to the extent permitted by Law.

     (b)  Each of the Buyer and its subsidiaries (i) is a corporation or a bank duly organized or chartered, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other applicable power and authority to carry on its businesses as now conducted and to own, lease and operate its Assets, and (iii) is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to do so will not cause a Material Adverse Effect on the Buyer.

     6.2 Authority; No Conflicts.

     (a)  Subject to required regulatory approvals, the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of and performance of its obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer. This Agreement represents a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

     (b)  Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer Parties of the transactions contemplated hereby, nor compliance by the Buyer Parties with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any Buyer Party’s certificate of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its subsidiaries under, any Contract or Permit of the

Buyer or any of its subsidiaries, or (iii) subject to obtaining the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to the Buyer Parties or any of their respective Assets.

     (c)  Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer and the Buyer Bank of the Mergers and the other transactions contemplated in this Agreement.

     6.3 Buyer’s Stock.

     (a)  The authorized capital stock of the Buyer consists of 25,000,000 shares of common stock, $1.00 par value per share, of which 14,420,986 shares are issued as of the date of this Agreement, 13,359,111 shares are outstanding and 1,061,875 shares are treasury shares, and except for such 13,359,111 shares, there are no shares of capital stock of the Buyer outstanding. The authorized capital stock of the Buyer Bank consists of 4,000,000 shares of common stock, $5.00 par value per share, of which 1,484,866 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer Bank outstanding. The Buyer owns all of the issued and outstanding shares of capital stock of the Buyer Bank, and no shares of capital stock of the Buyer Bank are owned by any other Person. Section 6.3 of the Buyer’s Disclosure Schedule lists all of the Buyer’s direct and indirect subsidiaries other than the Buyer Bank as of the date of this Agreement. The Buyer or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

     (b)  All of the issued and outstanding shares of capital stock of the Buyer and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable except, in the case of the Buyer Bank, pursuant to Section 53-42 of the North Carolina General Statutes. Shares of the Buyer’s Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances. None of the outstanding shares of capital stock of the Buyer or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past stockholders of such Persons, and none of the shares of the Buyer’s Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past stockholders of the Buyer.

     (c)  No equity securities of the Buyer or any subsidiary of the Buyer are or may become required to be issued (other than to the Buyer or any of its subsidiaries) by reason of any Rights, and there are no Contracts by which the Buyer or any subsidiary of the Buyer is bound to issue (other than to the Buyer or subsidiary of the Buyer) additional shares of its capital stock or Rights or by which the Buyer or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of the Buyer or any subsidiary of the Buyer (other than to the Buyer or any of its subsidiaries). There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Buyer or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Buyer.

     6.4 SEC Filings; Buyer Financial Statements.

     (a)  The Buyer has filed all forms, reports, and documents required to be filed by the Buyer with the SEC since December 31, 1997 (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Buyer’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b)  Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

     6.5 Absence of Undisclosed Liabilities. Neither the Buyer nor any of its subsidiaries has any Liabilities that are Material, either individually or in the aggregate, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 2001, included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2001. Neither the Buyer nor any of its subsidiaries has incurred or paid any Liabilities that are Material, either individually or in the aggregate, since December 31, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Buyer or any of its subsidiaries that are Material, either individually or in the aggregate.

     6.6 Tax Matters.

     (a)  All Tax Returns required to be filed by or on behalf of any of Buyer and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2001, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b)  None of the Buyer or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c)  Adequate provision for any Taxes due or to become due for any of the Buyer or its subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

     (d)  There are no Liens with respect to Taxes upon any of the Assets of the Buyer and its subsidiaries.

     6.7 Absence of Certain Changes or Events. Since December 31, 2001, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its subsidiaries has conducted in all Material respects its respective businesses as now conducted in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.8 Compliance with Laws. Each of the Buyer and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business in all Material respects, and there has occurred no Default under any such Permit that could have a Material Adverse Effect on the Buyer. None of the Buyer or its subsidiaries: (i) is in violation in any Material respect of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (a) asserting that any of the Buyer and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (b) threatening to revoke any Permits, or (c) requiring the Buyer or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 Securities Portfolio. Except for fluctuations in the market values of United States Treasury and agency, mortgage-backed or municipal securities, since December 31, 2001, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Buyer and its subsidiaries, taken as a whole.

     6.10 Employee Benefit Plans.

     (a)  All Buyer Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Code, and any other applicable Laws.

     (b)  Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Buyer Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Buyer ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Code and the Buyer is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Buyer Benefit Plan, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There is no Litigation pending or, to the Knowledge of the Buyer Parties, threatened relating to any Buyer ERISA Plan.

     (c)  Neither the Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Buyer or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Buyer or any of its subsidiaries nor, to the Knowledge of the Buyer Parties, any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Buyer or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans has been made to employees of the Buyer or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans.

     6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of the Buyer Parties, threatened against the Buyer or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Buyer or its subsidiaries. There is no Litigation as of the date of this Agreement to which the Buyer or any of its subsidiaries is a party and that names the Buyer or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

     6.12 Reports. Since December 31, 1997, or the date of organization if later, each of the Buyer and its subsidiaries has timely filed all Material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.13 Registration Statement; Proxy Statement. Subject to the accuracy of the representations contained in Section 5.17, the information supplied by the Buyer or its subsidiaries for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Buyer or its subsidiaries for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or its subsidiaries or any of their Affiliates should be discovered by the Buyer or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer will promptly inform the Company. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Buyer makes no representations or warranties with respect to any information supplied by the Company and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

     6.14 Accounting, Tax, and Regulatory Matters. None of the Buyer or it subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

     6.15 Derivatives. Neither the Buyer nor any of its subsidiaries has entered into or otherwise is a party to any interest rate swap, cap, floor, option agreement, future or forward contract, or other similar risk management arrangements, whether for the account of the Buyer or its subsidiaries or their customers.

     6.16 Commissions. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees from the Buyer or any of its subsidiaries in connection with the transactions contemplated hereby by reason of any action taken by the Buyer or any of its subsidiaries or, to the Knowledge of the Buyer Parties, any of the Buyer’s shareholders.

ARTICLE VII

COVENANTS

     7.1 Covenants of the Company.

     (a)  Ordinary Conduct of Business. Except as otherwise expressly permitted by this Agreement, the Company will, and will cause its subsidiaries (including the Company Bank) to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 7.1(a) of the Company’s Disclosure Schedule, the Company will not, and it will not permit its subsidiaries (including the Company Bank) to do any of the following without the prior written consent of the Buyer:

(i) amend its governing documents;

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities (other than the issuance of any Company Shares pursuant to the exercise of options set forth on Section 5.3 of the Company’s Disclosure Schedule), or amend any of the terms of any securities outstanding as of the date hereof;

(iii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem or otherwise acquire any of its securities (other than the acceptance of any Company Shares as payment of the exercise price in connection with the exercise of options set forth on Section 5.3 of the Company’s Disclosure Schedule);

(iv) (A) incur or assume any long-term debt or issue any debt securities other than in the ordinary course of business consistent with past practice or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice up to an amount per loan relationship of $1.0 million, pledge or otherwise encumber shares of its capital stock, or (D) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice.

(v) except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;

(vi) grant to any director or executive officer or employee any stock options or increase in his or her compensation (except in the ordinary course of business consistent with past practice) or pay or agree to pay to any such Person, other than in the ordinary course of business consistent with past practice, any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such Person by it after the Closing;

(vii) enter into or amend any employment Contract (including any termination agreement);

(viii) sell, dispose of, acquire or lease any Assets outside the ordinary course of business, or that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business consistent with past practice;

(ix) change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(x) enter into, cancel or modify any Contract (other than loans, advances, capital contributions, certificates of deposit or investments permitted by Section 7.1(a)(iv)) other than in the ordinary course of business consistent with past practice, but not in any event involving an amount in excess of $25,000 of payments in any twelve-month period per Contract, or enter into or amend any Contract with respect to any of the foregoing;

(xi) make or authorize to make any capital expenditure or expenditures other than in the ordinary course of business consistent with past practice, but not in any event involving an aggregate amount in excess of $100,000;

(xii) make or authorize to make any charitable contributions or pledges to make contributions other than in the ordinary course of business consistent with past practice, but not in any event involving an amount per contribution or pledge in excess of $5,000 or $25,000 in the aggregate.

(xiii) pay, discharge or satisfy, cancel, waive or modify any Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

(xiv) settle or compromise any Material pending or threatened Litigation relating to the transactions contemplated hereby;

(xv) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied;

(xvi) make any election with respect to Taxes without the prior consent of the Buyer; or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.

     (b)  Consents. The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to those

Contracts listed on Section 5.2 of the Company’s Disclosure Schedule such that such Contracts shall survive the Mergers and not be breached thereby.

     (c)  Acquisition Proposals.

(i) The Company shall not, and shall not permit any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries to, directly or indirectly, (x) take any action to solicit, initiate or encourage any Acquisition Proposal, or (y) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company shall, and shall cause its subsidiaries and the Affiliates, representatives, advisers and agents of the Company and its subsidiaries to, cease doing any of the foregoing.

(ii) Notwithstanding the foregoing, in the event of the receipt by the Company or any of its subsidiaries of an Acquisition Proposal and (x) the Company’s board of directors concludes in good faith that there is a reasonably likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (y) neither the Company nor any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries solicited, initiated or encouraged such Acquisition Proposal, the Company may furnish to any party information and access in response to a request for information or access made incident to such Acquisition Proposal and may participate in discussions and negotiate with such party concerning its Acquisition Proposal to the extent that the Company’s board of directors shall have determined, based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall include BPMHL in any event), that failing to take such action would violate the directors’ fiduciary duties under applicable Law; provided, however, that prior to providing any nonpublic information permitted to be provided by this subsection (ii), the Company and its subsidiaries shall have entered into a confidentiality agreement with such third party on terms no less favorable to them than contained in the Confidentiality Agreements.

(iii) Unless this Agreement has been terminated in accordance with the provisions hereof, the board of directors of the Company shall notify the Buyer immediately of any and all communications regarding or in anticipation of an Acquisition Proposal and of any Acquisition Proposals that are made, and shall in such notice indicate in reasonable detail, to the extent reasonably possible, the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep the Buyer promptly advised of all developments relating thereto or that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Holding Company Merger and the other transactions contemplated by this Agreement. Unless this Agreement has been terminated, neither the Company nor any of its subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its subsidiaries.

     (d)  Shareholder Approval. The Company shall, at the earliest practicable date, hold the Shareholder Meeting. In connection with the Shareholder Meeting, the Company’s board of directors shall recommend to the Company’s shareholders approval of the Holding Company Merger; provided, however, that in the event of the receipt by the Company or any of its subsidiaries of an Acquisition Proposal and (x) the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, (y) neither the Company nor any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries solicited, initiated or encouraged such Acquisition Proposal, and (z) the Company’s board of directors shall have determined in good faith, based upon the written advice of outside counsel reasonably acceptable to the Buyer, that continuing to recommend the Holding Company Merger to the Company’s shareholders would violate the directors’ fiduciary duties under applicable Law, then in submitting the Holding Company Merger to the Company’s shareholders for a vote, the Company’s board of directors may submit the Holding Company Merger without recommendation, in which event the Company’s board of directors may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement (or an appropriate amendment or supplement thereto, to the extent required by Law); provided, further, however, that the Company may not take any actions under this sentence until after giving the Buyer at least five Business Days notice to respond to such Acquisition Proposal (and after giving the Buyer at least five Business Days notice of the latest Material terms and conditions comprising such Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by the Buyer.

     7.2 Covenants of the Buyer.

     (a)  Reservation of Shares of the Buyer’s Stock. The Buyer shall reserve for issuance a sufficient number of shares of the Buyer’s Stock to cover the issuances of such stock required hereby.

     (b)  Directors.

(i) As soon as reasonably practicable after the Effective Time, the Buyer shall use its reasonable best efforts to cause the Chairman of the Company’s board of directors to be elected or appointed as (A) a member of the board of directors of the Buyer and the Buyer Bank, to serve until the next scheduled annual meetings of the stockholders of the Buyer and the Buyer Bank and (B) a member of the Executive Committee of Buyer’s and Buyer Bank’s board of directors, in each case conditioned upon any necessary regulatory requirements. At the next scheduled annual meeting of stockholders of the Buyer and of the Buyer Bank and thereafter, such Chairman of the Company’s board of directors shall be subject to the same nomination and election procedures as the other directors on the boards of the Buyer and the Buyer Bank.

(ii) Additionally, for a period of two years after the Effective Time, each of the Company’s board members at the Effective Time who does not join the Buyer’s board of directors shall be paid $250.00 per quarterly meeting for his or her attendance at and service on the Mecklenburg Local Advisory Board of the Buyer (which advisory board the Buyer agrees to establish promptly after the Closing and maintain for at least two years after the Closing Date and which advisory board shall meet at least quarterly).

(iii) In addition, each individual who serves on the board of directors of the Buyer or the Buyer Bank, or such local advisory board, for calendar year 2003 shall be eligible to receive from the Buyer or the Buyer Bank a single retainer payment in the amount of $2,000 relating to its service on any such board for calendar year 2003, provided, however, that if any such individual shall have received a retention or similar payment from the Company or any of its subsidiaries at or prior to Closing with respect to service on any board or committee for calendar year 2003, such individual shall not be eligible to receive the above-described retainer payment from the Buyer.

     (c)  Employees.

(i) Except as covered by the Sturges Employment Agreement, any and all of the Company Parties’ employees will be employed by the Buyer or the Buyer Bank on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such individual or to obligate the Buyer or any Affiliate thereof to employ any such individual for any specific period of time or in any specific position or to restrict the Buyer’s or any of its Affiliates’ right to terminate the employment of any such individual at any time and for any reason satisfactory to it.

(ii) Notwithstanding the foregoing clause (i), except with respect to employees of the Company or the Company Bank who become subject to an employment agreement with the Buyer upon Closing or are subject to a change of control agreement with the Company or the Company Bank, the Buyer shall make severance payments to employees of the Company or the Company Bank (a) who are employed with the Company or the Company Bank at the Effective Time, (b) become and remain employed with the Buyer or the Buyer Bank for a period of time ending not later than the date that is sixty (60) days after the completion of the data process conversion in respect of the Mergers or such lesser period of time with respect to each such employee as determined by the Buyer or the Buyer Bank in its discretion, and (c) whose employment with the Buyer or the Buyer Bank shall then have been terminated by the Buyer or the Buyer Bank. For each such employee, such severance payment shall be in the amount of three months of such employee’s base salary, plus an amount equal to an two weeks of such employee’s base salary for each full year of employment completed at the Effective Time by such employee with the Company or any of its subsidiaries.

(iii) Such Company Parties’ employees who continue employment with the Buyer or any of its subsidiaries will be eligible for benefits consistent with those of existing employees of the Buyer Bank, with credit for past service with the Company or the Company Bank for purposes of participation, eligibility and vesting (including with respect to any amounts to be contributed by the Buyer or any of its subsidiaries or amounts that will vest under any Buyer Benefit Plan, but not including the calculation of any other benefit accrual); provided, however, that any such continuing employee will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Company’s or any of its subsidiaries’ medical plans as of the Closing Date or any waiting period relating to coverage under the Buyer’s or any of its subsidiaries’ medical plans. There shall be no waiting periods applicable to any such Company employees to participate in such benefits (including applicable insurance benefits).

     (d)  Directors and Officers Insurance and Indemnification.

(i) The Buyer shall maintain, or shall cause the Buyer Bank to maintain, in effect for three years from the Closing Date, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the insured with respect to matters occurring prior to the Effective Time.

(ii) From and after the Effective Time, the Buyer shall, or shall cause the Buyer Bank to, indemnify, defend and hold harmless each individual who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of the Company or Company Bank (the “Indemnified Parties”) against all losses, claims, damages, awards, penalties, fines (including excise taxes), costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Person is, or is threatened to be made, a party or witness arising in whole or in part out of the fact that such individual is or was a director, officer or employee of the Company Bank or any of its subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including without limitation the Mergers and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted by applicable Law in effect as of the date hereof or as amended applicable to a time before the Effective Time. Any Indemnified Person wishing to claim indemnification under this Section 7.2(d)(ii), upon learning of any Claim, shall notify the Buyer (but the failure so to so notify shall not relieve the Buyer from any liability that it may have under this Section 7.2(d)(ii), except to the extent such failure Materially prejudices the Buyer or its Affiliates). In the event of any such Claim, whether arising before, on or after the Effective Time, (1) the Buyer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption, the Buyer shall not be liable to any Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Person in connection with the defense therefor, except that if the Buyer elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except as provided in the immediately preceding clause (1), the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) the Buyer shall have no obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law (it being acknowledged by the parties hereto that in the event of any good faith dispute about the lawfulness of such indemnification, the Buyer may place the amounts at issue in escrow pending the final and nonappealable determination of such dispute). The obligations of the Buyer pursuant to this Section 7.2(d) are intended to be enforceable against the Buyer directly by the Indemnified Parties. The indemnification provided herein shall be in addition to any indemnification rights that any Indemnified Parties may have by Law, pursuant to the articles of incorporation, certificate of incorporation, bylaws or other governing instruments of the Company or any of its subsidiaries or pursuant to the terms of any employee benefit plan or trust for which any Indemnified Party serves as a fiduciary.

     7.3 Covenants of All Parties to the Agreement.

     (a)  Reorganization for Tax Purposes. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Holding Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Holding Company Merger to fail to so qualify.

     (b)  Notification. Each party hereto agrees to notify promptly the other party hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

     (c)  Consummation of Agreement. Subject to Section 7.1(c), the parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company Parties or the Buyer Parties, that would Materially delay or prevent fulfillment of the conditions upon the obligations of either party hereto to consummate the transactions contemplated by this Agreement, each party will notify the other of any such event and, subject to Section 7.1(c), the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Subject to Section 7.1(c), each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 7.1(c), neither of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in Section 9.1(b) from the Regulatory Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.

     (d)  Corporate Action. Subject to the terms and conditions hereof (including Section 7.1(c)), each of the parties hereto shall, and each of them shall cause their subsidiaries to, take all corporate action, including the Company’s recommendation of the Holding Company Merger by its board of directors to its shareholders, and use each of their best efforts to cause all requisite shareholder action to be taken, necessary to consummate and give effect to the Mergers.

     (e)  Maintenance of Corporate Existence. Each of the parties hereto shall, and each of them shall cause their Affiliates to, maintain in full force and effect each their respective corporate or legal existences.

     (f)  Applications and Reports. The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     (g)  Registration Statement and Proxy Statement. As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement, which shall contain the Proxy Statement. As soon as reasonably practicable after all consents contemplated by Section 9.1(b) have been obtained, the Buyer and the Company shall prepare, and the Company shall deliver by mail to the holders of record of the Company Shares, the Proxy Statement. The Buyer and the Company shall each use their reasonable best efforts to cause the Proxy Statement to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Subject to Section 7.1(c), the Proxy Statement shall include the recommendation of the board of directors of the Company in favor of the Holding Company Merger. The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

     (h)  Affiliate Agreements. Not less than 45 days prior to the Effective Time, the Company shall deliver to the Buyer a letter identifying all Persons who, in the judgment of the Company, may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to the Buyer not less than 10 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit D.

     (i)  Closing. Subject to the terms and conditions hereof (including Section 7.1(c)), the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.

ARTICLE VIII

DISCLOSURE OF ADDITIONAL INFORMATION

     8.1 Access to Information. Prior to the Closing Date, the parties hereto shall, and shall cause each of their subsidiaries to:

     (a)  give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

     (b)  furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

     8.2 Access to Premises. Prior to Closing, the Company shall, and shall cause its subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company’s and its subsidiaries’ Real Property for the purpose of inspecting such property.

     8.3 Environmental Survey. At its option, the Buyer may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its subsidiaries, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”). The Buyer shall complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within 60 days following completion of all Phase I environmental assessments. Subject to any rights Buyer may have under Section 10.2, the costs of the Environmental Survey shall be paid by the Buyer.

     8.4 Confidentiality. The parties hereto acknowledge that each of the Buyer and the Company have previously executed separate agreements (the “Confidentiality Agreements”) dated November 26, 2002 in contemplation of negotiations regarding the Mergers and agree that such agreements shall continue in full force and effect in accordance with their terms.

     8.5 Publicity. Without the prior consent of the other party hereto, neither party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other party hereto with reasonable advance notice of the timing and substance of any such disclosure.

ARTICLE IX

CONDITIONS TO CLOSING

     9.1 Mutual Conditions. The respective obligations of each party hereto to perform this Agreement and consummate the Holding Company Merger and the other transactions contemplated at Closing hereby are subject to the satisfaction of the following conditions, unless waived by both parties hereto pursuant to Section 11.4 of this Agreement:

     (a)  Adverse Proceedings. Neither the Company, the Company Bank, the Buyer, the Buyer Bank, nor any shareholder or stockholder of any of the foregoing shall be subject to any Order that enjoins or prohibits the consummation of this Agreement or the Mergers, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such Order or the subject of any such Litigation shall take any reasonable steps within that party’s control to cause any such Order to be modified so as to permit the Closing and to cause any such Litigation to be dismissed.

     (b)  Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the board of directors of the Buyer or the Company would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

     (c)  Consents and Approvals. Each party hereto shall have obtained any and all Consents required for consummation of the Mergers or for the preventing of any Default under any Contract or Permit of such Person, including those Consents listed on Section 5.2 of the Company’s Disclosure Schedule.

     (d)  Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer Parties, threatened by the SEC.

     (e)  Approval. The Company’s shareholders shall have approved this Agreement and the Holding Company Merger in accordance with applicable Law.

     (f)  Tax Opinion. On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of an acceptable tax advisor reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes: (i) the Holding Company Merger, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the Buyer, the Buyer Bank, the Company or the Company Bank by reason of the Holding Company Merger, (iii) the exchange or cancellation of Company Shares in the Holding Company Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of the Company to the extent such shareholders receive Buyer’s Stock in exchange for their Company Shares, (iv) the basis of the Buyer’s Stock to be received by a shareholder of the Company will be the same as the basis of the Company Shares surrendered therefor in connection with the Holding Company Merger, and (v) the holding period of the shares of the Buyer’s Stock to be received by a shareholder of the Company will include the period during which the shareholder held the Company Shares surrendered therefor in connection with the Holding

Company Merger, provided that the Company Shares surrendered in connection with the Holding Company Merger are held as a capital asset at the Effective Time. Each of the Buyer and the Company shall provide a letter to the tax advisor setting forth the facts, assumptions and representations on which such tax advisor may rely in rendering its opinion.

     (g)  Blue Sky Approvals. The Buyer shall have received all state securities or “Blue Sky” Permits or other authorizations or confirmations as to the availability of exemptions from “Blue Sky” registration requirements as may be necessary, and no stop orders or proceedings shall be pending, or to the Knowledge of the Buyer Parties or the Company Parties, threatened by a state “Blue Sky” administrator to suspend the effectiveness of any registration statement filed therewith with respect to the offering of the Buyer’s Stock in the Holding Company Merger.

     (h)  Nasdaq Listing. As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer’s Stock to be issued to shareholders of the Company in connection with the Holding Company Merger to be qualified for quotation on the Nasdaq National Market System as of the Effective Time.

     9.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Company pursuant to Section 11.4 of this Agreement:

     (a)  All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Buyer shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

     (b)  All documents and agreements required to have been executed and delivered by the Buyer to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

     (c)  The Company shall have received from Trident Securities, a division of McDonald Investments Inc., a letter, dated not more than three Business Days prior to the Proxy Statement, stating that the Merger Consideration is fair, from a financial point of view, to the holders of the Company’s Shares.

     (d)  The Company shall have received an opinion of Robinson, Bradshaw & Hinson, P.A., counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to the Company.

     (e)  As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

(i) a true and complete copy of its certificate of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(ii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iii) a certificate from its Secretary or an Assistant Secretary certifying that its certificate of incorporation have not been amended since the date of the certificate described in subsection (i) above and that nothing has occurred since such date that would adversely affect its existence;

(iv) a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(v) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

     (f)  The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Stock in exchange for all of the Company Shares and to the effect that the Exchange Agent has received a sufficient amount of cash to pay in exchange for all of the Company Shares and has appropriate instructions and authorization to deliver the cash Merger Consideration as required by this Agreement.

     9.3 Conditions to the Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to Section 11.4 of this Agreement:

     (a)  All representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

     (b)  Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters’ or similar rights with respect to the Holding Company Merger.

     (c)  All documents and agreements required to have been executed and delivered by the Company or any third party to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

     (d)  The Buyer shall have received a legal opinion from BPMHL, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer.

     (e)  As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its subsidiaries (including the Company Bank):

(i) a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii) a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

(v) with respect to the Company only, a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi) with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

ARTICLE X

TERMINATION

     10.1 Termination. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

     (a)  by mutual written consent of the Company and the Buyer;

     (b)  by either the Buyer or the Company, if there shall be any Law that makes consummation of this Agreement illegal or otherwise prohibited or if any Order enjoining the Company or its shareholders, the Company Bank, the Buyer or its stockholders, or the Buyer Bank from consummating this Agreement is entered and such Order shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the party whose failure to fulfill its obligations hereunder shall have been the cause of or resulted in such Order;

     (c)  by either the Buyer or the Company, if the Effective Time shall not have occurred on or before December 31, 2003, provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the party whose failure to fulfill its obligations hereunder shall have been the cause of or resulted in the failure of the Effective Time to occur on or before December 31, 2003;

     (d)  At any time on or prior to the Closing Date:

(i) by the Buyer in writing, if the Company (i) has breached any covenant or agreement contained herein in any Material respect or (ii) any representation or warranty contained herein becomes untrue, in either case such that the condition contained in Section 9.3(a) would not be satisfied and in either case if such breach has not been cured by the earlier of 10 Business Days after the date on which the Buyer gives written notice of such breach to the Company or the Closing Date; or

(ii) by the Company in writing, if the Buyer (i) has breached any covenant or agreement contained herein in any Material respect or (ii) any representation or warranty contained herein becomes untrue, in either case such that the condition contained in Section 9.2(a) would not be satisfied and in either case if such breach has not been cured by the earlier of 10 Business Days after the date on which the Company gives written notice of such breach to the Buyer or the Closing Date;

     (e)  by either the Company or the Buyer if: (i) the approval of the Company’s shareholders required for the consummation of the Holding Company Merger shall not have been obtained by reason of the failure to obtain the required vote upon the taking of such vote at a duly held meeting of the Company’s shareholders or at any adjournment thereof or (ii) such approval was obtained but holders of Company Shares representing more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time exercised dissenters’ or similar rights with respect to the Holding Company Merger;

     (f)  by the Buyer, if:

(i) the Company’s board of directors shall have failed to recommend the Holding Company Merger to its shareholders at the Shareholder Meeting, (ii) withdrawn its recommendation of the Holding Company Merger to its shareholders, (iii) modified or qualified its recommendation of the Holding Company Merger in any manner adverse to the consummation of the Holding Company Merger, (iv) failed to confirm its recommendation of the Holding Company Merger within five Business Days of the Buyer’s request to do so (or resolved or proposed to take any of the foregoing actions);

(ii) the Company shall have breached its obligation under this Agreement by reason of a failure to timely call and hold the Shareholder Meeting in accordance with Section 7.1(b); or

(iii) a tender or exchange offer relating to securities of the Company or any of its subsidiaries shall have been commenced by a Person who is not an Affiliate of the Company or its subsidiaries, and the Company shall not have sent to its shareholders within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that the Company’s board of directors recommends rejection of such tender or exchange offer;

     (g)  by the Company, if the Average Closing Price of the Buyer’s Stock is less than $14.72 for the Measurement Period and the Company’s board of directors elects to terminate this Agreement. The Company must give written notice of any such election to terminate this Agreement within two Business Days after the end of the Measurement Period (but in any event prior to the Effective Time). Notwithstanding the foregoing, upon receipt of notice of termination pursuant to this Section 10(g) from the Company, the Buyer shall have the right to pay as Merger Consideration an additional amount of cash per Company Share so that (i) the value of the Per Share Stock Consideration, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, plus such additional amount of cash is as close as practical to $13.28, and (ii) the value of the Per Share Mixed Consideration comprising the Buyer’s Stock, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, plus the amount of cash comprising the Per Share Mixed Consideration, plus such additional amount of cash is as close as practical to $14.18, in which event this Agreement shall not be terminated and the Mergers shall be consummated as set forth in this Agreement, subject to the changes described in this Section 10(g); or

     (h)  by the Company, if (i) the board of directors of the Company shall have determined, based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall include BPMHL in any event), that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(h) unless, after giving the Buyer at least five Business Days notice to respond to such Acquisition Proposal (and after giving the Buyer notice of the latest Material terms and conditions comprising such Acquisition Proposal), and then taking into account any amendment or modification to this Agreement proposed by the Buyer, the Company’s board of directors believes, based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall include BPMHL in any event), that such Acquisition Proposal constitutes a Superior Proposal, and (ii) the Company thereafter executes a definitive, binding transaction agreement to consummate an Acquisition Transaction in furtherance of such Acquisition Proposal.

     10.2 Procedure and Effect of Termination.

     (a)  In the event of a termination contemplated hereby by either party pursuant to Section 10.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either party hereto. In such event:

(i) the parties hereto shall continue to be bound by (a) their obligations of confidentiality set forth in the Confidentiality Agreements, and all copies of the information provided by the a party hereto to the other party will be returned or destroyed immediately upon its request therefor, (b) the provisions set forth in Section 8.5 relating to publicity, and (c) the provisions set forth in Section 11.1 relating to expenses;

(ii) all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made; and

(iii) if the termination is pursuant to Section 10.1(d) or Section 10.1(f), the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

     10.3 Termination Fee; Expenses.

     (a)  If this Agreement is terminated by the Company pursuant to Section 10.1(h), the Company shall pay to the Buyer, within one Business Day following such termination, an amount equal to five percent (5%) of the Merger Consideration offered by the Buyer at the time of termination of this Agreement pursuant to Section 10.1(h), such amount to be calculated based on the Average Closing Price of the Buyer’s Stock for the Measurement Period assuming that that the Effective Time occurred on the date of such termination.

     (b)  If the Company or any of its subsidiaries receives an Acquisition Proposal and the Company’s board of directors fails to recommend or continue recommending approval of the Holding Company Merger to the Company’s shareholders or amends or withdraws its recommendation of the Holding Company Merger to the Company’s shareholders, and the Company’s shareholders do not approve the Holding Company Merger at the Shareholder Meeting, the Company shall pay to the Buyer, within one Business Day following the Shareholder Meeting, the amount of $925,000 (less the amount, if any, paid by the Company pursuant to Section 10.3(a)).

     (c)  If this Agreement is terminated by the Company pursuant to Section 10.1(d)(ii), the Buyer shall reimburse the Company’s Costs within one Business Day of the date of termination.

     (d)  If this Agreement is terminated by the Buyer pursuant to Section 10.1(d)(i), the Company shall reimburse the Buyer’s Costs within one Business Day of the date of termination.

     (e)  All amounts payable pursuant to this Section 10.3 shall be payable by wire transfer of immediately available funds to an account designated by the recipient.

ARTICLE XI

MISCELLANEOUS PROVISIONS

     11.1 Expenses. Except as provided in Section 10.3, whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it and the Buyer Bank in connection with this Agreement and the Mergers and (ii) the Company shall pay all costs and expenses incurred by it and the Company Bank in connection with this Agreement and the Mergers.

     11.2 Survival of Representations. The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such party that any warranty or representation is false at the time of signing or Closing.

     11.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of both parties hereto.

     11.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of the Buyer Parties, on one hand, and the Company Parties, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Buyer or the Company, as applicable, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.4.

     11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

     (a)  Any notice to any of the Company shall be delivered to the following addresses:

First Commerce Corporation 301 South McDowell Street, Suite 100 Charlotte, North Carolina 28204 Attention: Wesley W. Sturges Telephone: (704) 945-6565 Facsimile: (704) 945-6583

with a copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
2000 Renaissance Plaza
230 North Elm Street
P.O. Box 26000
Greensboro, North Carolina 27420
Attention: Robert A. Singer
Telephone: (336) 373-8850
Facsimile: (336) 378-1001

     (b)  Any notice to the Buyer shall be delivered to the following addresses:

Bank of Granite Corporation P.O. Box 128 23 North Main Street Granite Falls, North Carolina 28630 Attention: John A. Forlines, Jr. Telephone: (828) 496-2000 Facsimile: (828) 496-2116

with a copy to:

Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, North Carolina 28246 Attention: Henry H. Ralston Telephone: (704) 377-2536 Facsimile: (704) 378-4000

Either party may change the address to which notice is to be given by notice given in the manner set forth above.

     11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

     11.7 Separable Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

     11.8 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     11.11 Entire Agreement. This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

BUYER:

BANK OF GRANITE CORPORATION

By:	/s/ John A. Forlines, Jr. Name: John A. Forlines, Jr. Title: Chairman and Chief Executive Officer

COMPANY:

FIRST COMMERCE CORPORATION

By:	/s/ Wesley W. Sturges Name: Wesley W. Sturges Title: President and Chief Executive Officer

AMENDMENT TO MERGER AGREEMENT

     THIS AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of the 22nd day of January, 2003, is by and between:

     BANK OF GRANITE CORPORATION, a Delaware corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Buyer”); and

     FIRST COMMERCE CORPORATION, a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Company”).

Background Statement

     The parties to this Amendment entered into a Merger Agreement (the “Merger Agreement”) dated as of December 18, 2002 providing for the merger of the Company into the Buyer, with the Buyer being the surviving corporation (the “Holding Company Merger”). It is the desire of the parties to the Merger Agreement to amend the Merger Agreement to provide for different Merger Consideration. Capitalized terms not defined in this Amendment have the meanings given to them in the Merger Agreement.

Statement of Agreement

     In consideration of the premises and the mutual covenants herein contained, the parties hereto, for themselves, their successors and assigns, agree as follows:

ARTICLE I

AMENDMENTS

     1.1 Sections 2.3(a), (b) and (c). Sections 2.3(a), (b) and (c) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

"(a) Subject to Sections 2.4, 2.5 and 2.6, at the Effective Time, the holders of Company Shares outstanding at the Effective Time, other than the Buyer and its Affiliates, shall be entitled to receive, and the Buyer shall pay or issue and deliver, one of the following for each Company Share: (i) 0.5186 shares of the Buyer’s Stock plus $9.37 of cash (the “Per Share Mixed Consideration”); (ii) 1.0377 shares of the Buyer’s Stock (the “Per Share Stock Consideration”); or (iii) $18.73 in cash (the “Per Share Cash Consideration”); provided, however, that such consideration to be paid by the Buyer under clauses (i) and (ii) above in connection with the Holding Company Merger shall be subject to adjustment based on the Average Closing Price of the Buyer’s Stock for the Measurement Period pursuant to Section 2.3(b) and Section 10.1(g). The foregoing consideration, collectively and in the aggregate, as adjusted in accordance with the terms hereof, is referred to here in as the “Merger Consideration.”

(b) In the event that the Average Closing Price of the Buyer’s Stock for the Measurement Period is more than $21.66, (i) the Per Share Stock Consideration shall be decreased so that the value of the Per Share Stock Consideration, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, is as close as practical to $22.48, and (ii) the stock and/or cash components of the Per Share Mixed Consideration shall be adjusted so that the value of the Buyer’s Stock comprising the Per Share Mixed Consideration, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, plus the amount of cash comprising the Per Share Mixed Consideration is as close as practical to $20.60. The determination of whether to adjust the stock, the cash or a combination of the stock and cash components of the Per Share Mixed Consideration pursuant to the foregoing clause (ii) shall be at the sole discretion of the Buyer.

(c) Subject to Section 2.3(b) and Section 2.4, each holder of a Company Share may elect to receive the Per Share Stock Consideration, the Per Share Cash Consideration or the Per Share Mixed Consideration for each such Company Share; provided, however, that if any holder (or beneficial owner) of Company Shares makes any such election or aggregate elections with respect to more Company Shares than held or owned by such Person, the excess number of Company Shares with respect to which elections were made shall be deducted from the number of Company Shares with respect to which an election for the Per Share Stock Consideration was made; provided, further, however, that (i) the aggregate number of shares of the Buyer’s Stock to be paid as Merger Consideration shall be 529,301 shares, including any fractional shares of the Buyer’s Stock that would be issued but for Section 2.3(d), and (ii) the aggregate amount of cash to be paid as Merger Consideration shall be $9,562,611, plus any cash paid in lieu of fraction shares pursuant to Section 2.3(d), subject to (A) equitable adjustment to reflect any stock dividend, stock split or other stock payment in respect of the Buyer’s Stock, the exercise of any Company Options, and the issuance of Company Shares pursuant to Section 2.8(d) after the date hereof and prior to the Effective Time and (B) the effect of any adjustment made as provided in Section 2.3(b) and Section 10.1(g). The aggregate amount of the Buyer’s Stock to be paid as Merger Consideration shall be referred to in this Agreement as the “Total Stock Consideration,” and the aggregate amount of cash to be paid by the Buyer is referred to in this Agreement as the “Total Cash Consideration.”

     1.2 Section 2.3(f). Section 2.3 of the Merger Agreement is hereby amended by adding the following as Section 2.3(f):

“(f) Notwithstanding anything contained in this Section 2.3, in the event that the Holding Company Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code (after application of any adjustments made to the Merger Consideration pursuant to Section 2.3(b) or Section 10.1(g)), the Buyer shall have the option, at its sole discretion, to (i) increase the number of shares of the Buyer’s Stock being paid as Merger Consideration and (ii) proportionately decrease the amount of cash being paid as Merger Consideration to the extent necessary to cause the Holding Company Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Upon any such adjustment, the components of the Per Share Mixed Consideration and the Per Share Stock Consideration set forth in Section 2.3(a) shall be equitably and proportionately adjusted to reflect the increase in the number of shares of the Buyer’s Stock being paid, and the decrease in the amount of cash being paid, as Merger Consideration.”

     1.3 Section 2.8(e). The reference to $16.60 in Section 2.8(e) of the Merger Agreement is hereby changed to $18.73.

     1.4 Section 7.3(a). Section 7.3(a) of the Merger Agreement is hereby amended by deleting the period and adding the following provision at the end of such section:

“provided, however, that this Section 7.3(a) shall not be deemed to limit the Buyer’s discretion, as provided in Section 2.3(f), to determine whether to adjust the amount of the Buyer’s Stock and cash delivered as Merger Consideration so that the Holding Company Merger will qualify as a tax free reorganization under Section 368(a) of the Code.”

     1.5 Section 7.3(c). Section 7.3(c) of the Merger Agreement is hereby amended by deleting the period and adding the following provision at the end of the first sentence of such section:

“provided, however, that this Section 7.3(c) shall not be deemed to limit the Buyer’s discretion, as provided in Section 2.3(f), to determine whether to adjust the amount of the Buyer’s Stock and cash delivered as Merger Consideration so that the Holding Company Merger will qualify as a tax free reorganization under Section 368(a) of the Code.”

     1.6 Section 10.1(g). Section 10.1(g) is hereby deleted in its entirety and replaced with the following:

“(g) by the Company, if the Average Closing Price of the Buyer’s Stock is less than $14.44 for the Measurement Period and the Company’s board of directors elects to terminate this Agreement. The Company must give written notice of any such election to terminate this Agreement within two Business Days after the end of the Measurement Period (but in any event prior to the Effective Time). Notwithstanding the foregoing, upon receipt of notice of termination pursuant to this Section 10.1(g) from the Company, the Buyer shall have the right to pay as Merger Consideration an additional amount of cash per Company Share so that (i) the value of the Per Share Stock Consideration, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, plus such additional amount of cash is as close as practical to $14.98, and (ii) the value of the Per Share Mixed Consideration comprising the Buyer’s Stock, based on the Average Closing Price of the Buyer’s Stock for the Measurement Period, plus the amount of cash comprising the Per Share Mixed Consideration, plus such additional amount of cash is as close as practical to $16.86, in which event this Agreement shall not be terminated and the Mergers shall be consummated as set forth in this Agreement, subject to the changes described in this Section 10.1(g); or”

ARTICLE II

MISCELLANEOUS

     2.1 Amendment and Modification. This Amendment may be amended, modified or supplemented only by a written agreement executed by all parties hereto.

     2.2 Waiver of Compliance; Consents. Except as otherwise provided in this Amendment, any failure of the Buyer and the Company to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Should this Amendment require or permit consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 11.4 of the Merger Agreement.

     2.3 Governing Law. The execution, interpretation and performance of this Amendment shall be governed by the internal laws and judicial decisions of the State of North Carolina.

     2.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     2.5 Interpretation. The article and section headings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Amendment.

     2.6 Entire Agreement. The Merger Agreement, including the agreements and documents that are Exhibits and Schedules thereto, together with this Amendment, (i) embody the entire agreement and understanding of the parties with respect of the subject matter hereof and thereof and (ii) supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

(Signatures on following page)

     IN WITNESS WHEREOF, the Buyer and the Company have caused this Amendment to Merger Agreement to be signed by their respective duly authorized officers, as of the date first above written.

BUYER:

BANK OF GRANITE CORPORATION

By:	/s/ John A. Forlines, Jr. Name: John A. Forlines, Jr. Title: Chairman and Chief Executive Officer

COMPANY:

FIRST COMMERCE CORPORATION

By:	/s/ Wesley W. Sturges Name: Wesley W. Sturges Title: President and Chief Executive Officer

Appendix B

Fairness Opinion of Trident Securities

May ___, 2003

Board of Directors
First Commerce Corporation
301 South McDowell Street, Suite 100
Charlotte, NC 28204

Members of the Board:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, no par value per share (“Common Stock”), of First Commerce Corporation (“First Commerce”), of the Merger Consideration, as set forth in the merger agreement dated as of December 18, 2002 (the “Agreement”), between First Commerce and Bank of Granite Corporation (“Granite”).

     On January 22, 2003, First Commerce and Granite entered into the Amendment to Merger Agreement and thereby increased the consideration to be received by First Commerce’s shareholders in the merger (the “Holding Company Merger”). Our analyses were made prior to the Amendment to Merger Agreement and, accordingly, reflect the Merger Consideration level set forth in the Agreement dated December 18, 2002, not the higher merger consideration level set forth in the Amendment to Merger Agreement agreed upon by First Commerce and Granite on January 22, 2003.

     The Agreement provides for the Holding Company Merger of First Commerce into Granite. The Agreement provided, that at the Effective Time (as defined in the Agreement), each outstanding share of First Commerce Common Stock would be converted into the right to receive: (i) .6580 shares of common stock, par value of $1.00, of Granite (“Granite Common Stock”) plus $4.49 of cash (“Per Share Mixed Consideration”); (ii) .9022 shares of Granite Common Stock (“Per Share Stock Consideration”); or (iii) $16.60 in cash (“Per Share Cash Consideration”); provided, however, that such consideration under (i) and (ii), to have been paid by Granite in connection with the Holding Company Merger, would have been subject to adjustment based on the average closing price of Granite Common Stock (“Average Closing Price”) for the 20-trading day period ending three trading days prior to the Effective Time of the Holding Company Merger (“Measurement Period”). The foregoing consideration collectively and in the aggregate, as adjusted in accordance with the terms set forth in the Agreement, is referred to as “the Merger Consideration”. The terms and conditions of the Holding Company Merger are more fully set forth in the Agreement and the Amendment to Merger Agreement.

     Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as First Commerce’s financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement and the Amendment to Merger Agreement. In connection with rendering our opinion set forth herein, we have among other things:

(i)	Reviewed First Commerce’s Annual Reports to Shareholders and Annual Reports on Form 10-KSB for each of the years ended December 31, 2002, 2001 and 2000, including the audited financial statements contained therein;

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(ii)	Reviewed Granite’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2002, 2001 and 2000, including the audited financial statements contained therein;

(iii)	Reviewed certain other information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of First Commerce and Granite provided to us or publicly available;

(iv)	Participated in meetings and telephone conferences with members of senior management of First Commerce and Granite concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

(v)	Reviewed certain stock market information for First Commerce Common Stock and Granite Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

(vi)	Compared the results of operations and financial condition of First Commerce and Granite with that of certain companies which we deemed to be relevant for purposes of this opinion;

(vii)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

(viii)	Reviewed the Agreement and certain related documents; and

(ix)	Performed such other reviews and analyses as we have deemed appropriate.

     In our review and analyses and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of First Commerce and Granite contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either First Commerce or Granite, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities of either First Commerce or Granite. With respect to financial forecasts used in our analysis, we have assumed that such forecasts reflect the best currently available estimates and judgments of the management of First Commerce and Granite, as to the future performance of First Commerce, Granite, and First Commerce and Granite combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions upon which they are based. We have also assumed that all of the conditions to the consummation of the Holding Company Merger, as set forth in the Agreement, would be satisfied and that the Holding Company Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     We will receive a fee for our services as financial advisor to First Commerce and for rendering this opinion, a substantial portion of which is contingent upon closing of the Holding Company Merger.

     In the ordinary course of business, we may actively trade securities of First Commerce and Granite for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to have been received by the holders of First Commerce Common Stock pursuant to the Agreement, and does not address the underlying business decision of First Commerce’s Board of Directors to effect the Holding Company Merger, does not compare or

Board of Directors
May ___, 2003

discuss the relative merits of any other terms of the Holding Company Merger, and does not constitute a recommendation to any First Commerce shareholder as to how such shareholder should vote with respect to the Holding Company Merger. This opinion does not represent an opinion as to what the value of First Commerce Common Stock or Granite Common Stock may be at the Effective Time of the Holding Company Merger or as to the prospects of First Commerce’s business or Granite’s business.

     This opinion is directed to the Board of Directors of First Commerce and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/prospectus to be mailed to the holders of First Commerce Common Stock in connection with the Holding Company Merger, provided that this opinion will be reproduced in such proxy statement/prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement/prospectus, will be in a form reasonably acceptable to us and our counsel.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of First Commerce Common Stock from a financial point of view.

     As noted above, Trident’s opinion to First Commerce’s Board of Directors is based upon the Merger Consideration as set forth in the Agreement dated December 18, 2002. Because the Amendment to Merger Agreement increased the Merger Consideration to be paid to First Commerce’s shareholders, Trident is able to confirm that its opinion is unchanged as a result of the Amendment to Merger Agreement.

Very truly yours,

TRIDENT SECURITIES A Division of McDonald Investments Inc.

Appendix C

Tax Opinion of Robinson, Bradshaw & Hinson, P.A.

_______________, 2003

Board of Directors
Bank of Granite Corporation
23 North Main Street
Granite Falls, North Carolina 28630

Board of Directors
First Commerce Corporation
301 South McDowell Street, Suite 100
Charlotte, North Carolina 28204

Gentlemen:

You have requested the opinion of Robinson Bradshaw & Hinson, P.A. (“RBH”) regarding certain federal and North Carolina income tax consequences resulting from the proposed merger (the “Merger”) of First Commerce Corporation (“First Commerce”), a North Carolina corporation, into Bank of Granite Corporation (“Bank of Granite Corporation”), a Delaware corporation, whereupon the separate existence of First Commerce will cease. You have submitted for our consideration (i) certain representations as to the proposed transactions and (ii) a copy of the Merger Agreement between Bank of Granite Corporation and First Commerce, dated as of December 18, 2002 and as amended on January 22, 2003 (the “Merger Agreement”). We assume that all steps of the transaction will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps in the Merger Agreement.

Capitalized terms used but not defined herein have the meanings given thereto in the Merger Agreement. Unless otherwise stated, all “Section” and “Treas. Reg.” references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Facts and Representations

Bank of Granite Corporation is a registered bank holding company organized under the laws of the State of Delaware. Bank of Granite Corporation’s authorized capital stock consists of one class. It has authorized 25,000,000 shares of Common Stock, $1.00 par value, of which 14,420,986 shares were issued and outstanding on December 31, 2002 (the “Bank of Granite Corporation Common Stock”).

First Commerce is a North Carolina corporation and registered bank holding company. It has authorized 20,000,000 shares of Common Stock, no par value per share, of which 1,023,649 shares were issued and outstanding on December 31, 2002 (the “First Commerce Common Stock”). It also has 5,000,000 shares of Preferred Stock authorized, no par value per share. No shares of the Preferred Stock have been issued.

For valid corporate business purposes, pursuant to the Merger Agreement and at the Effective Time, First Commerce will merge with and into Bank of Granite Corporation, with Bank of Granite Corporation as the surviving entity. Under the Merger Agreement, each First Commerce shareholder will receive one of the following forms of payment of the merger consideration in exchange for each of its shares of First Commerce Common Stock: (i) 1.0377 shares of Bank of Granite Corporation Common Stock – the “per share stock consideration;” (ii) 0.5186 shares of Bank of Granite Corporation Common Stock and $9.37 of cash – the “per share mixed consideration;” or (iii) $18.73 of cash – the “per share cash consideration.” If the average closing price of Bank of Granite Corporation’s Common Stock for the 20-trading period ending on the third trading day prior to the closing date of the Merger is more than 20% higher or lower than $18.05 per share, the per share stock consideration and per share

Board of Directors
May ___, 2003

mixed consideration forms of payment will be subject to adjustment as described in the Merger Agreement. In the event this average closing price is more than 20% lower, or less than $14.44 per share, First Commerce will have the right to terminate the Merger Agreement and the pending Merger if Bank of Granite Corporation does not increase the amount of cash being paid as merger consideration as described in the Merger Agreement.

Each First Commerce shareholder may elect which form of payment to receive for each of its shares of First Commerce Common Stock, subject to a maximum of 529,301 shares of Bank of Granite Corporation Common Stock and $9,526,611 of cash to be issued and paid as merger consideration. At the option of Bank of Granite Corporation, the aggregate amount of stock merger consideration may be increased and the aggregate amount of cash merger consideration correspondingly decreased to the extent necessary for the Merger to qualify as a tax-free reorganization. If First Commerce’s shareholders elect to receive too much of one form of merger consideration, the cash and stock merger consideration will be allocated among First Commerce’s shareholders as provided in the Merger Agreement. Additional aggregate merger consideration in the same proportions of stock and cash will be issued or paid to account for the exercise prior to closing of the Merger of any options to purchase First Commerce Common Stock and for the issuance of up to 3,014 shares of First Commerce Common Stock pursuant to the stock purchase rights provisions of First Commerce’s Omnibus Stock and Incentive Plan.

No fractional shares of Bank of Granite Corporation Common Stock will be issued in connection with the Merger. Instead, each First Commerce shareholder who would otherwise be entitled to receive a fraction of a share of Bank of Granite Corporation Common Stock shall receive cash (without interest) in an amount equal to the fraction of a share of Bank of Granite Corporation Common Stock that otherwise would be received in the Merger, multiplied by the closing price of one share of Bank of Granite Corporation Common Stock on the Nasdaq Stock Market on the trading day immediately prior to the Effective Time.

Under North Carolina law, First Commerce shareholders will have dissenter’s rights in connection with the Merger. Shareholders who properly exercise their dissenter’s rights will be entitled to receive a cash payment for the fair value of their shares from First Commerce in accordance with North Carolina law. Any such payment will be in lieu of the merger consideration per share of First Commerce Common Stock and could be more than, the same as, or less than such amount.

The Merger has been approved by the Boards of Directors of First Commerce and Bank of Granite Corporation, as well as by the governing regulatory authorities, including the Board of Governors of the Federal Reserve System.

During the last several years, Bank of Granite Corporation’s Board of Directors has authorized Bank of Granite Corporation to repurchase certain amounts of the outstanding shares of Bank of Granite Common Stock. The dates and dollar amounts of such authorizations by the Bank of Granite Board of Directors are as follows: (i) September 24, 1998 — $5,000,000 of Bank of Granite Corporation Common Stock; (ii) September 11, 2000 — $5,000,000 of Bank of Granite Corporation Common Stock; (iii) October 9, 2001 — $5,000,000 of Bank of Granite Corporation Common Stock; and (iv) July 8, 2002 — $10,000,000 of Bank of Granite Corporation Common Stock. Pursuant to these authorizations, Bank of Granite Corporation has purchased and will continue to purchase shares on the open market and in certain privately negotiated transactions, but in no event will it negotiate private transactions with shareholders of First Commerce. Through March 31, 2003, Bank of Granite Corporation had repurchased, on the open market and in certain privately negotiated transactions, 1,193,829 shares of Bank of Granite Common Stock at an average per share cost of $17.17.

In addition to the foregoing statement of facts, the following representations have been made by Bank of Granite Corporation and/or First Commerce, as applicable, to RBH in connection with the Merger. RBH has not independently verified the completeness and accuracy of any of the following representations. RBH is relying on these representations in rendering the opinion contained herein.

Board of Directors
May __, 2003

With respect to the Merger:

(a)	The fair market value of Bank of Granite Corporation Common Stock and other consideration received by each shareholder of First Commerce will be approximately equal to the fair market value of First Commerce Common Stock surrendered in the exchange.

(b)	Neither Bank of Granite Corporation, First Commerce, nor any subsidiary or related person (the “Relevant Parties”) has any plan or intention to reacquire any Bank of Granite Corporation shares issued in the Merger or to acquire any shares of First Commerce prior to the Merger.

For purposes of this representation and representation (o), two persons are “related” if the persons are corporations and either immediately before or immediately after a transaction are members of the same “affiliated group.” “Affiliated group” for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent company through ownership chains comprising at least eighty percent of the voting power of each corporation and eighty percent of the value of each corporation’s shares. In addition, “related person” includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled-corporation to the other corporation. For these purposes, “control” means the ownership of shares possessing at least fifty percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions which attribute ownership between corporations and their five-percent or more shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner’s interest in the partnership.

(c)	Bank of Granite Corporation has no plan or intention to sell or otherwise dispose of any of the assets of First Commerce acquired in the transaction, except for dispositions made in the ordinary course of business or transfers of the assets acquired in the Merger to a subsidiary controlled by Bank of Granite Corporation as further described in Section 368(a)(2)(C).

(d)	The liabilities of First Commerce assumed by Bank of Granite Corporation and the liabilities to which the transferred assets of First Commerce are subject were incurred by First Commerce in the ordinary course of its business.

(e)	Following the Merger, Bank of Granite Corporation will continue the historical business of First Commerce or use a significant portion of the historic business assets of First Commerce in a business.

(f)	Bank of Granite Corporation, First Commerce, and the shareholders of First Commerce will pay their respective expenses, if any, incurred in connection with the Merger.

(g)	No intercorporate indebtedness exists between Bank of Granite Corporation and First Commerce that was issued, acquired, or will be settled at a discount.

(h)	No two parties to the Merger are investment companies. For purposes of the foregoing, an “investment company” is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent or more of the value of whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns fifty

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percent or more of the combined voting power of all classes of stock entitled to vote or fifty percent of more of the total value of shares of all classes of stock outstanding.

(i)	On the date of the Merger, the fair market value of the assets of First Commerce transferred to Bank of Granite Corporation will equal or exceed the sum of the liabilities assumed by Bank of Granite Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

(j)	First Commerce is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

(k)	None of the compensation received by any shareholder-employees of First Commerce will be separate consideration for, or allocable to, any of their shares of First Commerce Common Stock; none of the shares of Bank of Granite Corporation Common Stock received by any shareholder-employee of First Commerce will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of First Commerce will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

(l)	The distribution of cash proceeds to First Commerce shareholders in lieu of fractional shares of Bank of Granite Corporation will be made solely for the purpose of avoiding the expense and inconvenience to Bank of Granite Corporation of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to First Commerce shareholders instead of issuing fractional shares of Bank of Granite Corporation will not exceed one percent of the total consideration that will be issued in the transaction to First Commerce shareholders in exchange for their shares of First Commerce. The fractional share interests of each First Commerce shareholder will be aggregated, and no First Commerce shareholder will receive cash in an amount equal to or greater than the value of one full share of Bank of Granite Corporation Common Stock.

(m)	At least forty percent of the value of the consideration received by First Commerce shareholders (including cash received by dissenters and cash in lieu of fractional shares) will be Bank of Granite Corporation Common Stock.

(n)	The Merger will qualify as a statutory merger under North Carolina law.

(o)	None of Bank of Granite Corporation, First Commerce, or any related person has redeemed or acquired any First Commerce Common Stock during the three-year period prior to the Merger.

(p)	During the three-year period prior to the Merger, First Commerce has not made any distribution with respect to the outstanding First Commerce Common Stock other than periodic dividends consistent with First Commerce’s historic dividend practice.

(q)	First Commerce has made no transfer of any of its assets in contemplation of the Merger or during the period beginning with the commencement of the negotiations (whether formal or informal) with Bank of Granite Corporation regarding the Merger and ending at the Effective Time, other than in the ordinary course of business.

(r)	Bank of Granite Corporation will exercise its right to increase the aggregate amount of stock merger consideration and to decrease the aggregate amount of cash merger consideration to the extent necessary for the Merger to constitute a reorganization within the meaning of Section 368(a).

With respect to the stock repurchase program:

(s)	A corporate business purpose exists for the stock repurchases.

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(t)	The number of shares repurchased will not exceed the total number of Bank of Granite Corporation shares issued and outstanding prior to the Merger.

(u)	Any stock repurchased from First Commerce shareholders will be repurchased through the open market repurchase program.

(v)	The market repurchase program was not negotiated with First Commerce or the First Commerce shareholders.

(w)	There was not an understanding between the First Commerce shareholders and Bank of Granite Corporation that the First Commerce shareholders’ ownership of Bank of Granite Corporation stock would be transitory.

(x)	Because stock repurchases take place on the open market, Bank of Granite Corporation does not know the identity of a seller of Bank of Granite Corporation stock, nor does a former shareholder of First Commerce who receives Bank of Granite Corporation stock in the Merger and subsequently sells it know whether Bank of Granite Corporation is the purchaser.

(y)	Without regard to the stock repurchase program, a market exists for the Bank of Granite Corporation stock issued in the Merger.

(z)	Up to and including the Effective Time, Bank of Granite Corporation (i) has not discussed and will not discuss any privately negotiated stock repurchase transactions with any First Commerce shareholders, and (ii) has no and will have no plans to repurchase any Bank of Granite Corporation stock that it knows to have been issued in the Merger. Bank of Granite Corporation will not repurchase any Bank of Granite Corporation stock in connection with the Merger.

Opinions

Based solely on the Merger Agreement, the above Facts and Representations and subject to the Scope of the Opinions below, it is the opinion of RBH that:

Federal Income Tax Consequences:

(1)	The Merger will constitute a reorganization within the meaning of Section 368(a).

(2)	First Commerce and Bank of Granite Corporation will each be a party to the reorganization within the meaning of Section 368(b).

(3)	No gain or loss will be recognized by Bank of Granite Corporation upon the receipt of the assets of First Commerce, a party to the reorganization, subject to its liabilities, in exchange for cash and Bank of Granite Corporation Common Stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032-1.

(4)	No gain or loss will be recognized by shareholders of First Commerce upon the receipt of solely Bank of Granite Corporation Common Stock (including any fractional share interests which they may be deemed to receive under opinion (8) below) in exchange for their shares of First Commerce Common Stock. Section 354(a)(1).

(5)	Gain, if any, will be recognized by First Commerce shareholders who receive Bank of Granite Corporation Common Stock and cash in exchange for their First Commerce Common Stock pursuant to the Merger. Such gain will be limited to an amount not in excess of the amount of cash received. Section 356(a). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a)), then the amount of gain recognized that is not in excess of the shareholder’s ratable amount of

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undistributed earnings and profits will be treated as a dividend, but the excess, if any, will continue to be treated as gain from the exchange of property. Section 356(a)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). Rev. Rul. 93-61, 1993-2 C.B. 118. Loss, if any, will not be recognized by First Commerce shareholders who receive Bank of Granite Corporation Common Stock and cash in exchange for their First Commerce Common Stock pursuant to the Merger. Section 356(c).

(6)	The basis of shares of Bank of Granite Corporation Common Stock received by a shareholder of First Commerce (including any fractional share interests which they may be deemed to receive under opinion (8) below) in exchange for its shares of First Commerce Common Stock will be the same as the basis of its shares of First Commerce Common Stock surrendered in the exchange therefore, decreased by the amount of money (other than cash in lieu of fractional shares) received, and increased by the amount of any gain recognized (including gain treated as a dividend but not gain associated with the fractional shares). Section 358(a)(1).

(7)	The holding period of a share of Bank of Granite Corporation Common Stock received by a shareholder of First Commerce (including any fractional share interests which they may be deemed to receive under opinion (8) below) will include the shareholder’s holding period of the First Commerce Common Stock surrendered in exchange therefor, provided that the First Commerce Common Stock is held as a capital asset in the hands of the shareholder of First Commerce on the date of the Merger. Section 1223(1).

(8)	The payment of cash in lieu of fractional share interests of Bank of Granite Corporation Common Stock will be treated as if the fractional share interests of Bank of Granite Corporation Common Stock were distributed as part of the Merger to the First Commerce shareholder and then redeemed by Bank of Granite Corporation. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

(9)	First Commerce shareholders who receive solely cash for their First Commerce Common Stock, or receive cash by exercising their dissenter’s rights, will be treated as having received the cash as a distribution in redemption of their First Commerce Common Stock. Sections 302 and 1001.

(10)	No gain or loss will be recognized by First Commerce upon the transfer of its assets, subject to its liabilities, to Bank of Granite Corporation in the Merger. Sections 357(a), 361(a) and 361(c).

(11)	The basis of the assets of First Commerce in the hands of Bank of Granite Corporation will be the same, in each instance, as the basis of such assets in the hands of First Commerce immediately prior to the Merger. Section 362(b).

(12)	The holding period of the assets of First Commerce in the hands of Bank of Granite Corporation will include, in each instance, the period during which such assets were held by First Commerce immediately prior to the Merger. Section 1223(2).

(13)	For purposes of Section 381, Bank of Granite Corporation will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, Bank of Granite Corporation will succeed to and take into account the items of First Commerce described in Section 381(c). Section 381(a) and Treas. Reg. Section 1.381(a)-1.

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North Carolina Income Tax Consequences:

It is our opinion that the State of North Carolina for income tax purposes will treat the Merger in the same manner as treated by the Internal Revenue Service for federal income tax purposes. N.C. Gen. Stat. §§ 105-130.2, 105-130.3, 105-130.5, 105-134.1, 105-134.2, 105-134.5, 105-134.6, and 105-134.7.

In certain circumstances North Carolina may apply a more stringent test in determining the availability of certain net economic losses (equivalent to a net operating loss) subsequent to a merger. BellSouth Telecommunications, Inc. v. North Carolina Department of Revenue, 485 S.E.2d 333 (N.C. Ct. App. 1997), review denied 492 S.E.2d 18 (N.C. Sept. 4, 1997).

Scope of the Opinions

The opinions contained herein are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Merger Agreement. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.

Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions. RBH expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.

In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the General Statutes of North Carolina, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

The tax consequences described herein do not cover all aspects of United States federal income taxation that may be relevant to First Commerce shareholders in light of their particular circumstances or First Commerce shareholders subject to special treatment under United States federal income tax laws. In particular, the federal income tax consequences described herein do not apply to shareholders who hold their First Commerce Common Stock other than as a capital asset, who received their First Commerce Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold their First Commerce Common Stock as part of a “straddle” or “conversion transaction” for federal income tax purposes, or are foreign persons, tax-exempt organizations, insurance companies, financial institutions or securities dealers, or who hold their stock through a partnership or other pass-through entity. In addition, the opinions expressed herein do not apply to holders of options to acquire shares of First Commerce Common Stock.

In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set forth herein which we have assumed are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Merger Agreement or any of the factual statements or factual representations set forth herein, or becomes as of the Effective Time, inaccurate in any material respect.

Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or, except as expressly provided herein with respect to tax laws of the State of North Carolina, the consequences of the

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Merger under state, local or foreign law. These opinions are provided by RBH solely for the benefit and use of Bank of Granite Corporation and First Commerce. No other party or person is entitled to rely on the opinions.

Sincerely,

ROBINSON, BRADSHAW & HINSON, P.A.

Herman Spence III

HS/cg

Appendix D

Article 13 of the North Carolina Business Corporation Act

GENERAL STATUTES OF NORTH CAROLINA
CHAPTER 55. NORTH CAROLINA
BUSINESS CORPORATION ACT
ARTICLE 13. DISSENTERS’ RIGHTS

§ 55-13-01 Definitions

     In this Article:

     (1)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3)  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4)  “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided by G.S. 24-1.

     (5)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6)  “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7)  “Shareholder” means the record shareholder or the beneficial shareholder.

§ 55-13-02 Right to dissent

     (a)  In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it

(i)	alters or abolishes a preferential right of the shares;

(ii)	creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the shares to vote on any matter, or to cumulate votes;

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or

(vi)	changes the corporation into a nonprofit corporation or cooperative organization; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b)  A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c)  Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

          (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

               a. Cash;

               b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

               c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03 Dissent by nominees and beneficial owners

     (a)  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b)  A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

§§ 15-13-04 to 55-13-19 Reserved

§ 55-13-20 Notice of dissenters’ rights

     (a)  If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

     (b)  If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

     (c)  If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21 Notice of intent to demand payment

     (a)  If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b)  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22 Dissenters’ notice

     (a)  If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is authorized at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b)  The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

§ 55-13-23 Duty to demand payment

     (a)  A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b)  The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c)  A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

§ 55-13-24 Share restrictions

     (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25 Payment

     (a)  As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b)  The payment shall be accompanied by:

          (1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

§ 55-13-26 Failure to take action

     (a)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27 Reserved

§ 55-13-28 Procedure if shareholder dissatisfied with corporation’s payment or failure to perform

     (a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under G.S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b)  A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29 Reserved

§ 55-13-30 Court action

     (a)  If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b)  Reserved for future codification purposes.

     (c)  The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d)  The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31 Court costs and counsel fees

     (a)  The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 145(c) further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, thereof or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145(f) provides that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145(g) permits a corporation to purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     In addition, Section 145(e) provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145. Moreover, Section 145(j) provides that the indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto may eliminate or limit personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching the director’s duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock purchase or redemption that was illegal, or obtaining an improper personal benefit. No such provision may limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Bank of Granite Corporation’s certificate of incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, a director of Bank of Granite Corporation shall not be liable to Bank of Granite Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision by Bank of Granite Corporation’s stockholders will have only prospective effect and will not adversely affect any limitation on the personal liability of a director of Bank of Granite Corporation existing at the time of such repeal or modification. Bank of Granite Corporation’s restated certificate of incorporation, as amended, also provides for advancement of expenses to directors to defend lawsuits brought against them as directors of the company, with no obligation for any director to repay such expenses to the company unless it is ultimately determined by Bank of Granite Corporation that the director is not entitled to indemnification by the company.

     Bank of Granite Corporation’s bylaws provide that any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the company for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, to which any of them has been made a party by reason of a person being or having been a director, officer, or employee of Bank of Granite Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of Bank of Granite Corporation; provided, however, that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding that has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the company, or its board of directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The bylaws also state that this right of indemnification or reimbursement is not exclusive of other rights to which the indemnified party and his or her heirs, executors, or administrators may be entitled as a matter of law.

     In addition, the bylaws of Bank of Granite Corporation provide that it may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying its directors, officers, and other employees to the extent that such indemnification is allowed pursuant to the bylaws. This insurance may, but need not, be for the benefit of all directors, officers, or employees.

Item 21. Exhibits and Financial Statement Schedules.

     The following exhibits are filed herein or have been, as noted, previously filed:

EXHIBIT NO.	DESCRIPTION

2.1	Merger Agreement dated as of December 18, 2002 between Bank of Granite Corporation and First Commerce Corporation, as amended by Amendment to Merger Agreement dated as of January 22, 2003 (included as Appendix A to the Proxy Statement/Prospectus included as part of this Registration Statement)

3.1	Restated Certificate of Incorporation of Bank of Granite Corporation and Certificates of Amendment of Bank of Granite Corporation, filed with the Secretary of State of Delaware on April 27, 1990, April 13, 1992, May 16, 1996 and May 21, 1998

3.2	Bylaws of Bank of Granite Corporation

4.1	Form of stock certificate for Bank of Granite Corporation’s common stock

4.2	Articles 5, 6, 7, 10 and 13 of the Restated Certificate of Incorporation of Bank of Granite Corporation, as amended (included in Exhibit 3.1 hereto)

EXHIBIT NO.	DESCRIPTION

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A., regarding legality of common stock

8.1*	Opinion of Robinson, Bradshaw & Hinson, P.A., regarding federal income tax consequences of the merger

10.1	Bank of Granite Employee’s Profit Sharing Plan and Trust, filed as Exhibit 4.1 to Bank of Granite Corporation’s Registration Statement on Form S-8 (Registration Statement No. 333-102383) on January 7, 2003, is incorporated herein by reference

10.2	Bank of Granite Corporation 2001 Incentive Stock Option Plan, filed as Exhibit 4.1 to Bank of Granite Corporation’s Registration Statement on Form S-8 (Registration Statement No. 333-61640) on May 25, 2001, is incorporated herein by reference

10.3	Bank of Granite Corporation 1997 Incentive Stock Option Plan, filed as Exhibit 4.1 to Bank of Granite Corporation’s Registration Statement on Form S-8 (Registration Statement No. 333-29157) on June 13, 1997, is incorporated herein by reference

10.4	Bank of Granite Supplemental Executive Retirement Plan, filed as Exhibit 10.2 to Bank of Granite Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, is incorporated herein by reference

10.5	Employment and Noncompetition Agreement, dated June 1, 1999 between GLL & Associates, Inc. and Gary L. Lackey, filed as Exhibit 10.4 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000, is incorporated herein by reference

10.6	Executive Supplemental Retirement Plan Executive Agreement, dated November 15, 2001, between Bank of Granite and John A. Forlines, Jr., filed as Exhibit 10.6 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference

10.7	Executive Supplemental Retirement Plan Executive Agreement, dated November 15, 2001, between Bank of Granite and Charles M. Snipes, filed as Exhibit 10.7 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference

10.8	Executive Supplemental Retirement Plan Executive Agreement, dated November 15, 2001, between Bank of Granite and Kirby A. Tyndall, filed as Exhibit 10.8 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference

10.9	Change of Control Agreement, dated January 1, 2002, between Bank of Granite Corporation, Bank of Granite and John A. Forlines, Jr., filed as Exhibit 10.9 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference

10.10	Change of Control Agreement, dated January 1, 2002, between Bank of Granite Corporation, Bank of Granite and Charles M. Snipes, filed as Exhibit 10.10 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference

EXHIBIT NO.	DESCRIPTION

10.11	Change of Control Agreement, dated January 1, 2002, between Bank of Granite Corporation, Bank of Granite and Kirby A. Tyndall, filed as Exhibit 10.11 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated herein by reference

21.1	List of Subsidiaries of Bank of Granite Corporation, filed as Exhibit 21 to Bank of Granite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, is incorporated herein by reference

23.1*	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of McGladrey & Pullen LLP

23.4	Consent of Trident Securities, a division of McDonald Investments, Inc.

23.5	Consent of James Y. Preston to becoming a director of Bank of Granite Corporation

24.1	Power of Attorney of John N. Bray

24.2	Power of Attorney of Paul M. Fleetwood, III

24.3	Power of Attorney of Barbara F. Freiman

24.4	Power of Attorney of Hugh R. Gaither

24.5	Power of Attorney of Charles M. Snipes

24.6	Power of Attorney of Boyd C. Wilson, Jr., CPA

99.1	Form of Revocable Proxy of First Commerce Corporation shareholders

*	Filed herewith. The other Exhibits were filed with the initial registration statement on April 1, 2003.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable Form.

     (3)  That every prospectus (i) that is filed pursuant to Paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     (5)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Granite Falls, State of North Carolina, on May 16, 2003.

Bank of Granite Corporation (Registrant)

By: /s/ John A. Forlines, Jr. John A. Forlines, Jr. Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, on May 16, 2003.

/s/ John A. Forlines, Jr. John A. Forlines, Jr. Chairman of the Board and Chief Executive Officer

/s/ Kirby A. Tyndall Kirby A. Tyndall Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ John N. Bray* John N. Bray Director

/s/ Paul M. Fleetwood, III* Paul M. Fleetwood, III Director

/s/ Barbara F. Freiman* Barbara F. Freiman Director

/s/ Hugh R. Gaither* Hugh R. Gaither Director

/s/ Charles M. Snipes* Charles M. Snipes Director

/s/ Boyd C. Wilson, Jr., CPA* Boyd C. Wilson, Jr., CPA Director

* By: /s/ Kirby A. Tyndall Kirby A. Tyndall Chief Financial Officer